As filed with the Securities and Exchange Commission on December 9 , 2009
Registration No. 333- 162145

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

AMENDMENT NO. 2
ON FORM S-1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________
VirnetX Holding Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5615 Scotts Valley Drive, Suite 110 Scotts Valley, California 95066 (831) 438-8200	77-0390628 (I.R.S. Employer Identification Number)

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
_______________
Kendall Larsen
Chief Executive Officer
5615 Scotts Valley Drive, Suite 110
Scotts Valley, California 95066
(831) 438-8200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
_______________
Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462( d ) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Shares To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	10,427,888	$1.969(2)	$20,532,511.47(2)	$1,550.70(3)

(1)
The shares of common stock being registered hereunder include (i) 2,380,942 shares of common stock being registered for resale by certain stockholders of the Registrant, and (ii) (x) 3,246,959 shares of common stock issuable upon exercise of the Series I Warrants, (y) up to 2,419,045 shares of common stock issuable upon exercise of the Series II Warrants, and (z) 2,380,942 shares of common stock issuable upon exercise of the Series III Warrants, being registered for resale by certain warrant holders of the Registrant. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers such number of additional shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s common stock, as reported on the NYSE Amex on November 5, 2009.

(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

_______________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated December 9 , 2009.

PRELIMINARY PROSPECTUS

VIRNETX HOLDING CORPORATION

2,380,942 Shares of Common Stock and 8,046,946 Shares of Common Stock Issuable Upon Exercise of Warrants
________________

This prospectus relates to the resale from time to time by the selling security holders identified in this prospectus of (i) up to 2,380,942 shares of our common stock, (ii) up to 3,246,959 shares of our common stock issuable pursuant to the Series I Warrants, (iii) up to 2,419,045 shares of our common stock issuable pursuant to the Series II Warrants, and (iv) up to 2,380,942 shares of our common stock issuable pursuant to the Series III Warrants.

 The offered securities covered by this prospectus were originally issued in a private placement transaction that closed on September 11, 2009. The offered securities are being registered to permit the selling security holders to sell the offered securities from time to time.  The selling security holders may offer and sell their common stock described above in public or private transactions, or both.  See “Plan of Distribution” for a more complete description of the ways in which the securities may be sold.  We will not receive any of the proceeds from the sale of the securities by the selling security holders.  If the warrants are exercised by means of “cashless exercise”, we will not receive any additional proceeds.  We will receive proceeds from the exercise of the Series I and Series III Warrants, if the exercise price is paid in cash. The initial exercise price of the Series I Warrant is $3.93 per share.  The initial exercise price of the Series III Warrant is $2.52 per share.

Our common stock is listed on the NYSE Amex under the symbol “VHC.” On December 7 , 2009, the last reported sales price of our common stock as reported on the NYSE Amex was $ 3.90  per share.
________________

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 7 of this prospectus.
________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF COMMON STOCK OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
________________

The date of this prospectus is                      , 2009

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
SUMMARY	1
RISK FACTORS	7
DIVIDEND POLICY	20
SELECTED FINANCIAL DATA	20
SELECTED QUARTERLY FINANCIAL DATA	20
USE OF PROCEEDS	21
THE PRIVATE PLACEMENT TRANSACTION	21
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	30
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	30
BUSINESS	31
MANAGEMENT	40
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS	43
CORPORATE GOVERNANCE	52
SELLING SECURITY HOLDERS	59
PLAN OF DISTRIBUTION	63
DESCRIPTION OF SECURITIES	65
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	69
LEGAL PROCEEDINGS	71
LEGAL MATTERS	72
EXPERTS	72
WHERE YOU CAN FIND MORE INFORMATION	73
COMMISSION POSITION ON INDEMNIFICATION	73
PROVISION FOR INDEMNIFICATION	73
FINANCIAL STATEMENTS	F-1

i

ABOUT THIS PROSPECTUS

This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus is a part.  Before purchasing any common stock, you should carefully read this prospectus, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information” on page 73.  In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” in this prospectus starting on page 7 before you decide whether to purchase any common stock.  These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect the price of our common stock.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter, dealer or agent will make an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on this cover. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

VIRNETX HOLDING CORPORATION

SUMMARY

The following summary provides an overview of certain information about our company and the private placement transaction and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus. You should carefully read this entire prospectus before making a decision about whether to invest in our common stock.

This prospectus contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to our management. Except for the historical information contained herein, the outcome of the events described in these forward-looking statements is subject to risks and uncertainties. See “Risk Factors” for a discussion of these risks and uncertainties. The following discussion should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements included elsewhere in this prospectus. Actual results and the outcome or timing of certain events may differ significantly from those stated or implied by these forward-looking statements due to the factors listed under “Risk Factors,” and from time to time in our other filings with the Securities and Exchange Commission, or SEC. For this purpose, using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential,” “indicate,” “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those stated or implied by these forward-looking statements. By making forward-looking statements, we have not assumed any obligation to, and you should not expect us to, update or revise those statements because of new information, future events or otherwise.

As used herein, “we,” “us,” “our,” or the “Company” means VirnetX Holding Corporation and its wholly-owned subsidiaries, collectively, on a consolidated basis.

The Transaction

Background
We have filed this registration statement on Form S- 1 to register shares of our common stock and shares of our common stock underlying the Series I Warrants, the Series II Warrants and the Series III Warrants issued in a private placement transaction on September 11, 2009.

Securities Offered Pursuant to this Prospectus
2,380,942 shares of common stock and an aggregate of 8,046,946 shares of common stock underlying the warrants issued in the private placement transaction, comprised of:

- 3,246,959 shares of common stock underlying the Series I Warrants with an exercise price of $3.93 per share, of which (i) up to 627,923 shares of common stock are issuable pursuant to certain anti-dilution adjustment provisions in the Series I Warrants, and (ii) 238,094 shares of common stock are issuable pursuant to a warrant issued to Dawson James Securities, Inc., the placement agent in connection with the private placement transaction;

- 2,419,045 shares of common stock underlying the Series II Warrants exercisable on a cashless basis with an exercise price of $0.01 per share; and

- 2,380,942 shares of common stock underlying the Series III Warrants with an exercise price of $2.52 per share.

Transaction Proceeds
Assuming the cash exercise of the Series I and Series III Warrants, and including the cash proceeds received by us from the sale of common stock issued to the investors at the closing, we will receive gross proceeds of approximately $22,292,759 from this transaction.  We anticipate that all net proceeds obtained by us from the transaction will be used for our working capital purposes. See “Use of Proceeds” for further detail about how we intend to use the proceeds under varying conditions.

Any proceeds from the sale of the securities offered by this prospectus will be received by the selling security holders for their own account, and we will not receive any proceeds from the sale of any securities offered by this prospectus.

NYSE Amex symbol for our common stock	Our common stock is listed on the NYSE Amex under the symbol “VHC”.

The Company

We are developing and commercializing software and technology solutions for securing real-time communications over the Internet. Our patented GABRIEL Connection Technologytm combines industry standard encryption protocols with our patented techniques for automated domain name system, or DNS, lookup mechanisms, enabling users to create a secure communication link using secure domain names. We also intend to establish the exclusive secure domain name registry in the United States and other key markets around the world. Our software and technology solutions provide the security platform required by next-generation Internet-based applications such as instant messaging, or IM, voice over Internet protocol, or VoIP, mobile services, streaming video, file transfer and remote desktop. Our technology generates secure connections on a “zero-click” or “single-click” basis, significantly simplifying the deployment of secure real-time communication solutions by eliminating the need for end users to enter any encryption information.

We intend to license our patents and our GABRIEL Connection Technologytm to original equipment manufacturers, or OEMs, within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets. The leaders in these markets include Alcatel-Lucent, Avaya Inc., Cisco Systems, Inc., Juniper Networks, Inc., LM Ericsson Telephone Company, Motorola, Inc., NEC Corporation, Nokia Corporation, Nortel Networks Corporation, Samsung Electronics Co. Ltd. and Sony Ericsson Mobile Communications AB, among others. We also intend to license our patent portfolio, technology, and software, including our secure domain name registry service, to communication service providers as well as to system integrators. We believe that the market opportunity for our software and technology solutions is large and expanding. As part of our licensing strategy, in March 2008, we hired ipCapital Group, a leading advisor on licensing technology and intellectual property, to initiate discussions with several major potential licensees. Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value. We are currently in discussions with prospective customers in our target markets.

Our portfolio of intellectual property is the foundation of our business model. We currently have 11 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications. Our patent portfolio is primarily focused on securing real-time communications over the Internet, as well as related services such as the establishment and maintenance of a secure domain name registry. Our software and technology solutions also have additional applications in operating systems and network security. The core development team behind our patent portfolio, technology, and software has worked together for over ten years and is the same team that invented and developed this technology while working at Science Application International Corporation, or SAIC. SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. In 2006, we acquired this patent portfolio, which now serves as the foundation of our planned licensing and service offerings. We expect to derive the majority of our revenue from license fees and royalties associated with these patents. We also intend to continue our research and development efforts to further strengthen and expand our patent portfolio, and over time, we plan to leverage this portfolio to develop a product suite that can be sold to enterprise customers and developers.

Industry Overview

The Internet is increasingly evolving into a rich medium used by individuals and businesses to conduct commerce, share information and engage in real-time communications including email, text messaging, IM, and voice and video calls. This communications experience is richer and more complex than ever before. Session initiation protocol, or SIP, was developed to enable the convergence of voice and data networks and today is the predominant industry standard for establishing multimedia communications over the Internet such as voice, video, instant messaging, presence information and file transfer. SIP as well as other real-time collaboration-protocols such as XMPP, use DNS lookup as their primary means of connecting Internet devices but is an open architecture that remains inherently unsecure. As the workforce becomes increasingly dispersed, mobile features enabled by Internet protocol-based communications such as presence, unified messaging, find me/follow me, white-boarding and document sharing have become more commonplace. However, the development of the security infrastructure for these applications has lagged behind the adoption of next-generation networks, leaving them vulnerable to a multitude of threats including man-in-middle, eavesdropping, domain hijacking, distributed denial of service, or DDoS, spam over Internet telephony, or SPIT, and spam over instant messaging, or SPIM. These threats continue to highlight the need for securing these next-generation networks. We believe that accessing a diversity of services from a single device, anytime and anywhere, and the ability to access these same services from a range of devices, are emerging as key market requirements. The portions of the IP-telephony, mobility, fixed-mobile convergence and unified communications markets that could benefit from our software and technology solutions are forecasted to grow from approximately $59 billion in total revenues in 2006 to approximately $162 billion in total revenues by 2011, representing a compound annual growth rate, or CAGR, of approximately 23%. This growing trend represents a significant opportunity for VirnetX to license its patent portfolio, technology and software, and establish its secure domain name registry.

Our Solutions

Our software and technology solutions, including GABRIEL Connection Technologytm, our secure domain name registry, and our patents are designed to secure all types of real-time communications over the Internet. Our patented GABRIEL Connection Technologytm combines industry standard encryption protocols with our patented techniques for automated DNS lookup mechanisms, enabling users to create a secure communication link using secure domain names. Our technology can be built into network infrastructure, operating systems or silicon chips developed for a communication or computing device to secure real-time communications over the Internet between any number of devices. Our technology automatically encrypts data allowing organizations and individuals to establish communities of secure, registered users and transmit information between multiple devices, networks and operating systems. These secure network communities, which we call secure private domains, or SPDs, are designed to be fully-customizable and support rich content applications such as IM, VoIP, mobile services, streaming video, file transfer and remote desktop in a secure environment. Our approach is a unique and patented solution that provides the robust security platform required by these rich content applications and real-time communications over the Internet. The key benefits and features of our technology include the following:

•	Automatic and seamless to the user. After a one-time registration, users connect securely on a “zero-click” or “single-click” basis.

•	Secure data communications. Users create secure networks with people they trust and communicate over a secure channel.

•
Control of data at all times.  Users can secure and customize their unified communication and collaboration applications such as file sharing and remote desktop with policy-based access and secure presence information.

•	Authenticated users. Users know they are communicating with authenticated users with secure domain names.

•
Application-agnostic technology.  Our solution provides security at the IP layer of the network by using patented techniques for automated DNS lookup mechanisms to make connections between secure domain names, thereby obviating the need to provide application specific security.

Competitive Strengths

We believe the following competitive strengths will enable our success in the marketplace:

•
Unique patented technology.  We are focused on developing innovative technology for securing real-time communications over the Internet, and establishing the exclusive secure domain name registry in the United States and other key markets around the world. Our unique solutions combine industry standard encryption methods and communication protocols with our patented techniques for automated DNS lookup mechanisms. Our technology and patented approach enables users to create a secure communication link by generating secure domain names. We have a strong portfolio comprised of 11 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications. Our portfolio includes patents and pending patent applications in the United States and other key markets that support our secure domain name registry service for the Internet.

•
Scalable licensing business model.  Our intellectual property portfolio is the foundation of our business model. We are actively engaged in commercializing our intellectual property portfolio by pursuing licensing agreements with OEMs, service providers and system integrators within the IP-telephony, mobility, fixed-mobile convergence and unified communications end-markets. We have engaged ipCapital Group to accelerate our patent and technology licensing program with customers and to expand the depth of our intellectual property portfolio, and we are actively pursuing our first licensing agreements. We believe that our licensing business model is highly scalable and has the potential to generate strong margins once we achieve significant revenue growth.

•
Highly experienced research and development team.  Our research and development team is comprised of nationally recognized network security and encryption technology scientists and experts that have worked together as a team for over ten years and, collectively, have over 120 years of experience in the field. During their careers, this team has developed several cutting-edge technologies for U.S. national defense, intelligence and civilian agencies, many of which remain critical to our national security today. Prior to joining VirnetX, our team worked for SAIC during which time they invented the technology that is the foundation of our patent portfolio, technology, and software. Based on the collective knowledge and experience of our development team, we believe that we have one of the most experienced and sophisticated groups of security experts researching vulnerability and threats to real-time communication over the Internet and developing solutions to mitigate these problems.

Our Strategy

Our strategy is to become the market leader in securing real-time communications over the Internet and to establish our GABRIEL Communications Technologytm as the industry standard security platform. Key elements of our strategy are to:

•	Implement a patent and technology licensing program to commercialize our intellectual property, including our GABRIEL Connection Technologytm.

•
Establish VirnetX as the exclusive universal registry of secure domain names and to enable our customers to act as registrars for their users and broker secure communication between users on different registries.

•	Leverage our patent portfolio, technology and software to develop a suite of products that can be sold directly to end-user enterprises.

In furtherance of our strategy, in March 2008, we engaged ipCapital Group to help us support and grow our licensing business. The ipCapital Group is a leading advisor on licensing technology and intellectual property. Through our alliance with ipCapital Group, we are actively engaged in discussions with several potential customers in our target markets. ipCapital Group is led by John Cronin. Prior to founding ipCapital Group, Mr. Cronin was a distinguished inventor at IBM for 17 years where he patented 100 inventions, published over 150 technical papers, received IBM’s “Most Distinguished Inventor Award,” and was recognized as IBM’s “Top Inventor.” As a member of the senior technical staff and the prestigious IBM Academy, Mr. Cronin led an intellectual asset team that spearheaded efforts to produce and manage the development of intellectual property at IBM. Eventually known as “The IBM Patent Factory,” this select group supported the division that increased IBM’s annual licensing revenue from $30 million in 1992 to more than $1 billion in 1997 when Mr. Cronin left IBM. Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value.

Microsoft Litigation

We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007, by filing a complaint in the United States District Court of the Eastern District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications. On March 31, 2008, Microsoft filed a motion to dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008. Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff. On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator. Microsoft was ordered to provide further information regarding its non-infringement contentions and invalidity contentions in light of the amended infringement contentions. Microsoft was also ordered to provide additional e-mail discovery to us. A Markman hearing on claim construction was conducted on February 17, 2009.

On June 9, 2009, we entered into a fixed fee engagement with McKool Smith which confirmed McKool as our lead counsel in the litigation against Microsoft. McKool agreed to represent us in our litigation against Microsoft for a fixed fee of $3 million and a contingency fee of 8% of the litigation proceeds. In the event of a judgment or settlement below an agreed upon amount (designed to approximate the total legal fees associated with the matter), McKool’s fixed fee will be limited to the actual time spent by McKool, up to a maximum of $3 million, plus the contingency fee of 8% of the litigation proceeds. On June 26, 2009, we filed an unopposed motion with the court for an order granting an approximate ninety day continuance of the trial and to enter a new docket control in order to, among other things, allow our new lead counsel to complete the transition from the previous trial counsel as well as adequately prepare for all the upcoming submissions of the expert reports and the subsequent jury trial. This order was granted on June 30, 2009 and the new trial date has been set for March 8, 2010.  With our permission, McDermott Will & Emery filed a motion to withdraw as our counsel from this case, which was granted by the court on July 8, 2009.

On July 30, 2009, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in the Microsoft litigation and adopted certain interpretations that we believe are favorable to us on many of the claim terms that were in dispute in the litigation.  The trial in connection with the Microsoft litigation is scheduled to start on March 8, 2010.

Because we have determined that Microsoft’s alleged unauthorized use of our patents would cause us severe economic harm and the failure to cause Microsoft to discontinue its use of such patents could result in the termination of our business, we have dedicated a significant portion of our economic resources, to date, to the prosecution of the Microsoft litigation and expect to continue to do so for the foreseeable future.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, such judgment could be adverse to us.

In the near term, we will dedicate significant time and resources to the Microsoft litigation. The risks associated with such dedication of time and resources are set forth in the “Risk Factors” section of this prospectus.

Corporate Information

Our principal executive offices are located at 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, and our phone number is (831) 438-8200. We maintain a website at www.virnetx.com. Information contained on our website does not comprise a part of this prospectus.

In November 2006, we acquired certain patents from SAIC. In July 2007, we effected a reverse merger between PASW, Inc., a publicly traded company with limited operations, and VirnetX, which became our principal operating subsidiary. As a result of this merger, the former security holders of VirnetX came to own a majority of our outstanding common stock. On October 29, 2007, we changed our name from PASW, Inc. to VirnetX Holding Corporation.

VirnetXtm and GABRIEL Connection Technologytm are our trademarks in the United States. This prospectus includes product names, trade names and trademarks of other companies. All other product names, trade names and trademarks appearing in this prospectus are the property of their respective holders.

Summary Consolidated Financial Data

The summary consolidated financial data set forth below is derived from our financial statements   and notes thereto, and should be read in conjunction with, and is qualified in its   entirety by reference to, our consolidated financial statements and notes thereto and   the information contained under the caption “Management’s Discussion and Analysis of   Financial Condition and Results of Operations,” in each case appearing elsewhere in   this prospectus.

For accounting purposes, VirnetX Holding Corporation was a publicly-held shell company prior to the merger with VirnetX.

In light of the fact that VirnetX was deemed to be the acquiror in the reverse merger between PASW, Inc., and VirnetX, the historical financial information of VirnetX has been presented as the historical financial information of the Company throughout this prospectus.

Selected Statement of Operations Data

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenue:	$13,594	$107,955	$133,744	$74,866	$—
Total operating expenses:	9,971,285	9,253,611	12,355,332	8,725,210	1,407,675
Total other income (expenses), net:	4,832	142,454	149,408	(41,820)	6,336
Net loss:	$(9,952,859)	$(9,003,202)	$(12,072,180)	$(8,692,164)	$(1,401,339)

Selected Balance Sheet and Other Data

	As of September 30, 2009	As of December 31, 2008	As of December 31, 2007	As of December 31, 2006
Cash and cash equivalents:	$4,016,248	$457,155	$8,589,447	$139,997
Total assets:	4,298,250	978,982	9,279,166	195,123
Accounts payable and accrued expenses:	4,203,919	1,669,333	531,790	87,386
Total stockholders’ equity (deficit):	$(65,669)	$(894,351)	$8,495,376	$107,737

RISK FACTORS

You should carefully consider the following material risks in addition to the other information set forth in this prospectus before making any investment in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of these risk factors occurs, you could lose substantial value or your entire investment in our stock.

Risks Related To Existing and Future Litigation

We have commenced legal proceedings against Microsoft, and we expect such litigation to be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

On February 15, 2007, we initiated a lawsuit by filing a complaint against Microsoft in the United States District Court for the Eastern District of Texas, Tyler Division, pursuant to which we allege that Microsoft infringes two of our patents regarding the creation of virtual private networks (“VPNs”).  We seek damages and injunctive relief.  On April 5, 2007, we filed an amended complaint, pursuant to which we allege that Microsoft infringes a third patent.  On February 17, 2009, a Markman hearing on claim construction was conducted and on July 30, 2009, the court issued its Markman Order.  Although we believe that the court adopted certain interpretations in the Markman Order that are favorable to us, we cannot assure you that the litigation will result in an outcome that is favorable to our company or our stockholders.

In addition to pursuing the commercialization of our GABRIEL Connection Technologytm and our portfolio of intellectual property, given the scope and importance of the Microsoft litigation to us, we expect to allocate a majority of the proceeds we earn from the private placement transaction covered by this prospectus towards the fees and expenses associated with the Microsoft litigation.  Although we have entered into a fixed fee engagement with McKool Smith on June 9, 2009 to act as our lead counsel in connection with the Microsoft lawsuit, we anticipate that the legal proceedings against Microsoft may continue for several years and may require significant expenditures for legal fees and other expenses.   In addition, as the McKool Smith litigation team focuses on trial preparation immediately prior to the commencement of the trial in March 2010, we anticipate that our legal fees will increase with such active preparation.  Although we view the McKool Smith fixed fee arrangement as a positive arrangement and one that will help us manage our expenses in connection with the litigation, we anticipate that our legal fees and other expenses associated with this litigation will be material and will negatively impact our financial condition and results of operations.  Such impact may result in our inability to continue our business or to pursue other business initiatives not associated with the Microsoft litigation.

The time and effort required of our management to effectively pursue the Microsoft lawsuit may adversely affect our ability to operate our business, since time spent on matters related to the lawsuit will take away from the time spent on managing and operating our business.  Microsoft has counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable.  If Microsoft’s counterclaims are successful, they may preclude our ability to commercialize our initial products.

While we believe Microsoft infringes our patents, we can provide no assurance that we will be successful in our lawsuit.

We believe that Microsoft infringes on three of our patents, but obtaining and collecting a judgment against Microsoft may be difficult or impossible.  Patent litigation is inherently risky and the outcome is uncertain.  Microsoft is a large, well-financed company with substantially greater resources than us.  We believe that Microsoft will devote a substantial amount of resources in an attempt to prove that either their products do not infringe our patents or that our patents are not valid and are unenforceable.  At this time, we cannot predict the outcome of this litigation.

We are devoting a substantial amount of our financial and management resources to the Microsoft litigation, and if we are unsuccessful in this lawsuit, our financial condition may be adversely affected and we may not survive.

Currently, we are devoting substantial time, effort and financial resources to our lawsuit against Microsoft.  We are a development stage company with no finished product, and, although our business strategy is focused primarily on bringing patented products to market, our business strategy also depends greatly on obtaining a judgment in our favor from the courts and collecting such judgment before our financial resources are depleted.  In the event we are not awarded and do not subsequently obtain monetary and injunctive relief, we may not have enough financial resources to continue our operations.

The burdens of being a public company may adversely affect our ability to pursue the Microsoft litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse affect on management’s ability to effectively pursue the Microsoft litigation as well as our other business initiatives.  In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to Microsoft as well as any other future litigation opponents.  We may, from time to time, be required to disclose information that will have a material adverse affect on our litigation strategies.  This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

We may commence additional legal proceedings against third parties who we believe are infringing on our intellectual property rights, and if we are forced to litigate to defend our intellectual property rights, or to defend claims by third parties against us relating to intellectual property rights, legal fees and court injunctions could adversely affect our financial condition or end our business.

Disputes regarding the ownership of technologies and intellectual property rights are common and we may have intellectual property infringement claims against other parties in addition to our claims against Microsoft.  If we decide to commence actions against any additional parties, doing so may be expensive and time-consuming, which may adversely affect our financial condition and results of operations.  Moreover, there can be no assurance that we would be successful in these additional legal proceedings and the existence and outcome of any such litigation could harm our business.  In addition, commencing lawsuits may lead to potential counterclaims which may preclude our ability to develop and commercialize our initial products.

Risks Related to Our Business and Our Industry

We are a development stage company with virtually no revenues.

We are a development stage company with a very small amount of revenue and do not expect to generate additional revenues unless and until our patent portfolio, or part of it, is commercialized.  We may need to raise additional capital to fund our operations and our litigation against Microsoft and there can be no assurance that we will be successful in doing so on acceptable terms or at all.  Our inability to generate sufficient cash flow or raise other funds to meet our expenses, obligations and sustain our operations raises substantial doubt about our ability to continue as a going concern.

We anticipate incurring operating losses and negative cash flows for the foreseeable future resulting in uncertainty of future profitability and limitations on our operations.

We anticipate that we will incur operating losses and negative cash flows in the foreseeable future, and we will accumulate increasing deficits as we increase our expenditures for:

•	our lawsuit against Microsoft;

•	infrastructure;

•	sales and marketing;

•	research and development;

•	personnel; and

•	general business enhancements.

We need to significantly increase our revenue if we are to attain profitability and there is no assurance that we will be able to do so.  In the event that we are unable to achieve profitability or raise sufficient funding to cover our losses in the near term, we will be unable to meet our expenses and obligations as they come due, and this raises substantial doubts as to our ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our business plan for commercializing our patents and technology is new and unproven, and therefore we can provide no assurance that we will be successful in pursuing it.

We intend to develop products to provide a security platform for real-time communications; however, this is not a defined market.  We expect to depend on our intellectual property licensing fees for the majority of our revenues.  Our ability to generate licensing fees is highly dependent on mainstream market adoption of real-time communications based on SIP or using DNS lookup protocols as well as customer adoption of our GABRIEL Communication TechnologyTM and our secure domain name registry.  We cannot assure you that customers will adopt our products and services, or that we will succeed in building a profitable business based on our business plan.

We may or may not be able to capitalize on potential market opportunities related to our licensing strategy or our patent portfolio.

Our business strategy calls for us to enter into licensing relationships with the leading companies in our target market in order to reach a larger end-user base than we could reach through direct sales and marketing efforts.  We have engaged ipCapital Group to help develop our licensing strategy and to introduce us to five potential strategic licensees of our technology.  In connection with this engagement, we agreed to pay ipCapital Group 10% of the royalties of each resulting licensing arrangement, up to an aggregate maximum of $2 million per licensee, or $10 million in the aggregate.  There can be no assurance that we will be able to capitalize on the potential market opportunity.  Our inability to generate licensing revenues associated with the potential market opportunity could result from a number of factors, including, but not limited to:

•	our capital resources may be insufficient;

•	our management team may not have sufficient bandwidth to successfully capitalize on all of the opportunities identified by ipCapital Group;

•	we may not be successful in entering into licensing relationships with our targeted customers on commercially acceptable terms; and

•	the validity of our patents underlying the licensing opportunity is currently being challenged in our litigation against Microsoft.

Our business greatly depends on the growth of IM, VoIP, mobile services, streaming video, file transfer and remote desktop and other next-generation Internet-based applications.

We cannot assure you that next-generation Internet-based applications such as instant messaging (“IM”,) voice over Internet protocol (“VoIP”,) mobile services, streaming video, file transfer and remote desktop will continue to gain widespread market acceptance.  The Internet may ultimately prove not to be a viable commercial marketplace for such applications for a number of reasons, including:

•	unwillingness of consumers to shift to VoIP and use other such next-generation Internet-based applications;

•	refusal to purchase security products to secure information transmitted through such applications;

•	perception by the licensees of unsecure communication and data transfer;

•	lack of concern for privacy by licensees and users;

•	limitations on access and ease of use;

•	congestion leading to delayed or extended response times;

•	inadequate development of Internet infrastructure to keep pace with increased levels of use; and

•	increased government regulations.

If the market for IM, VoIP, mobile services, streaming video, file transfer and remote desktop does not grow as anticipated, our business would be adversely affected.

The success of our products that secure IM, VoIP, mobile services, streaming video, file transfer and remote desktop, among other real-time communications applications, depends on the growth in the number of users, which in turn depends on the Internet gaining more widespread acceptance as the basis for these real-time communications applications.  These real-time communications applications are still in early stages of market acceptance and we cannot assure you that they will continue to develop a broader audience.  For example, potential new users may view VoIP as unattractive relative to traditional telephone services for a number of reasons, including the need to purchase computer headsets or the perception that the price advantage for VoIP is insufficient to justify the perceived inconvenience.

While the use of IM and other next-generation Internet-based applications has grown rapidly in personal and professional use, there can be no assurance that users will pay to secure their use of such applications.

Many services such as Microsoft, Yahoo! and America Online offer IM free of charge.  However, security solutions for these services are not free, and OEMs may not want to adopt such security solutions if users of IM do not see the value and do not want to pay for such security solutions.  If personal and professional users of IM and other next-generation Internet-based solutions do not want to pay for the security solutions, we will have difficulty marketing and selling our products and technologies.

We expect that we will experience long and unpredictable sales cycles, which may impact our quarterly operating results.

We expect that our sales cycles will be long and unpredictable due to a number of uncertainties such as:

•	the need to educate potential customers about our patent rights and our product and service capabilities;

•	customers’ willingness to invest potentially substantial resources and modify their network infrastructures to take advantage of our products;

•	customers’ budgetary constraints;

•	the timing of customers’ budget cycles; and

•	delays caused by customers’ internal review processes.

We expect that we will be substantially dependent on a concentrated number of customers.  If we are unable to establish, maintain or replace our relationships with customers and develop a diversified customer base, our revenues may fluctuate and our growth may be limited.

We expect that for the foreseeable future, a significant portion of our revenues will be generated from a limited number of customers.  There can be no guarantee that we will be able to obtain such customers, or if we do so, to sustain our revenue levels from these customers.  If we cannot establish, maintain or replace the limited group of customers that we anticipate will generate a substantial majority of revenues, or if they do not generate revenues at the levels or at the times that we anticipate, our ability to maintain or grow our revenues will be adversely affected.

If we do not successfully develop our planned products and services in a cost-effective manner to customer demand in the rapidly evolving market for Internet and IP-based communications services, our business may fail.

The market for communications services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions.  We are currently focused on developing products to provide security solutions for real-time communications.  Our future success will depend, in part, on our ability to use new technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis.  We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards.  If we fail to use new technologies effectively, to develop our technical expertise and new services, or to enhance existing services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.

In addition, if we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers, strategic alliances and market share.  Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete.  The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services.  Our success will depend, in part, on our ability to:

•	design, develop, launch and/or license our planned products, services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of our planned products and services and other patented technology involves significant technological and business risks and requires substantial expenditures and lead time.  We may be unable to use new technologies effectively.  Updating our technology internally and licensing new technology from third-parties may also require us to incur significant additional expenditures.

If our products do not gain market acceptance, we may not be able to fund future operations.

A number of factors may affect the market acceptance of our planned products or any other products we develop or acquire, including, among others:

•	the price of our products relative to other products that seek to secure real-time communication;

•	the perception by users of the effectiveness of our products;

•	our ability to fund our sales and marketing efforts; and

•	the effectiveness of our sales and marketing efforts.

If our products do not gain market acceptance, we may not be able to fund future operations, including the development of new products and/or our sales and marketing efforts for our current products, which inability would have a material adverse effect on our business, financial condition and operating results.

Our products are highly technical and may contain undetected errors, which could cause harm to our reputation and adversely affect our business.

Our products are highly technical and complex and, when deployed, may contain errors or defects.  In addition, we rely on third parties for software development and technology services, and there may be errors in the development processes used by our third party counterparts that may adversely affect our end products.  Despite testing, some errors in our products may only be discovered after a product has been installed and used by customers.  Any errors or defects discovered in our products after commercial release could result in failure to achieve market acceptance, loss of revenue or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect our business, operating results and financial condition.  In addition, we could face claims for product liability, tort or breach of warranty, including claims relating to changes to our products made by our channel partners.  The performance of our products could have unforeseen or unknown adverse effects on the networks over which they are delivered as well as on third-party applications and services that utilize our services, which could result in legal claims against us, harming our business.  Furthermore, we expect to provide implementation, consulting and other technical services in connection with the implementation and ongoing maintenance of our products, which typically involves working with sophisticated software, computing and communications systems.  We expect that our contracts with customers will contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld.  Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our products.  In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business, operating results and financial condition could be adversely impacted.

Malfunctions of third-party communications infrastructure, hardware and software exposes us to a variety of risks we cannot control.

In addition, our business will also depend upon the capacity, reliability and security of the infrastructure owned by third parties that we will use to deploy our offerings.  We have no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment.  We depend on these companies to maintain the operational integrity of our connections.  If one or more of these companies is unable or unwilling to supply or expand its levels of service to us in the future, our operations could be severely interrupted.  Also, to the extent the number of users of networks utilizing our future products suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions.  System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users.  In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures.  These types of occurrences could cause users to perceive that our solution does not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

System failure or interruption or our failure to meet increasing demands on our systems could harm our business.

The success of our license and service offerings will depend on the uninterrupted operation of various systems, secure data centers and other computer and communication networks that we establish.  To the extent the number of users of networks utilizing our future products suddenly increases, the technology platform and hosting services which will be required to accommodate a higher volume of traffic may result in slower response times, service interruptions or delays or system failures.  Our systems and operations will also be vulnerable to damage or interruption from:

•	power loss, transmission cable cuts and other telecommunications failures;

•	damage or interruption caused by fire, earthquake, and other natural disasters;

•	computer viruses or software defects; and

•	physical or electronic break-ins, sabotage, intentional acts of vandalism, terrorist attacks and other events beyond our control.

System interruptions or failures and increases or delays in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users.  These types of occurrences could cause users to perceive that our solution does not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

Any significant problem with our systems or operations could result in lost revenue, customer dissatisfaction or lawsuits against us.  A failure in the operation of our secure domain name registration system could result in the inability of one or more registrars to register and maintain secure domain names for a period of time.  A failure in the operation or update of the master directory that we plan to maintain could result in deletion or discontinuation of assigned secure domain names for a period of time.  The inability of the registrar systems we establish, including our back office billing and collections infrastructure, and telecommunications systems to meet the demands of an increasing number of secure domain name requests could result in substantial degradation in our customer support service and our ability to process registration requests in a timely manner.

If we experience security breaches, we could be exposed to liability and our reputation and business could suffer.

We will retain certain confidential customer information in our secure data centers and secure domain name registry.  It will be critical to our business strategy that our facilities and infrastructure remain secure and are perceived by the marketplace to be secure.  Our secure domain name registry operations will also depend on our ability to maintain our computer and telecommunications equipment in effective working order and to reasonably protect our systems against interruption, and potentially depend on protection by other registrars in the shared registration system.  The secure domain name servers that we will operate will be critical hardware to our registry services operations.  Therefore, we expect to have to expend significant time and money to maintain or increase the security of our facilities and infrastructure.

Security technologies are constantly being tested by computer professionals, academics and “hackers.”  Advances in the techniques for attacking security solutions could make some or all of our products obsolete or unmarketable.  Likewise, if any of our products are found to have significant security vulnerabilities, then we may need to dedicate engineering and other resources to eliminate the vulnerabilities and to repair or replace products already sold or licensed to our customers.  Despite our security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers or similar disruptive problems.  It is possible that we may have to expend additional financial and other resources to address such problems.  Any physical or electronic break-in or other security breach or compromise of the information stored at our secure data centers and domain name registration systems may jeopardize the security of information stored on our premises or in the computer systems and networks of our customers.  In such an event, we could face significant liability and customers could be reluctant to use our services.  Such an occurrence could also result in adverse publicity and therefore adversely affect the market’s perception of the security of electronic commerce and communications over IP networks as well as of the security or reliability of our services.

We may incur significant expenses and damages because of liability claims.

An actual or perceived breach of our security solutions could result in a product liability claim against us.  A substantial product liability claim against us could harm our operating results and financial condition.  In addition, any actual or perceived breach of our security solution, whether or not caused by the failure of one of our products, could hurt our reputation and cause potential customers to turn to our competitors’ products.

Our ability to sell our solutions will be dependent on the quality of our technical support, and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.

If we do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that we may not be able achieve to the foregoing, our ability to sell our products would be adversely affected, and our reputation with potential customers could be harmed.  In addition, as we expand our operations internationally, our technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than English.  As a result, our failure to deliver and maintain high-quality technical support services to our customers could result in customers choosing to use our competitors’ products instead of ours in the future.

There has been increased competition for security solutions in the real-time communications industry, as more companies seek to provide products and services similar to our proposed products and services, and because larger and better-financed competitors may affect our ability to operate our business and achieve profitability, our business may fail.

We expect competition for our products and services to be intense.  We expect to compete directly against other companies offering similar security products and services that will compete directly with our proposed products and services.  We also expect that we will compete against established vendors within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets.  These companies may incorporate other competitive technologies into their product offerings, whether developed internally or by third parties.  For the foreseeable future, substantially all of our competitors are likely to be larger, better-financed companies that may develop products superior to our proposed products, which could create significant competitive advantages for those companies.  Our future success depends on our ability to compete effectively with our competitors.  As a result, we may have difficulty competing with larger, established competitor companies.  Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;

•	a larger customer base;

•	better name recognition; and

•	more expansive product offerings.

These competitors are likely to command a larger market share than us, which may enable them to establish a stronger competitive position, in part, through greater marketing opportunities.  Further, our competitors may be able to respond more quickly to new or emerging technologies and changes in user preferences and to devote greater resources to developing and operating networks of affinity websites.  These competitors may develop products or services that are comparable or superior.  If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

If we are not able to adequately protect our patented rights, our operations would be negatively impacted.

Our ability to compete largely depends on the superiority, uniqueness and value of our technology and intellectual property.  To protect our intellectual property rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions.  Further, we can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business.  Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities.  In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products.  Despite these efforts, any of the following may reduce the value of our intellectual property:

•	our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop.

In addition, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate.  While we have numerous pending international patents, obtaining such patents will not necessarily protect our technology or prevent our international competitors from developing similar products or technologies.  Our inability to adequately protect our patented rights would have a negative impact on our operations and revenues.

In addition, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving.  Because of the growth of the Internet and Internet related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology.  There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and we believe that there has been, and will likely continue to be, significant litigation in the industry regarding patent and other intellectual property rights.

If we fail to meet our obligations to SAIC, we may lose our rights to key technologies on which our business depends.

Our business depends on our rights to and under the patents we obtained from SAIC.  Our agreements with SAIC impose various obligations on us, including payment obligations and minimum royalties that we must pay to SAIC.  If SAIC believes that we have failed to meet these obligations, SAIC could seek to limit or reacquire the assigned patent rights, which could lead to costly and time-consuming litigation and, potentially, a loss of our rights in these patents.  During the period of any such litigation, our ability to carry out the development and commercialization of potential products could be significantly and negatively affected.  The loss or restriction of our rights in our patents would result in our inability to continue our business.

When we attempt to implement our secure domain name registry services business, we may be subject to government and industry regulation and oversight which may impede our ability to achieve our business strategy.

The U.S. government has historically controlled the authoritative domain name system (“DNS”) root server since the inception of the Internet.  On July 1, 1997, the President of the United States directed the U.S. Secretary of Commerce to privatize the management of the domain name system in a manner that increases competition and facilitates international participation in its management.

On September 29, 2006, the U.S. Department of Commerce extended its delegation of authority by entering into a new agreement with the Internet Corporation for Assigned Names and Numbers (“ICANN”) a California non-profit corporation headquartered in Marina Del Rey, California.  ICANN is responsible for managing the accreditation of registry providers and registrars that manage the assignment of top level domain names associated with the authoritative DNS root directory.  Although other DNS root directories are possible to create and manage privately without accreditation from ICANN, the possibility of conflicting name and number assignments makes it less likely that users would widely adopt a top level domain name associated with an alternative DNS root directory provided by a non-ICANN-accredited registry service.

On June 26, 2008, ICANN announced that it will be relaxing its prior position and will begin to issue generic top level domain names (“gTLDs”) more broadly than it had previously.  ICANN expects to begin to take applications for gTLDs in April or May of 2009 with an application fee of $100,000 or more per application.  ICANN expects the first of these customized gTLDs to be issued in the fourth quarter of 2009.

We are currently evaluating whether we will apply to become an ICANN-accredited registry provider with respect to one or more customized gTLDs, or create our own alternative DNS root directory to manage the assignment of non-standard secure domain names.  We have not yet begun discussions with ICANN and we cannot assure you that we will be successful in obtaining ICANN accreditation for our registry service on terms acceptable to us or at all.  Whether or not we obtain accreditation from ICANN, we will be subject to the ongoing risks arising out of the delegation of the U.S. government’s responsibilities for the domain name system to the U.S. Department of Commerce and ICANN and the evolving government regulatory environment with respect to domain name registry services.

The laws governing online secure communications are largely unsettled, and if we become subject to various government regulations, costs associated with those regulations may materially adversely affect our business.

The current regulatory environment for our services remains unclear.  We can give no assurance that our planned product offerings will be in compliance with local, state and/or U.S. federal laws or other laws.  Further, we can give no assurance that we will not unintentionally violate such laws or that such laws will not be modified, or that new laws will be enacted in the future which would cause us to be in violation of such laws.

VoIP services are not currently subject to all of the same regulations that apply to traditional telephony.  The U.S. Federal Communications Commission has imposed some traditional telephony requirements on VoIP such as disability access requirements and other obligations.  It is possible that federal and state legislatures may seek to impose increased fees and administrative burdens on VoIP, data and video providers.  Such regulations could result in substantial costs depending on the technical changes required to accommodate the requirements, and any increased costs could erode the pricing advantage over competing forms of communication and adversely affect consumer adoption of VoIP products generally.

The use of the Internet and private IP networks to provide voice, video and other forms of real-time, two-way communications services is a relatively recent development.  Although the provisioning of such services is currently permitted by U.S. law and is largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of voice communications services over the Internet or private IP networks.  More aggressive domestic or international regulation of the Internet in general, and Internet telephony providers and services specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services.

In addition to regulations addressing Internet telephony and broadband services, other regulatory issues relating to the Internet in general could affect our ability to provide our planned security solutions.  Congress has adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction.  In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally.

Telephone carriers have petitioned governmental agencies to enforce regulatory tariffs, which, if granted, would increase the cost of online communication, and such increase in cost may impede the growth of online communication and adversely affect our business.

The growing popularity and use of the Internet has burdened the existing telecommunications infrastructures, and many high traffic areas have begun to experience interruptions in service.  As a result, certain local telephone carriers have petitioned governmental agencies to enforce regulatory tariffs on IP telephony traffic that crosses over the traditional telephone networks.  If any of these petitions or the relief that they seek is granted, the costs of communicating online could increase substantially, potentially adversely affecting the growth in the use of online secure communications.  Any of these developments could have an adverse effect on our business.

The departure of Kendall Larsen, our Chief Executive Officer and President, and/or other key personnel could compromise our ability to execute our strategic plan and may result in additional severance costs to us.

Our success largely depends on the skills, experience and efforts of our key personnel, including Kendall Larsen, our Chief Executive Officer and President.  We have no employment agreements with any of our key executives that prevent them from leaving us at any time.  In addition, we do not maintain key person life insurance for any of our officers or key employees.  The loss of Mr. Larsen, or our failure to retain other key personnel, would jeopardize our ability to execute our strategic plan and materially harm our business.

We will need to recruit and retain additional qualified personnel to successfully grow our business.

Our future success will depend in part on our ability to attract and retain qualified operations, marketing and sales personnel as well as engineers.  Inability to attract and retain such personnel could adversely affect our business.  Competition for engineering, sales, marketing and executive personnel is intense, particularly in the technology and Internet sectors and in the regions where our facilities are located.  We can provide no assurance that we will attract or retain such personnel.

Growth of internal operations and business may strain our financial resources.

We intend to significantly expand the scope of our operating and financial systems in order to build our business.  Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	the need for continued development of the financial and information management systems;

•	the need to manage relationships with future licensees, resellers, distributors and strategic partners;

•	the need to hire and retain skilled management, technical and other personnel necessary to support and manage our business; and

•	the need to train and manage our employee base.

The addition of new infrastructure services, networks, vertical categories and affinity websites and the attention they demand, on top of the attention demanded by our pending litigation with Microsoft, may also strain our management resources.  We cannot give you any assurance that we will adequately address these risks and, if we do not, our ability to successfully expand our business could be adversely affected.

If we expand into international markets, our inexperience outside the United States would increase the risk that our international expansion efforts will not be successful, which would in turn limit our prospects for growth.

We may explore expanding our business to outside the United States.  Expansion into international markets requires significant management attention and financial resources.  In addition, we may face the following risks associated with any expansion outside the United States:

•	challenges caused by distance, language and cultural differences;

•	legal, legislative and regulatory restrictions;

•	currency exchange rate fluctuations;

•	economic instability;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•	potentially adverse tax consequences; and

•	other higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business prospects.

We will continue to incur significant costs as a result of being a public company.

As a public company, we will continue to incur significant legal, accounting and other expenses that VirnetX Inc. did not incur as a private company.  We expect the laws, rules and regulations governing public companies to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, and these costs could be material to us.

Failing to maintain the effectiveness of our internal control over financial reporting could cause the cost related to remediation to increase and could cause our stock price to decline.

In the future, our management may identify deficiencies regarding the design and effectiveness of our system of internal control over financial reporting that we engage in pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”) as part of our periodic reporting obligations.  Such deficiencies could include those arising from turnover of qualified personnel or arising as a result of acquisitions, which we may not be able to remediate in time to meet the continuing reporting deadlines imposed by Section 404 and the costs of which may harm our results of operations.  In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that our management can conclude on an ongoing basis that we have effective internal controls.  We also may not be able to retain an independent registered public accounting firm with sufficient resources to attest to and report on our internal controls in a timely manner.  Moreover, our registered public accounting firm may not agree with our management’s future assessments and may deem our controls ineffective if we are unable to remediate on a timely basis.  If in the future we are unable to assert that we maintain effective internal controls, our investors could lose confidence in the accuracy and completeness of our financial reports which could cause our stock price to decline.

Our ability to sell our solutions will be dependent on the quality of our technical support, and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.

If we do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that we may not be able achieve the foregoing, our ability to sell our products would be adversely affected, and our reputation with potential customers could be harmed.  In addition, as we expand our operations internationally, our technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than English.  As a result, our failure to deliver and maintain high-quality technical support services to our customers could result in customers choosing to use our competitors’ products instead of ours in the future.

Risks Related to Our Stock

The exercise of our outstanding warrants may result in a dilution of our current stockholders' voting power and an increase in the number of shares eligible for future resale in the public market which may negatively impact the market price of our stock.

The exercise of some or all of our outstanding warrants could significantly dilute the ownership interests of our existing stockholders. As of September 30, 2009, we had outstanding warrants to purchase an aggregate of 12,271,946 shares of common stock, including (i) the warrant to purchase 300,000 shares of common stock issued to the underwriter of our December 2007 issuance, (ii) the warrants to purchase 1,235,000 shares of common stock at an exercise price of $2.00 per share issued pursuant to our January 2009 offering, (iii) the warrants to purchase 1,235,000 shares of common stock at an exercise price of $3.00 per share issued pursuant to our January 2009 offering, (iv) the warrants to purchase 1,235,000 shares of common stock at an exercise price of $4.00 per share issued pursuant to our January 2009 offering, (v) the warrant to purchase 220,000 shares of common stock at an exercise price of $1.80 per share issued to the underwriter of our January 2009 offering, (vi) the warrants to purchase 3,246,959 shares of common stock underlying the Series I Warrants issued pursuant to the private placement transaction covered by this registration statement , (vii) the warrants to purchase up to 2,419,045 shares of common stock underlying the Series II Warrants issued pursuant to the private placement transaction covered by this registration statement , and (viii) the warrants to purchase up to 2,380,942 shares of common stock underlying the Series III Warrants issued pursuant to the private placement transaction covered by this registration statement.   To the extent warrants are exercised, additional shares of common stock will be issued, and such issuance will dilute existing stockholders and increase the number of shares eligible for resale in the public market.  Please see the section in this prospectus entitled “Description of Warrants Issued in the Private Placement Transaction” for a tabular discussion of the theoretical impact of the warrants issued in this private placement transaction and the effects of the issuance of shares underlying such warrants on existing stockholders’ economic and percentage ownership.  Additionally, the issuance of up to 3,167,890 shares of common stock issuable upon exercise of vested stock options and other awards outstanding as of September 30, 2009 pursuant to our incentive plan will further dilute our existing stockholders’ voting interest.

In addition to the dilutive effects described above, the exercise of those securities would lead to a potential increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders.  Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock.  Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.  We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares.  The holders of any debt securities or instruments we may issue would have rights superior to the rights of our common stockholders.

Trading in our common stock is limited and the price of our common stock may be subject to substantial volatility, particularly in light of the instability in the financial and capital markets, and we may be unable to maintain the standards for the continued listing of our common stock on the NYSE Amex.

Our common stock is listed on NYSE Amex but its daily trading volume has been limited, sporadic and volatile. Over the past year, the market price of our common stock has experienced significant fluctuations.  Between June 30, 2008 and September 30, 2009, the reported last sale price for our common stock has ranged from $4.65 to $1.06 per share.  With such volatility, there can be no assurance that we will remain qualified to be listed on NYSE Amex.

In April 2009, we received a letter from the NYSE Amex stating that, based on the NYSE Amex’s review of publicly available information, we were considered to be below the NYSE Amex’s continued listing standards.  After submitting a plan of compliance to the NYSE Amex and additional evaluation by the Exchange, we were informed in October 2009 that we had resolved the continued listing deficiencies.  We cannot assure you that we will not receive additional deficiency letters in the future, or that we will continue to satisfy the continued listing standards in order to remain listed on the Exchange.

If our securities were delisted from trading on NYSE Amex and we are unable to list our securities on another securities exchange, our securities may be able to be listed on the OTC Bulletin Board or the “Pink Sheets,” which may adversely affect the liquidity and price of our common stock.  In addition, we expect the price of our common stock to continue to be volatile as a result of a number of factors, including, but not limited to, the following:

•	developments in our litigation against Microsoft;

•	large purchases or sales of common stock;

•	actual or anticipated announcements of new products or services by us or our competitors;

•	general conditions in the markets in which we compete; and

•	general economic and financial conditions.

Because ownership of our common shares is concentrated, you and other investors will have minimal influence on stockholder decisions.

As of September 30, 2009, our executive officers and directors beneficially owned an aggregate of 10,777,792 shares, or approximately 27% of our then-outstanding common stock. In addition, a group of stockholders that, as of December 31, 2007, held 4,766,666 shares, or approximately 12% of our outstanding common stock, have entered into a voting agreement with us that requires them to vote all of their shares of our voting stock in favor of the director nominees approved by our Board of Directors at each director election going forward, and in a manner that is proportional to the votes cast by all other voting shares as to any other matters submitted to the stockholders for a vote. As a result, our existing officers and directors could significantly influence stockholder actions of which you disapprove or that are contrary to your interests. This ability to exercise significant influence could prevent or significantly delay another company from acquiring or merging with us.

Our protective provisions could make it difficult for a third party to successfully acquire us even if you would like to sell your shares to them.

We have a number of protective provisions that could delay, discourage or prevent a third party from acquiring control of us without the approval of our Board of Directors.  Our protective provisions include:

•
A staggered Board of Directors:  This means that only one or two directors (since we have a five-person Board of Directors) will be up for election at any given annual meeting.  This has the effect of delaying the ability of stockholders to effect a change in control of us since it would take two annual meetings to effectively replace at least three directors which represents a majority of the Board of Directors.

•
Blank check preferred stock:  Our Board of Directors has the authority to establish the rights, preferences and privileges of our 10,000,000 authorized, but unissued, shares of preferred stock.  Therefore, this stock may be issued at the discretion of our Board of Directors with preferences over your shares of our common stock in a manner that is materially dilutive to existing stockholders.  In addition, blank check preferred stock can be used to create a “poison pill” which is designed to deter a hostile bidder from buying a controlling interest in our stock without the approval of our Board of Directors.  We have not adopted such a “poison pill;” but our Board of Directors has the ability to do so in the future, very rapidly and without stockholder approval.

•
Advance notice requirements for director nominations and for new business to be brought up at stockholder meetings:  Stockholders wishing to submit director nominations or raise matters to a vote of the stockholders must provide notice to us within very specific date windows and in very specific form in order to have the matter voted on at a stockholder meeting.  This has the effect of giving our Board of Directors and management more time to react to stockholder proposals generally and could also have the effect of disregarding a stockholder proposal or deferring it to a subsequent meeting to the extent such proposal is not raised properly.

•
No stockholder actions by written consent:  No stockholder or group of stockholders may take actions rapidly and without prior notice to our Board of Directors and management or to the minority stockholders.  Along with the advance notice requirements described above, this provision also gives our Board of Directors and management more time to react to proposed stockholder actions.

•
Super majority requirement for stockholder amendments to the Bylaws:  Stockholder proposals to alter or amend our Bylaws or to adopt new Bylaws can only be approved by the affirmative vote of at least 66 2/3% of the outstanding shares.

•
Elimination of the ability of stockholders to call a special meeting of the stockholders:  Only the Board of Directors or management can call special meetings of the stockholders.  This could mean that stockholders, even those who represent a significant block of our shares, may need to wait for the annual meeting before nominating directors or raising other business proposals to be voted on by the stockholders.

Securities analysts may not cover our common stock and this may have a negative impact on our common stock’s market price.

The trading market for our common stock may depend on the research and reports that securities analysts publish about us or our business.  We do not have any control over these analysts.  There is no guarantee that securities analysts will cover our common stock.  If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price.  If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline.  If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose or fail to gain visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our business is subject to risks associated with the ongoing financial crisis and weakening global economy.

The recent severe tightening of the credit markets, turmoil in the financial markets, and weakening global economy impacts our ability to raise needed capital and enter into customer agreements.  These slowdowns are expected to worsen if these economic conditions are prolonged or deteriorate further.  Further, these conditions and uncertainty about future economic conditions make it challenging for us to forecast our operating results, make business decisions, and identify the risks that may affect our business, financial condition and results of operations.  If we are not able to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition, and results of operations may be significantly negatively affected.

We have no current intention of declaring or paying any cash dividends on our common stock.

We do not plan to declare or pay any cash dividends on our common stock.  Our current policy is to use all funds and any earnings in the operation and expansion of our business.

DIVIDEND POLICY

We have not in the past paid, and do not expect for the foreseeable future to pay, dividends on our common stock. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital and other general corporate purposes. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data set forth below in conjunction with our consolidated financial statements, the notes to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.  Our historical results are not necessarily indicative of results to be expected for future periods.

	For the Nine Months ended September 30, 2009	For the Nine Months ended September 30, 2008	For the year ended December 31, 2008	For the year ended December 31, 2007	For the year ended December 31, 2006	Period From August 5, 2005 (Date of Inception) to December 31, 2005
	(amounts in thousands except per share)
Consolidated Statement of Operations Data:
Revenue	$13,594	$107,955	$133,744	$74,866	$0	$0
Operating expenses	9,971,285	9,253,611	12,355,332	8,725,210	1,407,675	882,478
Net loss	(9,952,859)	(9,003,202)	(12,072,180)	(8,692,164)	(1,401,339)	(882,478)
Loss per share	$(.27)	$(.26)	$(.35)	$(.36)	(.08)	$(.06)
Consolidated Balance Sheet Data
Cash and cash equivalents	$4,016,248	$2,260,170	$457,155	$8,589,447	$139,997	$86,552
Total assets	4,298,250	3,079,152	978,982	9,279,166	195,123	147,722
Long-term obligation	120,000	160,000	160,000	204,000	0	0
Stockholders ’ equity (deficit)	$(65,669)	$1,407,740	$(894,351)	$8,495,376	$107,737	$(82,278)

SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

The following table provides a summary of selected financial results of operations by quarter for the years ended December 31, 2009, 2008, and 2007 and the quarters ended March 31, June 30, and September 30, as follows:

	First	Second	Third	Fourth
	(amounts in thousands except per share)
2009
Revenue	$3	$7	$3	N/A
Loss from operations	(3,405)	(3,928)	(2,624)	N/A
Net loss	(3,403)	(3,927)	(2,623)	N/A
Net loss per common share	$(0.09)	$(0.11)	$(0.07)	N/A
2008
Revenue	$33	$51	$24	$26
Loss from operations	(3,102)	(3,096)	(2,947)	(3,077)
Net loss	(3,032)	(3,049)	(2,923)	(3,068)
Net loss per common share	$(0.09)	$(0.09)	$(0.08)	$(0.08)
2007
Revenue	$0	$0	$47	$28
Loss from operations	(766)	(1,233)	(2,589)	(4,137)
Net loss	(781)	(1,231)	(2,566)	(4,114)
Net loss per common share	$(0.04)	$(0.07)	$(0.08)	$(0.15)

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling security holders. We will not receive any of the proceeds from the sale of these shares. However, if a selling security holder exercises a Series I or a Series III warrant in order to obtain underlying shares of common stock to sell, we would receive cash proceeds if the exercise price is paid in cash.  Assuming that all Series I and Series III warrants were exercised in cash, and including the proceeds received by us at the closing of the private placement transaction, the net proceeds we will receive from the transaction will be approximately $ 21,092 ,759. We will not receive any proceeds from the cashless exercise of the Series II Warrants.

We anticipate that all net proceeds obtained from this private placement transaction will be used to fund our working capital purposes.  Given our relatively low overhead structure and the importance of a successful result of the Microsoft litigation to us, we anticipate that the majority of the proceeds we raise in this private placement transaction will be allocated to fund the fees and expenses associated with our Microsoft litigation.

  If we only receive proceeds from the sale of common stock issued in September 2009, we anticipate that the net proceeds from the transaction will be allocated approximately 48% to the Microsoft litigation, 11% to research and development (which includes proceeds spent towards the commercialization of our patented GABRIEL Connection Technology™ and our intellectual property portfolio, and towards the establishment of the exclusive secure domain name registry in the United States and other international key markets ), 22% to general professional fees, including the marketing of our products, and 19% towards general working capital purposes.

As was disclosed in a Current Report on Form 8-K dated June 11, 2009 filed by us with the SEC, we entered into an engagement letter (the “Engagement Letter”) with McKool Smith (“McKool”) confirming McKool as our lead counsel in the Microsoft litigation.  McKool has agreed to represent us for a fixed fee of $3 million and a contingency fee of 8% of the litigation proceeds. In the event of a judgment or settlement below an agreed upon amount (designed to approximate the total legal fees associated with the matter), McKool’s fixed fee will be limited to the actual time spent by McKool, up to a maximum of $3 million, plus the contingency fee of 8% of the litigation proceeds. McKool’s out-of-pocket expenses are not capped pursuant to the Engagement Letter but are estimated to be approximately $1 million.

Given this fixed fee arrangement, assuming all Series I and Series III Warrants are exercised in cash and we receive net proceeds totaling approximately $21,092,759, we anticipate that the allocation of the net proceeds from this transaction will adjust such that we will only spend approximately 21% towards fees associated with the Microsoft litigation, 18% towards research and development expenses, 15% to general professional fees, and 46% towards general working capital purposes.

As is disclosed in the Liquidity and Capital Resources section of this prospectus, and has been disclosed in our previous filings with the SEC, we anticipate that our existing cash and cash equivalents, which include the proceeds we raised from the initial sale of shares of our common stock in connection with this transaction, are not currently sufficient to fund our operations through April 2010.  We anticipate that, as we get closer to the start of the trial portion of the litigation in March 2010, our legal fees will accordingly increase.  Although the fixed fee arrangement entered into with McKool will assist us in managing our expenses and reducing the portion of our expenses spent towards litigation, should we not raise the total anticipated net proceeds in this transaction, and we are not therefore able to allocate such proceeds to the Microsoft litigation, our intellectual property offerings, and other general working capital purposes as discussed above , we may need to raise additional funds through, but not limited to, public or private offerings, third-party debt facilities, or strategic partnerships.  See the section in this Prospectus entitled “Risk Factors:  We may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing capital stock that would dilute your ownership.” for additional disclosure regarding the potential dilutive impact that such additional raises would have on our existing stockholders.

The foregoing represents our best estimate of the allocations of the proceeds of this transaction based on our present plans and business conditions. The amounts and timing of expenditures for each purpose described above may vary significantly depending on numerous factors, including, without limitation, the progress of the Microsoft litigation and the progress of our research and development activities. There can be no assurances that unforeseen events or changes in business conditions will not result in the application of proceeds of this transaction in a manner other than is described in this prospectus. Any such reallocation of the net proceeds from the transaction would be substantially limited to the categories set forth above.

THE PRIVATE PLACEMENT TRANSACTION

On September 11, 2009, we completed a private placement transaction in which we issued (i) 2,380,942 shares of our common stock, (ii) Series I Warrants to purchase 3,246,959 shares of common stock, of which up to 627,923 shares of common stock are issuable pursuant to certain anti-dilution adjustment provisions in the Series I Warrants, (iii) Series II Warrants to purchase up to 2,419,045 shares of common stock, and (iv) Series III Warrants to purchase 2,380,942 shares of common stock.  The private placement transaction resulted in aggregate gross proceeds of approximately $6,000,000 paid to us at closing.  The terms of the transaction required that we agree to register for public resale the shares of common stock being offered pursuant to this prospectus.

Dawson James Securities, Inc. (“Dawson James”) acted as placement agent in connection with the private placement of the common stock and warrants.  As compensation for providing such services, Dawson James received a cash fee of $600,000 and a Series I Warrant to purchase 238,094 shares of the Company’s common stock.  In the event the Series III Warrants are exercised in full, Dawson James will be entitled to another $600,000 as a cash fee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company Overview

We are a development stage company focused on commercializing a patent portfolio for securing real-time communications over the Internet.  These patents were acquired by our principal operating subsidiary, VirnetX Inc., from Science Applications International Corporation (“SAIC”) ,   SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health.

Our common stock trades under the ticker symbol “VHC” on the NYSE Amex.  Our principal business activities to date are our efforts to commercialize our patent portfolio.  We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain Internet-based communications by a wholly-owned Japanese subsidiary of ours pursuant to the terms of a single license agreement.  The revenue generated by this agreement is not significant.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date.  Because we have limited capital resources, our revenues are insignificant and our expenses, including but not limited to those we expect to incur in our patent infringement case against Microsoft, are substantial, we may be unable to successfully complete our business plans, our business may fail and your investment in our securities may become worthless.  See “Risk Factors” for additional information.

We are in the development stage and consequently we are subject to the risks associated with development stage companies including: the need for additional financings; the uncertainty that our patent and technology licensing program development efforts will produce revenue bearing licenses for us; the uncertainty that our development initiatives will produce successful commercial products as well as the marketing and customer acceptance of such products; competition from larger organizations; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, we will require additional capital to continue research and development and marketing efforts.  No assurance can be given as to the timing or ultimate success of obtaining future funding.

Recent Developments

On January 30, 2009, we closed an underwritten public offering of 2,470,000 shares of our common stock at $1.50 per share. As further described in the prospectus for the offering filed on EDGAR, for each share purchased in the offering, an investor received registered warrants to purchase 0.5 shares of our common stock at $2.00 per share, 0.5 shares of our common stock at $3.00 per share and 0.5 shares of our common stock at $4.00 per share.

On February 10, 2009, VirnetX Inc., our wholly-owned subsidiary, was awarded U.S. patent number 7,490,151 by the United States Patent and Trademark Office. The new patent, titled “Establishment of a secure communication link based on a domain name service (DNS) request” describes a secure mechanism for communication over the Internet. In conjunction with the issuance of this patent, we will seek to commercialize these exclusive rights in the United States by establishing the secure domain name registry service for the Internet. Additional information about the patent can be found at the Internet website www.uspto.gov.

On March 13, 2009, the common stock warrants issued in connection with our public offering that closed on January 30, 2009 were approved for listing on the OTC Bulletin Board under the symbols VHCOW, VHCOZ and VHCOL.

On June 9, 2009, we entered into an engagement letter with McKool Smith, confirming McKool as our lead counsel in our ongoing patent infringement litigation against Microsoft Corporation. McKool has agreed to represent us in the Microsoft Litigation for a fixed fee of $3 million and a contingency fee of 8% of the litigation proceeds. In the event of a judgment or settlement below an agreed upon amount (designed to approximate the total legal fees associated with the matter), McKool’s fixed fee will be limited to the actual time spent by McKool, up to a maximum of $3 million, plus the contingency fee of 8% of the litigation proceeds. McKool’s out-of-pocket expenses are not capped pursuant to the engagement letter but are estimated to be approximately $1 million.  Subsequently, with our permission, McDermott Will & Emery filed a motion to withdraw as our counsel from this case, which was granted by the court on July 8, 2009.  A copy of the engagement letter with McKool is attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.    We have submitted a request for confidential treatment for certain portions of the engagement letter.  Those portions have been redacted and have been provided separately to the Securities and Exchange Commission.

On June 26, 2009, we filed an unopposed motion with the United States District Court for the Eastern District of Texas for an order granting an approximate ninety day continuance of the trial and to enter a new docket control order in the ongoing patent infringement litigation with Microsoft Corporation. The continuance and an amended calendar of events will enable the McKool team to complete the transition from the previous trial counsel as well as adequately prepare for all the upcoming submissions of the expert reports and the subsequent jury trial.  This order was granted on June 30, 2009 and the new trial date has been set for March 8, 2010.

On July 19, 2009, the NYSE Amex LLC (the “Exchange”) notified us that it had accepted our previously submitted plan of compliance and, pursuant to the plan, had granted us an extension to regain compliance with the Exchange’s continued listing standards.  In addition to approving the plan, the Exchange determined that we are not currently subject to the stockholders’ equity requirements, given our compliance with certain alternative listing standards relating, among other things, to our current market capitalization.  Nonetheless, the Exchange continues to believe that it would be necessary and appropriate for us to take certain actions to strengthen our financial condition. As a result, the Exchange granted us an extension until October 30, 2009 to regain compliance with the financial condition continued listing standard.

On July 30, 2009, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in the Microsoft litigation in connection with the Markman hearing on claim construction that was held on February 19, 2009, and adopted certain interpretations that we believe are favorable to us on many of the claim terms that were in dispute in the litigation.

On October 9, 2009, we received a letter from the Exchange stating that, based upon a review of publicly available information, we have now resolved the continued listing deficiencies referenced in the Exchange’s letter dated April 30, 2009.  The Exchange noted that our continued listing eligibility will continue to be assessed on an ongoing basis.  We are now subject to the provisions of Section 1009(h) of the Exchange’s Company Guide that states that if we, within 12 months of October 30, 2009, are again determined to be below the continued listing standards, the Exchange staff may take appropriate action, which, depending upon the circumstances, may include providing us with an opportunity to submit a plan to the Exchange advising the Exchange of action we have taken, or will take, that would bring us into compliance with the continued listing standards, or the Exchange may immediately initiate delisting proceedings.  Failure to maintain compliance with the continued listing standards over the 12 months beginning October 30, 2009 could result in our common stock being delisted from the Exchange.

In September 2009, we closed a private placement of 2,380,942 shares of our common stock at a purchase price of $3.17 per share.  In addition to shares of common stock, we also issued (i) Series I warrants to purchase an additional 3,246,959 shares of our common stock with an exercise price of $3.93 per share (subject to adjustment and including (x) 627,923 shares of our common stock issuable pursuant to the anti-dilution protections in the Series I Warrants, and (y) 238,094 shares of our common stock issuable to the placement agent of the September 2009 transaction), (ii) Series II warrants to purchase up to an additional 2,419,045 shares of our common stock, subject to adjustment, on an automatic cashless exercise basis with an exercise price of $0.01 per share and (iii) Series III warrants to purchase approximately an additional 2,380,942 shares of common stock with an exercise price of $2.52 per share.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  The critical accounting policies we employ in the preparation of our consolidated financial statements are those which involve impairment of long-lived assets, income taxes, fair value of financial instruments and stock-based compensation.

Impairment of Long-Lived Assets

We identify and record impairment losses on long-lived assets used in operations when events and changes in circumstances indicate that the carrying amount of an asset might not be recoverable, but not less than annually. Recoverability is measured by comparison of the anticipated future net undiscounted cash flows to the related assets’ carrying value.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

Income Taxes

We account for income taxes under the liability method.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Fair Value of Financial Instruments

Carrying amounts of our financial instruments, including cash and cash equivalents, accounts payable, and accrued liabilities, approximate their fair values due to their short maturities.

Stock-Based Compensation

We account for share-based compensation in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), “ Share-Based Payment ,” or SFAS 123(R), which requires the measurement and recognition of compensation expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values.  Using the modified retrospective transition method of adopting SFAS 123(R), the financial statements presented herein reflect compensation expense for stock-based awards as if the provisions of SFAS 123(R) had been applied from the date of our inception.

In addition, as required by Emerging Issues Task Force Consensus No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, we record stock and options granted to non-employees at fair value of the consideration received or the fair value of the equity investments issued as they vest over the performance period.

Recent Accounting Pronouncements

A recent pronouncement by the Financial Accounting Standards Board (FASB) defines fair value, establishes a framework for measuring fair value in accordance with Generally Accepted Accounting Principles (GAAP), and expands disclosures about fair value measurements. The provisions of this pronouncement were adopted on a prospective basis for financial instruments in the first quarter of fiscal 2009 and had no impact upon the Company’s consolidated financial statements. Those provisions relate to financial assets and liabilities carried at fair value and fair value disclosures related to financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The provisions of the pronouncement for nonfinancial assets and nonfinancial liabilities become effective for the Company in the first quarter of fiscal 2010 and are expected to have no impact upon the Company’s condensed consolidated financial statements.

A recent FASB pronouncement establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The pronouncement becomes effective for the Company in the first quarter of fiscal 2010. The impact that the pronouncement will have on future condensed consolidated financial statements will vary with each future acquisition.

In March 2008, the FASB issued SFAS No. 161, “ Disclosures about Derivative Instruments and Hedging Activities ”, an amendment of FASB Statement No. 133, or SFAS No. 161.  SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  We have not determined the impact, if any SFAS No. 161 will have on our consolidated financial statements.

In December 2007, the FASB ratified EITF No. 07-1, “ Accounting for Collaborative Agreements .”  This standard provides guidance regarding financial statement presentation and disclosure of collaborative agreements, as defined, which includes arrangements regarding the developing and commercialization of products and product candidates.  EITF 07-01 is effective as of January 1, 2009.  Implementation of this standard is not expected to have a material impact on our consolidated statements of operations or financial position.

In June 2007, the FASB ratified EITF 07-3, “ Accounting for Nonrefundable Advance Payments for Goods or Services to be used in Future Research and Development Activities .”  This standard requires that nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities pursuant to executory contractual arrangements be deferred and recognized as an expense in the period the related goods are delivered or services are performed.  EITF No. 07-3 became effective as of January 1, 2008 and it did not have a material impact on our consolidated statements of operations or financial position upon adoption.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, or SFAS No. 157, “ Fair Value Measurements .”  SFAS No. 157 provides guidance for using fair value to measure assets and liabilities.  It also responds to investors’ request for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair valued measurements on earnings.  SFAS No. 157 applies whenever standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted, except for the impact of FASB Staff Position, or FSP, 157-2.  FSP 157-2 deferred the adoption of SFAS 157 for non financial assets and liabilities until years ended after November 15, 2008. Adoption of these SFAS No. 157 requirements did not have a material impact on our consolidated statement of operations or financial position.

In April 2009, the FASB issued a pronouncement to address application issues raised on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This pronouncement is effective immediately, and its effect will vary with each future acquisition.

In May 2009, the FASB issued a pronouncement that requires companies to recognize in the financial statements the effects of subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. The pronouncement became effective for the Company in the second quarter of fiscal 2009 and had no impact on the Company’s condensed consolidated financial statements.  The Company has evaluated subsequent events through November 9, 2009, which is the date the condensed consolidated financial statements were issued.

In June 2009, the FASB released a Codification, which establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with GAAP. This Codification explicitly recognizes rules and interpretive releases of the SEC under federal securities laws as authoritative GAAP for SEC registrants. The Codification became effective September 15, 2009, and did not have an impact upon the Company’s condensed consolidated financial statements.

Three and Nine months ended September 30, 2009
Compared with Three and Nine months ended September 30, 2008

Results of Operations

Revenue — Royalties

Revenue generated decreased by $20,672 for the three months ended September 30, 2009 from $23,905 for the three months ended September 30, 2008. Revenue generated decreased by $94,361 for the nine months ended September 30, 2009 from $107,955 for the nine months ended September 30, 2008.  Our revenue in 2009 was solely limited to the royalties earned under our single license agreement through our Japanese subsidiary.  We expect the revenue from this license to decrease substantially in the near future.  We do not intend to seek additional licenses or other revenue through our Japanese subsidiary.

Research and Development Expenses

Research and development costs include expenses paid to outside development consultants and compensation related expenses for our engineering staff.  Research and development costs are expensed as incurred.

Our research and development expenses decreased by $270 to $215,243 for the three months ended September 30, 2009 from $215,513 for the three months ended September 30, 2008. Research and development increased by $24,164 to $657,499 for the nine months ended September 30, 2009, from $633,335 for the nine months ended September 30, 2008.  This increase is primarily due to increased engineering activities for product development and the addition of one engineer.  We expect research and development expenses to increase as employees are hired to provide in-house research and development.  While we expect to use outside contractors for additional product development on a limited basis, we expect those costs to remain level or decline.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include management and administrative personnel, as well as outside legal, accounting, and consulting services.

Our selling, general and administrative expenses decreased by $343,467 to $2,412,101 for the three months ended September 30, 2009 from $2,755,568 for the three months ended September 30, 2008. Our general and administrative expenses increased by $693,510 to $9,313,786 for the nine months ended September 30, 2009 from $8,620,276 for the nine month period ended September 30, 2008. The decrease in selling, general, and administrative expenses for the three months ended September 30, 2009 was due primarily to the amended calendar of events in connection with the Microsoft patent infringement litigation, as further reported in the Current Report on Form 8-K filed with the SEC on June 29, 2009.

Within selling, general and administrative expenses, legal fees decreased by $231,004 to $1,123,946 for the three months ended September 30, 2009 from $1,354,950 for the three months ended September 30, 2008.  Legal fees increased by $727,887 to $5,346,143 for the nine months ended September 30, 2009 from $4,618,256 for the nine months ended September 30, 2008. The increase in legal fees incurred in each nine month period was due primarily to our patent infringement litigation against Microsoft.

Also within selling, general and administrative expenses, expenses decreased by $34,577 for the nine months ended September 30, 2009.

Once we begin to generate royalty revenues, we expect that our selling expenses will increase significantly as we must make payments to SAIC with respect to such revenues and as we begin to expand our sales force.

Fiscal Year Ended December 31, 2008 Compared to the Fiscal Year Ended
December 31, 2007, December 31, 2006 and Inception Through December 31, 2005

Results of Operations

Revenue — Royalties

Revenue generated for the twelve months ended December 31, 2008 was $133,744 compared to $74,866 during the period from July 5, 2007 (the closing date of the merger between us and VirnetX, Inc.) to December 31, 2007.  Our revenue in 2008 was solely limited to the royalties earned under a single license agreement through our Japanese subsidiary.  We expect the revenue from this license to decrease substantially in the future.  We do not intend to enter into additional licenses or generate significant revenue through our Japanese subsidiary.

Research and Development Expenses

Research and development costs include expenses paid to outside development consultants and compensation-related expenses for our engineering staff.  Research and development costs are expensed as incurred.

Our research and development expenses increased from $56,000 for the period from August 2, 2005 (date of inception) to December 31, 2005, to $554,187 for 2006 to $684,316 for 2007 and to $845,324 for 2008, primarily as a result of increased engineering activities for product development.  We expect research and development expenses to increase as employees are hired to provide in-house research and development.  While we expect to use outside contractors for additional product development on a limited basis, we expect those costs to remain level or decline.

General and Administrative Expenses

General and administrative expenses include management and administrative personnel costs, as well as costs of outside legal, accounting, and consulting services.

Our general and administrative expenses increased from $826,478 for the period from August 2, 2005 (date of inception) to December 31, 2005, to $853,488 for 2006 to $8,040,894 for 2007 and to $11,510,008 for 2008.

Within general and administrative expenses, professional fees, primarily legal fees, increased from $12,481 in the period from August 2, 2005 (date of inception) to December 31, 2005 to $133,199 in 2006 to $5,286,525 in 2007 and to $5,798,534 in 2008.  The fees were incurred to pursue the litigation with Microsoft, assist in the merger between VirnetX, Inc. and VirnetX Holding Corporation, audit the financial statements, assist in obtaining financing and potential contract negotiations and in general corporate matters.  Legal fees may continue to increase as our patent infringement litigation moves forward and we incur the costs associated with being an SEC reporting company.

Also within general and administrative, compensation expenses increased from $799,920 in the period from August 2, 2005 (date of inception) to December 31, 2005, to $613,757 in 2006, $2,152,000 in 2007 and $2,682,431 in 2008.  Compensation expenses were higher in 2005 compared to 2006 due to the higher proportion of stock based compensation expense in 2005.  The increase from 2006 to 2007 in compensation expenses is due principally to stock-based compensation expense related to stock options granted to our employees and directors and an increase in the number of our employees as we added resources to comply with reporting requirements.

Other general and administrative expenses increased from $14,077 in the period from August 2, 2005 (date of inception) to December 31, 2005 to $106,532 in 2006 to $602,639 in 2007 and to $3,029,043 in 2008 as we incurred costs related to building our infrastructure and litigation support.  We also incurred additional general and administrative expenses in connection with the implementation of a directors and officers’ insurance policy and certain legal and transaction costs associated with the negotiation, filing and closing of our public offering on Form S-1, which we closed on January 30, 2009.

Liquidity and Capital Resources

In September 2009, we closed a private placement of 2,380,942 shares of our common stock at a purchase price of $3.17 per share.  In addition to shares of common stock, we also issued (i) Series I warrants to purchase an additional 3,246,959 shares of our common stock with an exercise price of $3.93 per share (subject to adjustment and including (x) 627,923 shares of our common stock issuable pursuant to the anti-dilution protections in the Series I Warrants, and (y) 238,094 shares of our common stock issuable to the placement agent of the September 2009 transaction), (the “Series I Warrants”), (ii) Series II warrants to purchase up to an additional 2,419,045 shares of our common stock, subject to adjustment as described below, on an automatic cashless exercise basis with an exercise price of $0.01 per share (the “Series II Warrants”) and (iii) Series III warrants to purchase approximately an additional 2,380,942 shares of common stock with an exercise price of $2.52 per share (the “Series III Warrants” and together with the Series I Warrants and the Series II Warrants, the “Warrants”).  The initial sale of shares of our common stock in connection with this private placement raised gross proceeds of approximately $6,000,000 at closing before deducting the placement agent’s fees and other costs of the offering.  The net cash raised from this initial sale of shares of our common stock was approximately $5,400,000.

We filed this registration statement on Form S-1 (File No. 333-162145) to cover the common stock issued and the shares of common stock issuable upon exercise of the Warrants.

The Series I Warrants are rights to purchase an aggregate of approximately 3,246,959 shares of the Company’s common stock over a 5-year term at an exercise price equal to 125% of the price per share paid in the private placement  (i.e., $3.93 per share), subject to anti-dilution protection that could reduce the exercise price to 100% of the closing price of our common stock on September 2, 2009 (i.e., $3.17 per share) if the Company completes other financings, while the Series I Warrants are outstanding, at a price per share less than the exercise price per share of the Series I Warrants.  The Series I Warrants are not exercisable until six months following the closing of the private placement and expire on the fifth anniversary of the closing of the private placement.  Aside from the anti-dilution adjustment associated with the exercise price premium, the Series I Warrants are not subject to any further adjustments with respect to the exercise price or number of shares covered.

The Series II Warrants provide the investors pricing protection for the private placement with a floor price of $1.25 per share.  In the event the market price of our common stock declines between the closing of the private placement and the earlier of (i) the date the registration statement is declared effective and (ii) the date Rule 144 becomes available for resale of the Shares (i.e., generally 6 months after the closing of the private placement) (such date that is the earlier of clause (i) and (ii) above is referred to in this prospectus as the “Warrant Exercise Date”), the Series II warrants will be automatically exercised on a cashless exercise basis and a number of additional shares will be issued to the investors who participated in the private placement in order to effectively reduce the per share purchase price paid in the private placement to the greater of (i) 80% of the 15-day volume weighted average trading price per share of the Company’s common stock immediately following the Warrant Exercise Date and (ii) $1.25 per share.  As such, the greatest number of shares that could be issued pursuant to the Series II Warrants would be approximately 2,419,045 shares.  At the Warrant Exercise Date, the Series II Warrants will either be automatically exercised on a cashless exercise basis if the Company’s stock price is lower at the Warrant Exercise Date as described above, or they will expire unexercised.  The adjustment associated with the Series II Warrants does not affect either the exercise price or number of shares covered by either the Series I Warrants or the Series III Warrants.

At the Warrant Exercise Date, the Series III Warrants provide the investors a 60-day right to purchase an additional $6.0 million of common stock from the Company at $2.52 per share.  The Series III Warrants are not subject to any adjustments with respect to the exercise price or number of shares covered.

In January 2009, we closed an underwritten public offering of 2,470,000 shares of our common stock, including 270,000 of which were issued pursuant to the underwriter’s over-allotment option, plus warrants to purchase 1,235,000 shares of common stock at $2.00 per share, including 135,000 of which were issued pursuant to the underwriter’s over-allotment option, warrants to purchase 1,235,000 shares of common stock at $3.00 per share, including 135,000 of which were issued pursuant to the underwriter’s over-allotment option, and warrants to purchase 1,235,000 shares of common stock at $4.00 per share, including 135,000 of which were issued pursuant to the underwriter’s over-allotment option. The offering at $1.50 per unit raised gross proceeds of approximately $3,700,000 before deducting the underwriter’s fees and other costs of the offering.  The net cash raised was approximately $3,300,000.

All warrants were exercisable on January 30, 2009, and remain exercisable through and including the 18-month anniversary date of the closing of the offering on January 30, 2009.  All warrants include a call feature that gives us the right to require the holder of the warrant to exercise the warrant if our average closing stock price over five consecutive trading days is equal to or exceeds two times the applicable warrant’s purchase price, failing which the warrants will terminate if not previously exercised by the holders of such warrants.

In December 2007, we closed an underwritten public offering of 3.45 million shares of our common stock, raising gross proceeds of $13.8 million before underwriting discounts and commissions and offering expenses.

We are in the development stage and have raised capital since our inception through the issuance of our equity securities.  As of September 30, 2009, we had approximately $4,016,248 in cash as compared to approximately $457,155 as of December 31, 2008. We expect to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners.  We have used the net proceeds from the sale of common and preferred stock for general corporate purposes, which have included funding research and development, litigation efforts and working capital needs.

We anticipate that our existing cash and cash equivalents are not currently sufficient to fund our operations through April 2010.  In order to obtain additional capital, we are evaluating alternative financing sources, including, but not limited to, the issuance of equity or debt securities, corporate alliances, joint ventures and licensing agreements; however, there can be no assurance that funding will be available on favorable terms, if at all.  We cannot assure you that we will successfully commercialize our products and services or that our products and services will gain sufficient market acceptance to enable us to earn a profit.  If we are unable to obtain additional capital or generate sufficient revenue from such efforts in the short term, we may be required to cease operations or to reduce cash used in our business, including the termination of commercialization efforts that may appear to be promising, the sale of our patent portfolio or other assets, the abandonment of our litigation with Microsoft or others and the reduction in overall operating activities.

During fiscal year 2008, the cash flow for our operations was approximately $8,064,000 (an average of approximately $672,000 per month.)  During the first three quarters of 2009, our cash used in operating activities averaged $559,601 per month.  We anticipate that our average monthly cash requirement to fund our operations in the fourth quarter of 2009 is unlikely to change materially from the cash flow rate of our first three quarters of 2009. As a result, we anticipate that our cash balance at September 30, 2009 of $4,016,248 will be insufficient to fund our operations through April 2010.  We anticipate that our monthly cash requirements for the fourth quarter of 2009 will include our expenditures for:

•	our lawsuit against Microsoft;

•	infrastructure;

•	sales and marketing;

•	research and development;

•	personnel; and

•	general business enhancements.

We may exceed those projected amounts if we increase these expenditures in response to business conditions we do not currently expect or for other reasons.  The process of developing new security solutions is inherently complex, time-consuming, expensive and uncertain.  We must make long-term investments and commit significant resources before knowing whether our patented technology offerings will achieve market acceptance.  We are unable to predict when we will begin to generate material net cash inflows from our patent and technology licensing program and our secure domain name registry service.

Off-Balance Sheet Arrangements

On June 9, 2009, we entered into an engagement letter with McKool Smith, confirming McKool as our lead counsel in our ongoing patent infringement litigation against Microsoft Corporation. McKool has agreed to represent us in the Microsoft Litigation for a fixed fee of $3 million and a contingency fee of 8% of the litigation proceeds. In the event of a judgment or settlement below an agreed upon amount (designed to approximate the total legal fees associated with the matter), McKool’s fixed fee will be limited to the actual time spent by McKool, up to a maximum of $3 million, plus the contingency fee of 8% of the litigation proceeds. McKool’s out-of-pocket expenses are not capped pursuant to the engagement letter but are estimated to be approximately $1 million.  A copy of the engagement letter with McKool is attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.  We submitted a request for confidential treatment for certain portions of the engagement letter.  Those portions have been redacted and have been provided separately to the Securities and Exchange Commission.

We lease our office facility under a non-cancelable operating lease that was amended in 2008 and ends in 2012.  We recognize rent expense on a straight-line basis over the term of the lease. Rent expense for the years ended December 31, 2008 and 2007 was $25,037 and $14,925, respectively.

For the Year	Minimum Required Lease Payments in Period

2009	$44,373
2010	54,595
2011	59,242
2012	30,202
$188,412

In 2005, VirnetX, Inc. adopted the 2005 Stock Plan (the “Plan”), which was assumed by us upon the closing of the transaction between VirnetX Holding Corporation and VirnetX, Inc. on July 5, 2007.  Our Board of Directors renamed this Plan the VirnetX 2007 Stock Plan and our stockholders approved the Plan at our 2008 annual stockholders’ meeting. The Plan provides for the granting of stock options and restricted stock units to employees and consultants of ours.  Stock options granted under the Plan may be incentive stock options or nonqualified stock options.  Incentive stock options (“ISO”) may only be granted to our employees (including officers and directors).  Nonqualified stock options (“NSO”) may be granted to our employees and consultants.

Options under the Plan may be granted for period up to ten years and at prices no less than 85% of the estimated fair market value of the shares on the date of grant as determined by the board of directors, provided, however, that the exercise price of an ISO and NSO shall not be less than 100% or 85% of the estimated fair market value of the shares at the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant.

Activity under the Plan is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Shares reserved for the Plan at inception	11,624,469	—		—
Restricted stock units granted	(3,321,277)	—		—
Options granted	—	—		—
Options exercised	—	—		—
Options cancelled	—	—		—
Balance at December 31, 2005	8,303,192	—		—
Restricted stock units granted	(1,058,657)	—		—
Options granted	(1,868,218)	1,868,218		$.24
Options exercised	—	—		—
Options cancelled	—	—		—
Balance at December 31, 2006	5,376,317	1,868,218	$	. 24
Restricted stock units granted	—	—		—
Options granted	(2,324,925)	2,324,925		4.96
Options exercised		(124,548)		.24
Options cancelled	—	—		—
Balance at December 31, 2007	3,051,392	4,068,595		$2.94
Restricted stock units granted	—	—		—
Options granted	(420,000)	420,000		3.42
Options exercised	—	—		—
Options cancelled	20,000	(20,000)		4.20
Balance at December 31, 2008	2,651,392	4,468,595		$2.98

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

BUSINESS

The Company

We are developing and commercializing software and technology solutions for securing real-time communications over the Internet.  Our patented GABRIEL Connection Technology™ combines industry standard encryption protocols with our patented techniques for automated domain name system, or DNS, lookup mechanisms, enabling users to create a secure communication link using secure domain names.  We also intend to establish the exclusive secure domain name registry in the United States and other key markets around the world. Our software and technology solutions provide the security platform required by next-generation Internet-based applications such as instant messaging, or IM, voice over Internet protocol, or VoIP, mobile services, streaming video, file transfer and remote desktop.  Our technology generates secure connections on a “zero-click” or “single-click” basis, significantly simplifying the deployment of secure real-time communication solutions by eliminating the need for end users to enter any encryption information.

We intend to license our patents and our GABRIEL Connection Technology™ to original equipment manufacturers, or OEMs, within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets.  The leaders in these markets include Alcatel-Lucent, Avaya Inc., Cisco Systems, Inc., Juniper Networks, Inc., LM Ericsson Telephone Company, Motorola, Inc., NEC Corporation, Nokia Corporation, Nortel Networks Corporation, Samsung Electronics Co. Ltd. and Sony Ericsson Mobile Communications AB, among others.  We also intend to license our patent portfolio, technology and software, including our secure domain name registry service, to communication service providers as well as to system integrators.  We believe that the market opportunity for our software and technology solutions is large and expanding.  As part of our licensing strategy, in March 2008, we hired ipCapital Group, a leading advisor on licensing technology and intellectual property, to initiate discussions with several major potential licensees.  Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value.  We are currently in discussions with prospective customers in our target markets.

Our portfolio of intellectual property is the foundation of our business model.  We currently have 12 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications.  Our patent portfolio is primarily focused on securing real-time communications over the Internet, as well as related services such as the establishment and maintenance of a secure domain name registry.  Our software and technology solutions also have additional applications in operating systems and network security.  The core development team behind our patent portfolio, technology and software has worked together for over ten years and is the same team that invented and developed this technology while working at Science Application International Corporation, or SAIC. SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure and health.  We acquired this patent portfolio in 2006, and it now serves as the foundation of our planned licensing and service offerings.  We expect to derive the majority of our revenue from license fees and royalties associated with these patents.  We also intend to continue our research and development efforts to further strengthen and expand our patent portfolio, and over time, we plan to leverage this portfolio to develop a product suite that can be sold to enterprise customers and developers.

Industry Overview

The Internet is increasingly evolving into a rich medium used by individuals and businesses to conduct commerce, share information and engage in real-time communications including email, text messaging, IM, and voice and video calls.  This communications experience is richer and more complex than ever before.  Session initiation protocol, or SIP, was developed to enable the convergence of voice and data networks and today is the predominant industry standard for establishing multimedia communications over the Internet such as voice, video, instant messaging, presence information and file transfer.  SIP, as well as other real-time collaboration protocols such as XMPP, use DNS lookup as its primary means of connecting Internet devices but is an open architecture that remains inherently unsecure.

We believe that accessing a diversity of services from a single device, anytime and anywhere, and the ability to access these same services from a range of devices, are emerging as key market requirements.  The portions of the IP-telephony, mobility, fixed-mobile convergence and unified communications markets that could benefit from our software and technology solutions are forecasted by Infonetics to grow total revenues from approximately $59 billion in 2006 to approximately $162 billion by 2011, representing a compound annual growth rate, or CAGR, of approximately 22%.  This growing trend represents a significant opportunity for VirnetX to license its patent portfolio, technology and software, and establish its secure domain name registry.

IP Telephony

IP telephony includes technologies that use Internet Protocol’s packet-switched connections to exchange voice, fax, and other forms of information traditionally carried over the dedicated circuit-switched connections of the public switched telephone network, or PSTN.  The adoption of IP telephony has helped businesses significantly lower network operating costs by using a common network for voice and data.  As the workforce becomes increasingly dispersed, mobile features enabled by Internet protocol-based communications such as presence, unified messaging, peer-to-peer applications, find me/follow me, white-boarding and document sharing have become more commonplace.  However, the development of the related security infrastructure has lagged behind, leaving next-generation networks vulnerable to a multitude of threats including man-in-middle, eavesdropping, domain hijacking, distributed denial of service, or DDoS, spam over Internet telephony, or SPIT, and spam over instant messaging, or SPIM.  These threats continue to highlight the need for securing next-generation networks.  As the use of IP telephony systems extends beyond the boundaries of an organization’s private network, security is likely to become an even bigger concern.  Worldwide revenue from IP telephony products like IP-PBX including IP phones, service provider VoIP and IMS equipment, VoIP gateways and hosted VoIP services for businesses is forecasted by Infonetics to grow from approximately $15 billion in 2006 to approximately $43 billion in 2011, representing a CAGR of approximately 23%.  We believe our unique and patented solution provides the robust security platform required for providing on-demand secure communication links between enterprises intending to communicate securely without manually configuring the connections.  We believe a standard security solution such as ours will further accelerate the adoption of IP telephony products in the market and allow enterprises to take full advantage of these rich content applications and real-time communications over the Internet, thereby significantly increasing their return on investment.

Fixed-Mobile Convergence

Fixed-mobile convergence is an environment where wireline and wireless phones work together with Internet Protocol to deliver services (voice, video, data and combinations thereof) uniformly across multiple access networks, including, among others, WiMAX, WiFi, cellular and fixed.  We believe that the fixed-mobile convergence infrastructure equipment revenue will grow from approximately $9 million in 2006 to over $406 million in 2011, representing a CAGR of approximately 114%.  Additionally, according to a thought leadership paper entitled “Road to Full Convergence” published by Fixed-Mobile Convergence Alliance, or FMCA, an alliance of leading operators representing a customer base of over 850 million customers, consumers increasingly feel the need to be connected and have real-time access to media streams, blogs and breaking news.  During the past ten years, users have become increasingly technologically sophisticated and are now demanding greater functionality from the Internet.  Today, the Internet is used for commerce, social networking, online dating and a number of other forms of media-rich, real-time communication and collaboration.  Mobile devices like dual mode (cellular/WiFi) phones lie at the center of this transition and have become the device with the closest proximity and relationship to the user.  We believe that accessing a diversity of services from a single device, anytime and anywhere, and the ability to access the same services from a range of devices, is emerging as a key market requirement.  Worldwide total dual mode cellular/WiFi phone revenue was approximately $17 billion in 2006 and is expected to grow to approximately $76 billion in 2011, representing a CAGR of approximately 35%.  The strong projected growth for converged cellular/WiFi phones and related services in enterprise and consumer market segments represents a significant opportunity for VirnetX’s patent portfolio, technology, and software to become the industry standard for securing real-time communication.

IP Mobility

Smartphones are multi-functional devices that handle a wide variety of business-critical applications and support increasingly complex functions including enhanced data processing, Internet access, e-mail access, calendars and scheduling, contact management and the ability to view electronic documents.  Users have continual access to these applications while on the move making them an increasingly essential business tool for the mobile worker.  These devices enable mobile workers to have similar functionality inside or outside the office thereby increasing employee efficiency.  However, it is critical that this mobile environment have the same level of security as an enterprise’s internal network.  Worldwide revenue from IP mobility products like smartphones and mobile data cards is expected to grow from approximately $26 billion in 2006 to approximately $41 billion by 2011, representing a CAGR of approximately 10%.  We believe in order to realize the full functionality of IP mobility, several challenges including security must be overcome.  When users are mobile, connections and data need to cross multiple network boundaries, each of which poses a security threat.  Wireless networks present unique threats because rogue users can enter the enterprise network through wireless access points that may not be sufficiently protected as part of an organization’s IT security protocols.  Providing authenticated access to the wireless networks and enterprise applications through the wireless domain are important requirements and represent a significant market opportunity for VirnetX’s patented technology and secure domain names to provide users fully authenticated secure access on a “zero-click” or “single-click” basis.

Unified Communications

The need to enhance productivity is putting increasing demand on instant access to, and the management of, rapidly expanding real-time information.  Mobile collaboration, and the ability to conduct business whether inside or outside of the office, are high priorities.  Business and consumer users are nomadic and expect instant access everywhere.  The ability to establish multiple secure simultaneous network connections and provide IP sessions with strong security and encryption will be critical to widespread deployment of next-generation networks.  A shortcoming of this new communications environment is that the various modes of communication operate independently from one another and do not integrate easily, if at all.  As the number of devices grows, individual points of contact multiply and communication becomes more sophisticated and increasingly vulnerable.

The idea behind unified communications is to organize the array of communication methodologies, integrating the various fragmented ways individuals communicate today into a single communications experience, ultimately increasing utility and productivity.  The basic components comprising unified communications include:  a directory for storing addresses, various modes of communication with each user/contact (desk phone, mobile phone, IM, etc.), message storage for all messages regardless of communication method and secure presence of a user’s status for each mode of communication (available, away, busy, etc.).  Worldwide unified communications market generated approximately $377 million in revenue in 2006 and is forecasted to grow rapidly over the next few years generating approximately $813 million in revenue in 2011, representing a CAGR of approximately 17%.  We believe the growth in unified communication products may not reach its full potential due to the lack of transparent and seamless security as users hesitate to place their presence information online for all to see and as organizations block access due to the lack of credentials verified by a neutral third party.  Our solutions help address these concerns and should enable significant growth in the unified communications market.

Our Solutions

Our software and technology solutions, including our secure domain name registry, our patents and our GABRIEL Connection Technology™ are designed to secure all types of real-time communications over the Internet.  Our technology uses industry standard encryption methods with our patented DNS lookup mechanisms to create a secure communication link between users intending to communicate in real time over the Internet.  Our technology can be built into network infrastructure, operating systems or silicon chips developed for a communication or computing device to secure real-time communications over the Internet between any number of devices.  Our technology automatically encrypts data allowing organizations and individuals to establish communities of secure, registered users and transmit information between multiple devices, networks and operating systems.  These secure network communities, which we call secure private domains, or SPDs, are designed to be fully-customizable and support rich content applications such as IM, VoIP, mobile services, streaming video, file transfer and remote desktop in a completely secure environment.  Our approach is a unique and patented solution that provides the robust security platform required by these rich content applications and real-time communications over the Internet.  The key benefits and features of our technology include the following:

•	Automatic and seamless to the user . After a one-time registration, users connect securely on a “zero-click” or “single-click” basis.

•	Secure data communications . Users create secure networks with people they trust and communicate over a secure channel.

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Control of data at all times .  Users can secure and customize their unified communication and collaboration applications such as file sharing and remote desktop with policy-based access and secure presence information.

•	Authenticated users . Users know they are communicating with authenticated users with secure domain names.

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Application-agnostic technology .  Our solution provides security at the IP layer of the network by using patented DNS lookup mechanisms to make connections between secure domain names, thereby obviating the need to provide application specific security.

Competitive Strengths

We believe the following competitive strengths will enable our success in the marketplace:

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Unique patented technology .  We are focused on developing innovative technology for securing real-time communications over the Internet, and establishing the exclusive secure domain name registry in the United States and other key markets around the world.  Our unique solutions combine industry standard encryption methods and communication protocols with our patented techniques for automated DNS lookup mechanisms.  Our technology and patented approach enables users to create a secure communication link by generating secure domain names.  We have a strong portfolio comprised of 12 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications.  Our portfolio includes patents and pending patent applications in the United States and other key markets that support our secure domain name registry service for the Internet.

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Scalable licensing business model .  Our intellectual property portfolio is the foundation of our business model.  We are actively engaged in commercializing our intellectual property portfolio by pursuing licensing agreements with OEMs, service providers and system integrators within the IP-telephony, mobility, fixed-mobile convergence and unified communications end-markets.  We have engaged ipCapital Group to accelerate our patent and technology licensing program with customers and to expand the depth of our intellectual property portfolio, and we are actively pursuing our first licensing agreements.  We believe that our licensing business model is highly scalable and has the potential to generate strong margins once we achieve significant revenue growth.

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Highly experienced research and development team .  Our research and development team is comprised of nationally recognized network security and encryption technology scientists and experts that have worked together as a team for over ten years and, collectively, have over 120 years of experience in the field.  During their careers, this team has developed several cutting-edge technologies for U.S. national defense, intelligence and civilian agencies, many of which remain critical to our national security today.  Prior to joining VirnetX, our team worked for SAIC during which time they invented the technology that is the foundation of our patent portfolio, technology, and software.  Based on the collective knowledge and experience of our development team, we believe that we have one of the most experienced and sophisticated groups of security experts researching vulnerability and threats to real-time communication over the Internet and developing solutions to mitigate these problems.

Our Strategy

Our strategy is to become the market leader in securing real-time communications over the Internet and to establish our GABRIEL Communications Technology TM as the industry standard security platform.  Key elements of our strategy are to:

•	Implement a patent and technology licensing program to commercialize our intellectual property, including our GABRIEL Connection Technology TM .

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Establish VirnetX as the exclusive universal registry of secure domain names and to enable our customers to act as registrars for their users and broker secure communication between users on different registries.

•	Leverage our existing patent portfolio and technology to develop a suite of products that can be sold directly to end-user enterprises.

In furtherance of our strategy, in March 2008, we engaged ipCapital Group to help us support and grow our licensing business.  The ipCapital Group is a leading advisor on licensing technology and intellectual property.  Through our alliance with ipCapital Group, we are actively engaged in discussions with several potential customers in our target markets.  ipCapital Group is led by John Cronin.  Prior to founding ipCapital Group, Mr. Cronin was a distinguished inventor at IBM for 17 years where he patented 100 inventions, published over 150 technical papers, received IBM’s “Most Distinguished Inventor Award,” and was recognized as IBM’s “Top Inventor.”  As a member of the senior technical staff and the prestigious IBM Academy, Mr. Cronin led an intellectual asset team that spearheaded efforts to produce and manage the development of intellectual property at IBM.  Eventually known as “The IBM Patent Factory,” this select group supported the division that increased IBM’s annual licensing revenue from $30 million in 1992 to more than $1 billion in 1997 when Mr. Cronin left IBM.  Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value.

License and Service Offerings

We plan to offer a diversified portfolio of license and service offerings focused on securing real-time communications over the Internet, including:

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VirnetX patent licensing :  Customers who want to develop their own implementation of the VirnetX code module for supporting secure domain names, or who want to use their own techniques that are covered by our patent portfolio for establishing secure communication links, will purchase a patent license.  The number of patents licensed, and therefore the cost of the patent license to the customer, will depend upon which of the patents are used in a particular product or service.  These licenses will typically include an initial license fee, as well as an ongoing royalty.

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GABRIEL Connection Technology TM Software Development Kit, or SDK :  OEM customers who want to adopt the GABRIEL Connection Technology TM as their solution for establishing secure connections using secure domain names within their products will purchase an SDK license.  The software development kit consists of object libraries, sample code, testing and quality assurance tools and the supporting documentation necessary for a customer to implement our technology.  These tools are comprised of software for a secure domain name connection test server, a relay test server and a registration test server. Customers will pay an up-front license fee to purchase an SDK license and a royalty fee for every product shipped with the embedded VirnetX code module.

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Secure domain name registrar service :  Customers, including service providers, telecommunication companies, ISPs, system integrators and OEMs can purchase a license to our secure domain name registrar service.  We provide the software suite and technology support to enable such customers to provision devices with secure domain names and facilitate secure connections between registered devices.  This suite includes the following server software modules:

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Registrar server software :  Enables customers to operate as a secure domain name registrar that provisions devices with secure domain names.  The registrar server software provides an interface for our customers to register new virtual private domains and sub-domain names.  This server module must be enrolled with the VirnetX secure domain name master registry to obtain its credentials before functioning as an authorized registrar.

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Connection server software :  Allows customers to provide connection services to enrolled devices.  The connection services include registration of presence information for authenticated users and devices, presence information query request services, enforcement of policies and support for communication with peers behind firewalls.

•	Relay server software : Allows customers to dynamically maintain connections and relay data to private IP addresses for network devices that reside behind firewalls.

Secure domain name registrar service customers will enter into a technology licensing and revenue sharing agreement with VirnetX whereby we will typically receive an up-front licensing fee for the secure domain name registrar technology, as well as ongoing annual royalties for each secure domain name issued by the customer.

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Secure domain name master registry and connection service :  As part of enabling the secure domain name registrar service, we will maintain and manage the secure domain name master registry.  This service will enroll all secure domain name registrar customers and generate the credentials required to function as an authorized registrar.  It also provides connection services and universal name resolution, presence information and secure connections between authorized devices with secure domain names.

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Technical support services :  We intend to provide high-quality technical support services to licensees and customers for the rapid customization and deployment of GABRIEL Connection Technology TM in an individual customer’s products and services.

Our research and development team was the team responsible for inventing the patents that form the foundation of the technology we intend to license to OEMs and service providers globally.  This team has worked together for over ten years and, collectively, has over 120 years of experience in engineering and technology.  We intend to leverage this experience and continue investing in research and development and, over time, expect to strengthen and expand our patent portfolio, technology, and software.  While we are currently focused on securing real-time communications over the Internet and establishing the first and only secure domain name registry, we believe our existing and future intellectual property portfolio will extend to additional areas including, among others, network security and operating systems for fixed and mobile devices.

Customers

We are currently focused on commercializing our technology and are actively pursuing our first licensing agreements.  We intend to license our patents and our GABRIEL Connection Technology TM to original equipment manufacturers, or OEMs, within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets.  We also intend to license our patent portfolio, technology and software, including our secure domain name registry service, to communication service providers as well as to system integrators.

Marketing and Sales

We plan to employ a leveraged, partner-oriented, marketing strategy for our patent and technology licensing program.  The marketing strategy for our patent and technology licensing program will primarily be focused on OEMs.  We have engaged ipCapital Group to accelerate our patent and technology licensing program with these customers and are actively pursuing our first licensing agreements.

We plan to directly market our domain name registry services to our service provider and system integrator customers.  ipCapital Group is also focused on building our marketing efforts with these potential customers.  Additionally, we hope to leverage our relationship with SAIC to extend our offering to departments and agencies within the federal government.  SAIC is a FORTUNE 500 ® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health.

Once we begin generating revenue, we intend to build a sales force that will be responsible for managing existing accounts and pursuing licensing and sales opportunities with new customers.

Competition

We believe our technology and solutions will compete primarily against various proprietary security solutions.  We group these solutions into three main categories:

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Proprietary or home-grown application specific security solutions have been developed by vendors and integrated directly into their products for our target markets including IP-telephony, mobility, fixed-mobile convergence, and unified communications.  These proprietary solutions have been developed due to the lack of standardized approaches to securing real-time communications.  This approach has led to corporate networks that are isolated and, as a result, restrict enterprises to using these next-generation networks within the boundaries of their private network.  These solutions generally do not provide security for communications over the Internet or require network administrators to manually exchange keys and other security parameters with each destination network outside their corporate network boundary.  The cost-savings and other benefits of IP-based real-time communications are significantly limited by this approach to securing real-time communications.

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A session border controller, or SBC, is a device used in networks to exert control over the signaling and media streams involved in establishing, conducting and terminating VoIP calls.  Signaling protocols such as SIP and XMPP, transfer information including endpoint IP addresses and port numbers in a manner that prevents this information from being seen by a traditional firewall or network address translation, or NAT, device, and reaching the intended destination.  SBCs are used in physical networks to address these limitations and enable real-time session traffic to cross the boundaries created by firewalls and other NAT devices and enable VoIP calls to be established successfully.  However, SBCs must decrypt and analyze every single data packet for the information to be transmitted successfully, thereby preventing end-to-end encryption.  This network design results in SBCs becoming a single point of congestion on the network, as well as a single point of failure.  SBCs are also limited to the physical network they secure.

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SIP firewalls, or SIP-aware firewalls, and application layer gateways, manage and protect the traffic, flow and quality of VoIP and other SIP-related communications.  They perform real-time network address translation and dynamic firewall functions and support multiple signaling protocols, and media functionality, allowing secure interconnection and the flow of IP media streams across multiple networks.  While SIP firewalls assist in analyzing SIP traffic transmitted over the corporate network to filter out various threats, they do not necessarily encrypt the traffic.  As a result, this traffic is not entirely secure from end-to-end nor is it protected against threats like man-in-middle and eavesdropping.

Intellectual Property and Patent Rights

Our intellectual property is primarily comprised of trade secrets, patented know-how, issued and pending patents and technological innovation.

We have a strong portfolio comprised of 12 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications.  Our patent portfolio is primarily focused on securing real-time communications over the Internet, as well as related services such as the establishment and maintenance of a secure domain name registry.  Our software and technology solutions also have additional applications in operating systems and network security.

We have included a list of our U.S. patents below.  Each patent below is publicly accessible on the Internet website of the U.S. Patent and Trademark Office at www.uspto.gov.  The various terms of our issued U.S. and foreign patents will expire during the period from 2019 to 2024.

U.S. Patent Number Link to Patent	Title of Patent
6,502,135	Agile network protocol for secure communications with assured system availability
6,618,761	Agile network protocol for secure communications with assured system availability
6,826,616	Method for establishing secure communication link between computers of virtual private network
6,834,310	Preventing packet flooding of a computer on a computer network
6,839,759	Method for establishing secure communication link between computers of virtual private network without user entering any cryptographic information
6,907,473	Agile network protocol for secure communications with assured system availability
7,010,604	Agile network protocol for secure communications with assured system availability
7,133,930	Agile network protocol for secure communications with assured system availability
7,188,180	Method for establishing secure communication link between computers of virtual private network
7,209,479	Third party VPN certification
7,418,504	Agile network protocol for secure communications using secure domain names
7,490,151	Establishment of a secure communication link based on a domain name service (DNS) request

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, the information set forth on the United States Patent and Trademark Office, or the USPTO Website, shall not be deemed to be a part of or incorporated by reference into any such filings.  The Company does not warrant the accuracy or completeness, or adequacy of the USPTO Website, and expressly disclaims liability for errors or omissions on such website.

Assignment of Patents

Most of our issued patents were originally acquired from SAIC pursuant to an assignment agreement by and between VirnetX and SAIC dated December 21, 2006, and a patent license and assignment agreement by and between VirnetX and SAIC dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008.  VirnetX recorded the assignment from SAIC with the U.S. Patent and Trademark Office on December 21, 2006.

Key terms of these agreements are as follows:

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Patent assignment .  SAIC unconditionally and irrevocably conveyed, transferred, assigned and quitclaimed all its right, title and interest in and to the patents and patent applications, as specifically set forth on Exhibit A to the assignment document recorded with the U.S. Patent and Trademark Office, including, without limitation, the right to sue for past infringement.

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License to SAIC outside the field of use .  On November 2, 2006, we granted to SAIC an exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the patents and patent applications we acquired from SAIC, solely outside our field of use.  We have, and retain, all right, title and interest to all our patents within our field of use.  Our field of use is defined as the field of secure communications in the following areas:  virtual private networks, or VPNs; secure VoIP; electronic mail, or e-mail; video conferencing; communications logging; dynamic uniform resource locators, or URLs; denial of service; prevention of functional intrusions; IP hopping; voice messaging and unified messaging; live voice and IP PBXs; voice web video conferencing and collaboration; IM; minimized impact of viruses; and secure session initiation protocol or SIP.  Our field of use is not limited by any predefined transport mode or medium of communication (for example, wire, fiber, wireless, or mixed medium).  On March 12, 2008, SAIC relinquished the November 2, 2006, exclusive grant back license outside our field of use, as well as any right to obtain such exclusive license in the future.  Effective March 12, 2008, we granted to SAIC a non-exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the patents and patent applications we acquired from SAIC, solely outside our field of use.

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Compensation obligations .  As consideration for the assignment of the patents and for the rights we obtained from SAIC as a result of the March 12, 2008 amendment, we are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC.

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Our compensation obligation includes payment of royalties, in an amount equal to (a) 15% of all gross revenues generated by us in our field of use less (1) trade, quantity and cash discounts allowed, (2) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (3) actual product returns and allowances; (b) 15% of all non-license gross revenues generated by us outside our field of use less (1) trade, quantity and cash discounts allowed, (2) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (3) actual product returns and allowances; and (c) 50% of all license revenues generated by us outside our field of use less (1) trade, quantity and cash discounts allowed, (2) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (3) actual product returns and allowances.

•	Royalty payments are calculated based on each quarter and payment is due within 30 days following the end of each quarter.

•	Beginning 18 months after January 1, 2007, we must make a minimum guaranteed annual royalty payment of $50,000.

•	The maximum cumulative royalty paid in respect to our revenue-generating activities in our field of use shall be no more than $35 million.

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In addition to the royalties, in the circumstances and subject to the limitations specified in the November amendment, SAIC shall be entitled to receive 10% of any proceeds, revenues, monies or any other form of consideration paid for the acquisition of VirnetX by Microsoft or any other party alleged to be infringing the patents or patent applications we acquired from SAIC, up to a maximum amount of $35 million.  Any such payments to SAIC shall be credited against the $35 million maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

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In the event that VirnetX receives any proceeds, recovery or other form of compensation (other than acquisition proceeds) as a result of any action or proceeding brought by VirnetX against Microsoft or certain other alleged infringing companies to resolve a claim of infringement or enforcement relating to the patents and patent applications we acquired from SAIC, or as a result of negotiations with such entities, as further consideration for the assignment of the patents, in lieu of any amounts otherwise owing to SAIC we must pay to SAIC 35% of the excess of such proceeds over all costs incurred in connection with any such litigation, without a cap.  Any payment to SAIC of amounts with respect to such proceeds shall be credited against the $35 million maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

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In the event that VirnetX receives any proceeds, recovery or other form of compensation as a result of any action or proceeding brought by VirnetX against parties other than Microsoft and certain other alleged infringing companies, with respect to which VirnetX is required to notify SAIC of infringement under the terms of the November amendment to resolve a claim of infringement or enforcement relating to the patents and patent applications we acquired from SAIC, or as a result of negotiations with such entities (other than acquisition proceeds) as further consideration for the assignment of the patents, in lieu of any amounts otherwise owing to SAIC we must pay to SAIC 25% of the excess of such proceeds over all costs incurred in connection with any such litigation, without a cap.  Any payment to SAIC of amounts with respect to such proceeds shall be credited against the $35 million maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

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Reversion to SAIC upon breach or default .  We must convey, transfer, assign and quitclaim to SAIC all of our right, title and interest in and to the patents or patent applications we acquired from SAIC, upon the first occurrence of the following reversion events:

•	our failure to pay SAIC an aggregate cumulative amount of at least $7.5 million within seven years after January 1, 2007;

•	our failure to pay the $50,000 minimum annual royalty that has not been cured within 90 days after our receipt of written notice of such failure; or

•	for the period prior to the date of our full payment of the $35 million maximum cumulative royalty, any termination of the August 2005 agreement with SAIC, as amended.

If a reversion event occurs due to our failure to pay SAIC an aggregate cumulative amount of at least $7.5 million within seven years after January 1, 2007, then we will receive from SAIC a non-exclusive license to the reverting patents in our field of use.

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Rights to bring and control actions for infringement and enforcement .  In addition to the exclusive right to bring and control any action or proceeding with respect to infringement or enforcement of our patents, and to collect damages and fees for past, present and future infringement, both in and outside of our field of use, we also have the first right to negotiate with or bring a lawsuit against any and all third parties for purposes of enforcing our patents, regardless of the field of use.

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Security agreement .  We granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure our payment obligations to SAIC described above.

Government Regulation

The laws governing online secure communications remain largely unsettled, even in areas where there has been legislative action.  It may take years to determine whether and how existing laws governing intellectual property, privacy and libel apply to online media.  Such legislation may interfere with the growth in use of online secure communications and decrease the acceptance of online secure communications as a viable solution, which could adversely affect our business.

Due to the Internet’s popularity and increasing use, new laws regulating secure communications may be adopted.  These laws and regulations may cover, among other things, issues relating to privacy, pricing, taxation, telecommunications over the Internet, content, copyrights, distribution and quality of products and services.  We intend to comply with all new laws and regulations as they are adopted.

The U.S. government has historically controlled the authoritative domain name system, or DNS, root server since the inception of the Internet.  On July 1, 1997, the President of the United States directed the U.S. Secretary of Commerce to privatize the management of the domain name system in a manner that increases competition and facilitates international participation in its management.

On September 29, 2006, the U.S. Department of Commerce extended its delegation of authority by entering into a new agreement with the Internet Corporation for Assigned Names and Numbers, or ICANN, a California non-profit corporation headquartered in Marina Del Rey, California.  ICANN is responsible for managing the accreditation of registry providers and registrars that manage the assignment of top level domain names associated with the authoritative DNS root directory.  Although it is possible to create and manage other DNS root directories privately without accreditation from ICANN, the possibility of conflicting name and number assignments makes it less likely that users would widely adopt a top level domain name associated with an alternative DNS root directory provided by a non-ICANN-accredited registry service.

On June 26, 2008, ICANN announced that it will be relaxing its prior position and will begin to issue generic top level domain names, or gTLDs, more broadly than it had previously.  ICANN expects to begin to take applications for gTLDs in April or May of 2009 with an application fee of $100,000 or more per application.  ICANN expects the first of these customized gTLDs to be issued in the fourth quarter of 2009.

We are currently evaluating whether we will apply to become an ICANN-accredited registry provider with respect to one or more customized gTLDs, or create our own alternative DNS root directory to manage the assignment of non-standard secure domain names.  We have not yet begun discussions with ICANN and we cannot assure you that we will be successful in obtaining ICANN accreditation for our registry service on terms acceptable to us or at all.  Whether or not we obtain accreditation from ICANN, we will be subject to the ongoing risks arising out of the delegation of the U.S. government’s responsibilities for the domain name system to the U.S. Department of Commerce and ICANN and the evolving government regulatory environment with respect to domain name registry services.

Employees

As of December 31, 2008, we had 12 full-time employees.

Facilities

Our principal executive offices are located at 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066. We lease this property from a third party for a term that ends in 2012. We have no other properties and believe that our office facility is suitable and appropriately supports our current business needs.

Corporate Overview and History

PASW, Inc. was incorporated in the State of California in November 1992. PASW, Inc. reincorporated in the State of Delaware in March 2007. From inception until January 2003, PASW, Inc. was engaged in the business of developing and licensing software that enabled Internet and web based communications. In January 2003, PASW, Inc. sold all of its operating assets and became a publicly traded company with limited operations.

VirnetX, Inc., which we refer to throughout this prospectus as VirnetX, was incorporated in the State of Delaware in August 2005. In November 2006, VirnetX acquired certain patents from SAIC. In July 2007, we effected a reverse merger between PASW, Inc., and VirnetX, which became our principal operating subsidiary. As a result of this merger, the former security holders of VirnetX came to own a majority of our outstanding common stock. On October 29, 2007, we changed our name from PASW, Inc. to VirnetX Holding Corporation.

MANAGEMENT

The following table sets forth the respective names, ages and positions of each of our directors, and executive officers as of November 30, 2009. There are no family relationships between any of the persons named below. All of our directors were elected to the Board of Directors on July 5, 2007.

Executive Officers and Directors

Name	Age	Position
Kendall Larsen	52	President, Chief Executive Officer and Director
William E. Sliney	71	Chief Financial Officer (Interim)
Edmund C. Munger	65	Director
Scott C. Taylor	45	Director
Michael F. Angelo	50	Director
Thomas M. O’Brien	43	Director

Kendall Larsen.  Mr. Larsen has been our President, Chief Executive Officer and one of our directors since July 5, 2007 and has held the same positions with VirnetX Inc. since its inception in August 2005. Mr. Larsen does not hold any director positions with any other reporting or registered investment companies. From April 2003 to July 2005, Mr. Larsen focused on pre-incorporation activities related to VirnetX Inc. From April 2002 to April 2003, Mr. Larsen was a Limited Partner at Osprey Ventures, L.P., a venture fund that makes investments primarily in business and consumer technology companies. From October 2000 to April 2002, he was Senior Vice President and General Manager of the Security Products Division of Phoenix Technologies Ltd., a software and firmware developer. Prior to March 2003, and for a period of over 20 years, Mr. Larsen has held senior executive positions at various leading technology companies, including RSA Security, Inc., Xerox Corporation, Rolm/International Business Machines Corporation, Novell, Inc., General Magic, Inc., and Ramp Networks. Mr. Larsen holds a B.S. in Economics from the University of Utah.

William E. Sliney.  Mr. Sliney has been our Chief Financial Officer on an interim and part-time basis since July 5, 2007. Mr. Sliney previously served as our President, Chief Financial Officer and Secretary. He also served as our Chairman of the Board from October 2000 to August 2001 and was a member of our Board of Directors from October 2000 to July 5, 2007. From March 2004 to March 2006, he was also a director of Enterra Energy Trust (NYSE: ENT), an oil and gas trust based in Calgary, Alberta that acquires, operates, and exploits petroleum and natural gas assets in Canada and in the United States. Before joining us, Mr. Sliney was the Chief Financial Officer of Legacy Software Inc. from 1995 to 1998. From 1993 to 1994, Mr. Sliney was Chief Executive Officer of Gump’s, a high end department store retailer based in San Francisco. Mr. Sliney received an M.B.A. from the Anderson School at UCLA.

Edmund C. Munger.  Mr. Munger has been a director since July 5, 2007. He has been the Chief Technology Officer of VirnetX since July 2006 and a director of VirnetX since July 2006. From July 1987 to June 2006, Mr. Munger held various positions including Associate Division Manager, Division Manager, Chief System Architect and Assistant Vice President at Science Applications International Corporation (NYSE: SAI), a leading provider of services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. government civil agencies, as well as to customers in selected commercial markets. Mr. Munger is named as a co-inventor on the majority of the patents in the VirnetX patent portfolio. Mr. Munger received a M.S. in Naval Architecture and Marine Engineering from MIT and a B.S. in Naval Science from the United States Naval Academy.

Scott C. Taylor.  Mr. Taylor has been a Director since July 5, 2007. Mr. Taylor serves as Executive Vice President and General Counsel for Symantec Corporation where he has been employed since February 2007. From January 2002 to February 2007, Mr. Taylor worked for Phoenix Technologies Ltd. Prior to 2002, Mr. Taylor has worked at Narus Inc., Symantec Corporation, Pillsbury Madison & Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP), ICF Incorporated (now ICF Consulting) and the U.S. Securities and Exchange Commission in various roles. Mr. Taylor was admitted to practice law in the State of California in 1993. Mr. Taylor has a B.A. in International Relations from Stanford University and a J.D. from George Washington University.

Michael F. Angelo.  Angelo has been a director since July 5, 2007. He has been a Senior Architect at NetIQ Corporation since August 2005. From October 2003 to August 2005, Mr. Angelo was a Security Architect and Manager, Government Engagements SBU with Microsoft Corporation. From July 1989 to October 2003, Mr. Angelo was a Staff Fellow at both Hewlett Packard Company and Compaq Computer Corp. Mr. Angelo also served as Senior Systems Programmer at the John von Neumann National Supercomputer Center from September 1985 to July 1989. He was a Sub-Chairman of the National Institute of Standards and Technology Board of Assessment for Programs/National Research Council responsible for the CISD review, for fiscal years 2001 and 2002, and a technology contributor and participant on the U.S. Commerce Department’s Information Systems Technical Advisory Council (ISTAC), from 1999 to the present. Mr. Angelo was named a distinguished lecturer for 2004 and 2005 by Sigma XI, the Scientific Research Society. He currently holds 49 patents, most in the area of security and authentication, and was also named the 2003 Inventor of the Year for the City of Houston by the Houston Intellectual Property Lawyers Association.

Thomas M. O’Brien.  Mr. O’Brien has been a director since July 5, 2007. He has been Senior Vice President of Reit Management & Research LLC, an institutional manager of real estate, public real estate investment trusts (“ REITs ”) and other public companies, since May 2006 and served as a Vice President of that company from May 1996 to April 2006. During the last five years, Mr. O’Brien has held various positions with public entities managed by Reit Management or its affiliates, including serving as: (1) Chief Executive Officer and President of TravelCenters of America LLC (NYSE Amex: TA), since February 2007 and a Managing Director since October 2006; (2) Chief Executive Officer and President of RMR Funds, a group of publicly traded closed-end investment management companies which invest in equity and fixed income securities in the U.S. and international real estate, hospitality and finance sectors, from 2003 to May 2007; and (3) Executive Vice President of Hospitality Properties Trust (NYSE: HPT), a REIT that invests in hotels and travel centers, from 2002 to 2003 and Chief Financial Officer from 1996 to 2002. From 1988 to 1996, Mr. O’Brien was a senior manager with Arthur Andersen LLP where he served a number of public company clients. Mr. O’Brien graduated cum laude from the University of Pennsylvania, Wharton School of Business, with a B.S. in Economics.

Significant Employees

Robert Dunham Short III.  Mr. Short has been the Chief Scientist for VirnetX since May 2006. From February 2000 to April 2007, Mr. Short was Assistant Vice President and Division Manager at Science Applications International Corporation, or SAIC. From 1994 to February 2000, he also held various other positions at SAIC. Prior to SAIC, he worked at ARCO Power Technologies, Inc. (Atlantic Richfield Petroleum), Sperry Corporate Technology Center and Sperry Research Center. Mr. Short is named as a co-inventor on substantially all of the patents in the VirnetX patent portfolio. He holds a TS/SCI security clearance. He has a Ph.D in Electrical Engineering from Purdue University along with a M.S. in Mathematics and a B.S. in Electrical Engineering from Virginia Tech.

Kathleen Larsen.  Ms. Larsen is our Chief Administrative Officer. Prior to this position, she served as our Vice President, Administration and Human Resources since February 2005. From September 2004 until February 2005, Ms. Larsen focused on equity raise and pre-incorporation activities related to VirnetX. Ms. Larsen also served as the Treasurer and Chief Financial Officer of VirnetX from March 2006 until July 2007. From September 2002 to September 2004, Ms. Larsen was a Commercial Property Manager for JBD Properties, a real estate developer. Ms. Larsen’s experience includes Executive Recruiter at Armen and Associates, Senior Director of Human Resources at CHW Advertising and Human Resource and Office Manager at Realtime Consulting, Inc./MODIS.

Sameer Mathur.  Mr. Mathur has been the Vice President of Corporate Development and Marketing for VirnetX since July 2007. Prior to that date, Mr. Mathur was the Vice President of Business Development of VirnetX since April 2006. From March 2004 to April 2006, Mr. Mathur was Product Line Manager for SonicWALL Inc. From April 2003 to March 2004, Mr. Mathur was Senior Product Manager for Zone Labs Inc, a leading provider of Internet security software. From June 1996 to April 2003, he was Senior Product Marketing Manager of Phoenix Technologies Ltd. Prior to June 1996, Mr. Mathur worked in various engineering and marketing roles for OEC Japan, IBM Japan, and Pertech Computers Ltd. Mr. Mathur has a B.S. in Engineering from Gujarat University, India.

Dr. Victor Larson.  Dr. Larson is the Director of Research and Development and a co-inventor of the VirnetX technologies. Prior to joining VirnetX, Dr. Larson worked for over 20 years doing system engineering, software design and technical program management under contract to many branches of the Department of Defense and the intelligence community. Dr. Larson worked on numerous advanced prototypes to implement new solutions to secure communications, remote sensing data extraction and processing, intelligence information extraction and data visualization. Dr. Larson holds a Ph.D. in Information Technology from George Mason University, an M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute, and a B.S. in Mechanical Engineering from Virginia Tech.

Greg Wood.  Mr. Wood has been with VirnetX since October 2007 and has been our Senior Director of Corporate Communications since May 2008. His executive brand experience includes McDonalds, Safeway, Nissan, Burger King, Taco Bell, Nutri-System, Supercuts and Pacific Gas & Electric with advertising agencies that include J. Walter Thompson, Chiat/Day, Tracy-Locke/BBDO, Hoefer Dietrich & Brown and Crossover Creative. Mr. Wood’s areas of marketing expertise include strategic branding, new business development, direct, licensing, product merchandising, consumer education, multicultural, investor relations and public relations. Mr. Wood holds a B.A. degree from the University of California, Davis.

Advisory Board Members

The VirnetX advisory board collaborates with and provides advice and assistance to the Company, with a focus on facilitating the development and commercialization of the Company’s licensing program.

John Cronin.  Mr. Cronin has been a member of our advisory board since October 2008. He is Managing Director and Chairman of ipCapital Group. John spent over 17 years at IBM Corporation and became its top inventor with over 100 patents and 150 patent publications. He created and ran “The IBM Patent Factory” which was essential to helping IBM become number one in US patents and the team contributed to the start of and success of IBM’s successful licensing program. Mr. Cronin holds a BSEE, an MSEE, and a B.A. degree in Psychology from the University of Vermont.

Paul Henderson.  Mr. Henderson has been a member of our advisory board since October 2008. He is Managing Director of Clarify LLC, a business advisory firm specializing in intellectual property strategy for both early stage and established companies. Prior to this, Mr. Henderson was Director of IP acquisition at Hewlett Packard, or HP. Mr. Henderson also managed HP’s Product Generation Consulting Group, providing internal advisory and consulting services to senior leaders of HP businesses. Mr. Henderson holds MBAs from UC Berkeley Haas School of Business and Columbia Graduate School of Business and a degree in Chemical Engineering from the University of Washington.

John F. Slitz.  Mr. Slitz has been a member of our advisory board since October 2008. He is the founder of World Series of Golf, Inc. and has been its Chairman of the Board of Directors since 2003. Mr. Slitz was also Vice President of IBM from 2005 to 2007. From 2002 to 2005, Mr. Slitz served as Chief Executive Officer and President of Systems Research and Development (acquired by IBM in 2005). From 2000 to 2002, he was a venture partner at Osprey Ventures, focusing on investments in middleware software companies. Mr. Slitz was also a principal at Slitz & Company, a consulting firm to software and Internet companies. From 1997 to 1999, he was Senior Vice President of Marketing with Novell, Inc. Mr. Slitz holds a B.A. in Economics from SUNY at Cortland, MALS in Psychology/Sociology from the Graduate Faculty New School for Social Research, and an MBA in Management from Farleigh-Dickinson University.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of Executive Compensation

We maintain a peer-based executive compensation program comprised of multiple elements. We typically review the elements of compensation for our Named Executive Officers annually. In connection with our review, we analyze the compensation paid by the following peer companies:

•
Early and late stage private companies using a semi-annual survey of private, venture-backed companies that have received at least one round of financing from a professional U.S.-based venture capital firm. Of the companies in this survey, over one-half are in the information technology business and the remainder are divided between healthcare, products and services and other companies.

•
A key comparable company, Medivation, Inc., which also completed a reverse merger followed by an underwritten direct primary public offering. This company had similar market capitalization compared to us and was similarly early stage and pre-revenue at the time of their reverse merger, although this company is a medical device company.

•
Public company peers using data we gathered from the SEC filings of ten public companies with the same industry code as us and otherwise in a comparable industry, having a market capitalization of between $25 million and $500 million, and in a similar geographic region.

The primary objectives of our peer-based executive compensation program are:

•	attracting and retaining the most talented and dedicated executives possible;

•	correlating annual and long-term cash and stock incentives to achievement of measurable performance objectives; and

•	aligning executives’ incentives with stockholder value creation.

To achieve these objectives, we implement and maintain compensation plans that tie a substantial portion of each executive’s overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates, the identification and advancement of additional product candidates, and the performance of our common stock price. Our compensation committee’s approach emphasizes the setting of compensation at levels the committee believes are competitive with executives in other companies of similar size and stage of development who are operating in the information technology industry while taking into account our relative performance and our own strategic goals.

Tax Deductibility of Executive Compensation

Our compensation committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers in the proxy statement, unless compensation is qualified performance-based compensation within the meaning of Section 162(m). In approving the amount and form of compensation for our Named Executive Officers, our compensation committee will continue to consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m).

Role of Executive Officers

Our compensation committee exclusively makes all compensation decisions with regard to our chief executive officer and it approves recommendations regarding compensation for our other employees. Our president and chief executive officer generally attends compensation committee meetings and sometimes makes recommendations to our compensation committee regarding the amount and form of the compensation of the other executive officers and key employees. He is not present for any of the executive sessions or for any discussion of his own compensation.

Elements of Executive Compensation

Executive compensation consists of the following elements:

•
Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the program is designed to deliver executive base salaries within the range of salaries for executives with the requisite skills in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Executives with more experience, critical skills, and/or considered key performers may be compensated above the range as part of our strategy for attracting, motivating and retaining highly experienced and high performing employees. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. This review generally occurs each year in the fourth quarter and adjustments are made from time to time to ensure market competitiveness.

•
Discretionary Annual Incentive Bonus. Each year, our compensation committee establishes a target discretionary annual incentive bonus pool based on a percentage of an executive’s base salary and the achievement of corporate and individual objectives. Our compensation committee may award discretionary annual incentive bonuses to our chief executive officer or other employees. Our compensation committee utilizes annual incentive bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as establishment and maintenance of key strategic relationships, development and implementation of our licensing strategy, development of our product, identification and advancement of additional products, and to financial factors such as raising capital, improving our results of operations, and increasing the price per share of our common stock.

•
Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages high performance by our executive officers through the use of stock and stock-based awards. Our 2007 Stock Plan was established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. Our compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle.

•
Stock Option Grants. Stock option grants are made at the commencement of employment, may be made annually based upon performance and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. Our compensation committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, the value of stock options in relation to other elements of the individual executive’s total compensation, and the individual’s potential ownership as a percentage of our total outstanding shares relative to comparable companies. We expect to continue to use stock options as a long-term incentive vehicle because:

•
stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders;

•	stock options are performance based and all the value received by the recipient of a stock option is based on the growth of the stock price;

•
stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term; and

•	the vesting period of stock options encourages executive retention and the preservation of stockholder value.

Stock Ownership Guidelines

We have not adopted stock ownership guidelines and our 2007 Stock Plan has provided the principal method for our executive officers to acquire equity in the Company. We currently do not require our directors or executive officers to own a particular amount of our common stock. Our compensation committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Perquisites

Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time we do not provide special benefits or other perquisites to our executive officers.

Change of Control Arrangements

Our 2007 Stock Plan allows our Board to determine the terms and condition of awards issued thereunder. Our Board has made the determination that all options issued under our 2007 Stock Plan will include the provision that in the event of a “Change of Control” (as defined in our 2007 Stock Plan), all unvested shares underlying the option will vest and become exercisable immediately prior to the consummation of such Change of Control transaction.

Named Executive Officers’ Compensation

Base Salary

Mr. Larsen is our president and chief executive officer, as well as a director. Relative to the benchmarking surveys described above, his base salary is between the median and the 75th percentile for early and late stage private companies, below our key comparable company and below the median and the 75th percentile of our public company peers. Mr. Larsen, a founder of VirnetX Inc., has driven the organization’s performance, leading it from inception, through the early start-up phase and through several rounds of financing. Mr. Larsen will be critical to our ability to pursue our licensing strategy going forward.

Mr. Sliney is our chief financial officer and his base salary is below the median and the 75th percentile of early stage private companies, below the median for late stage private companies and our public company peers, and below our key comparable company. In establishing Mr. Sliney’s base salary, our compensation committee primarily considered Mr. Sliney’s experience in public company work, his transactional and strategic skills, his level of responsibility, past contributions to our performance and expected contributions to our further success.

Pursuant to a meeting held on April 3, 2009, the compensation committee decided to maintain the annual base salaries of our Named Executive Officers for 2009 at their current 2008 levels. At that meeting, the compensation committee did approve a stock option grant to Mr. Larsen to purchase 585,425 shares of the Company. The Company filed a Current Report on Form 8-K with the SEC reporting this grant and other related matters on April 7, 2009.

Discretionary Annual Incentive Bonus

Pursuant to a meeting held on April 3, 2009, the compensation committee decided not to award any cash bonuses for 2008 to our Named Executive Officers.

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to the Company by the chief executive officer and the chief financial officer for the fiscal year ended December 31, 2008. Collectively, these are the “Named Executive Officers.”

Name & Principal
Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($)(2)	Total ($)
Kendall Larsen	2008	275,000	—	253,903		528,903
Chief Executive Officer, President and Director	2007	245,000	244,211	21,159		510,370
	2006	237,039	—	7,665		244,704
William E. Sliney	2008	98,442	—	470,536		568,978
Chief Financial Officer	2007	36,460	15,313	39,211		90,984
	2006				30,000	30,000
_______________

(1)
The amounts in this column reflects amounts recognized for financial statement reporting purposes for the stated fiscal years for stock options granted in that fiscal year and in prior fiscal years, in accordance with SFAS 123R. However, these amounts do not include any reduction for risk of forfeiture related to service-based vesting. The option awards included in this expense amount were granted from December 31, 2007 through December 31, 2008. These amounts reflect our accounting expense for these awards and do not represent the actual value that may be realized by the Named Executive Officers. There can be no assurance that these amounts will ever be realized. For information on the valuation assumptions used in valuing stock option awards, refer to the Note to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year in which the stock option was granted titled “Stock Based Compensation.”

(2)	The amounts in this column reflect compensation earned by the Named Executive Officer for consulting services he provided to the Company.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth, for each of our Named Executive Officers, the number and exercise price of unexercised options, and the number and market value of stock awards that have not vested as of the end of fiscal year 2008:

		Number of
		Securities
		Underlying	Number of Securities
		Unexercised	Underlying		Option	Option
		Options	Unexercised Options		Exercise	Expiration
Name	Grant Date	Exercisable (#)	Unexercisable (#)		Price ($)	Date
Kendall Larsen
Chief Executive Officer,	03/23/2006	41,516	-0-		0.2408712	03/22/2016
President and Director	12/31/2007	53,330	159,989	(1)	6.468	12/30/2012
William E. Sliney Chief Financial Officer	12/31/2007	95,774	287,321	(1)	5.88	12/30/2017
____________

(1)	On the first anniversary of the date of grant, 1/4th of the shares vested and became exercisable, with 1/48th of the shares vesting and becoming exercisable each month thereafter.
Transactions with Related Persons

Our Code of Ethics requires each of our directors, employees, officers, and consultants to disclose any significant interest in any related party transaction and that interest must be approved in writing by our legal department. If it is determined that the transaction is required to be reported under SEC rules, then the transaction will be subject to the review and approval by our audit committee of our Board. A copy of our Code of Ethics is available on our website at http://www.virnetx.com in the “Highlights” link in the “Corporate Governance” subcategory under the “Investors” tab.

The charter of our audit committee affirms that one of our audit committee’s responsibilities is to review and approve material related party transactions and related party transactions that are required to be disclosed in our public filings. We annually require each of our directors and executive officers to complete a Questionnaire for Directors, Officers and 5% Stockholders that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

The following is a description of each transaction in the last fiscal year and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•
any of our directors, executive officers, holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Stock Option Grants

We have granted stock options to our executive officers and certain of our directors under our 2007 Stock Plan.  See “Director Compensation” starting on page 57 and “Named Executive Officers’ Compensation” starting on page 45 for a further description of these option awards.

In connection with the consummation of the merger between VirnetX Holding Corporation and VirnetX, we assumed certain obligations under an Advisory Service Agreement dated November 6, 2006 by and between VirnetX and MDB Capital Group LLC, as amended by the terms of that certain Release Agreement between the same parties, which was executed on July 5, 2007. MDB Capital Group was a stockholder of VirnetX prior to the merger and Christopher Marlett, a principal at MDB Capital Group, is currently one of our stockholders as a result of the merger. Christopher Marlett, as of December 31, 2008 beneficially owned approximately 5.14% of our issued and outstanding shares of common stock. MDB Capital Group’s affiliates include Anthony DiGiandomenico and Robert Levande, each of whom is one of our existing stockholders as a result of the merger.

Additionally, in connection with the consummation of the merger, we entered into the following agreements and transactions with certain of our directors, executive officers and 5% stockholders:

Indemnification Agreements

We entered into Indemnification Agreements with each person who became one of VirnetX Holding Corporation’s directors or officers in connection with the consummation of the merger between VirnetX Holding Corporation and VirnetX Inc., pursuant to which, among other things, we will indemnify such directors and officers to the fullest extent permitted by Delaware law, and provide for advancement of legal expenses under certain circumstances. The Indemnification Agreements are effective as of July 5, 2007 and were filed as exhibits to our Current Report on Form 8-K filed with the SEC on July 12, 2007.

Registration Rights Agreement

Effective as of July 5, 2007, we entered into a Registration Rights Agreement with all of the persons who were issued shares of our common stock and securities convertible into shares of our common stock in the merger.

Pursuant to the Registration Rights Agreement, commencing six months after the closing of the merger, the security holders have a right to request that we register for resale (a) the shares of common stock issued to such persons in the merger and (b) the shares of common stock underlying convertible notes, options and warrants issued to such persons in the merger. We are required to cause each such registration statement filed as a result of such requests to be declared effective under the Securities Act as promptly as possible after the filing thereof and to keep such registration statement continuously effective under the Securities Act until the earlier of (1) the date when all shares included in the registration statement have been sold; (2) the date that all shares can be sold pursuant to Rule 144; and (3) one year from the effective date of such registration statement.

Additionally, the Registration Rights Agreement provides the security holders with “piggyback” registration rights such that at any time there is not an effective registration statement covering the common stock described above and we file a registration statement relating to an offering for our own account or the account of others under the Securities Act, other than in connection with any acquisition of any entity or business or equity securities issuable in connection with stock options or other employee benefit plans and other than in connection with this offering, then we are required to send notice to the security holders of such intended filing at least 20 days prior to filing such registration statement and we are required to automatically include in such registration statement all shares of common stock issued in the merger and all shares of common stock underlying convertible notes, options and warrants issued in the merger.

Each security holder also has indemnified us, our directors, officers, agents, and certain other control persons against damages arising out of or based upon: (1) such security holder’s failure to comply with the prospectus delivery requirements of the Securities Act or (2) such security holder’s provision of any untrue or alleged untrue statement of a material fact to be contained in any registration statement or prospectus, or arising out of or relating to any such security holder’s omission or alleged omission of a material fact required to be stated therein or necessary to make the statements contained in such registration statement or prospectus not misleading.

Lock-Up Agreements

Effective as of July 5, 2007, we entered into a lock-up agreement with certain of the persons who were issued shares of our common stock in the merger and all persons who exchanged VirnetX options for VirnetX Holding Corporation options in the merger, pursuant to which we imposed certain restrictions on the sale of our common stock or any securities convertible into or which may be exercised to purchase any shares of our common stock acquired in connection with the merger for a period of at least 12 months after the consummation of the merger. That lock-up agreement expired on July 5, 2008. In addition, all of our officers and directors, as well as certain of our stockholders, entered into a lock-up agreement with the underwriter of our December 2007 public offering, which restricts sales of their shares until December 31, 2008. Certain of those shares are now no longer subject to the transfer restrictions of such underwriter’s lock-up agreement from our December 2007 offering. Only shares beneficially owned by our directors and officers, which represent 26.16% of our outstanding common stock as of December 31, 2008, currently remain subject to the provisions of such underwriter’s lock-up agreement.

Transactions Between the Company and William E. Sliney

From March 2002 until July 5, 2007, the Company utilized the office space and equipment of its then officer, William E. Sliney, at no cost. Management estimates the value thereof to be immaterial.

Promoters and Control Persons

Glenn Russell was a founder and owned approximately 60% of the outstanding shares of VirnetX Holding Corporation immediately prior to the merger between VirnetX Holding Corporation and VirnetX. Mr. Russell received no compensation in connection with the merger between VirnetX and VirnetX Holding Corporation. Mr. Russell’s historical compensation from VirnetX Holding Corporation in his capacity as its Chief Executive Officer prior to the merger has been disclosed in VirnetX Holding Corporation’s reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

Voting Agreement

On December 12, 2007, we entered into a Voting Agreement with the following stockholders that collectively own 4,766,666 shares of our common stock, representing approximately 12.76% of our 37,369,985 shares outstanding as of April 13, 2009:

•	San Gabriel Fund, LLC

•	JMW Fund, LLC

•	John P. McGrain

•	The John P. McGrain Grantor Retained Annuity Trust u/t/d/ June 25, 2007

•	John P. McGrain, SEP IRA

•	John P. McGrain, 401K

•	The Westhampton Special Situations Fund, LLC

•	The Kirby Enterprise Fund, LLC

•	Kearney Properties, LLC

•	Kearney Holdings, LLC

•	Charles F. Kirby, Roth IRA

•	Charles F. Kirby

The Voting Agreement requires each of the above stockholders to vote all of the shares of our voting stock held by them from time to time in favor of the directors nominated by our Board of Directors and in a manner proportional to all the other votes cast by shares present and voting with respect to any other matter brought to the stockholders for a vote. This voting arrangement is an initial and continuing listing requirement for our common stock to be and remain listed on the NYSE Amex Stock Exchange.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of November 30, 2009 by:

•
all persons known to us, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act or in statements made to us, to be the beneficial owners of more than 5% of our common stock and based on the records of Corporate Stock Transfer, Inc., our transfer agent;

•	each director;

•	each of our Named Executive Officers in the table under “Executive Compensation — Summary Compensation Table” on page 46 of this prospectus; and

•	all current directors and executive officers as a group.

This table lists applicable percentage ownership based on 39,750,927 shares of common stock outstanding as of November 30, 2009. Securities that a person has a right to acquire pursuant to SEC rules within 60 days of November 30, 2009 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.

Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses, to the best of our knowledge, sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless indicated otherwise, is c/o VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent Of Class(2)
5% or Greater Stockholders:
Gregory H. Bailey c/o 15 Barberry Place, Suite 809 Toronto, Ontario, Canada M2K1G9(3)	2,328,342(3)	5.86%
Kendall Larsen 5615 Scotts Valley Dr., #110 Scotts Valley, CA 95066	9,449,492(4)	23.46%
Robert M. Levande 730 Fifth Ave., 9th Floor New York, NY 10019	2,084,101(5)	5.24%
Directors and Executive Officers:
Kendall Larsen	9,449,492(4)	23.46%
Edmund C. Munger	1,034,762(6)	2.54%
William E. Sliney	196,713(7)	*
Thomas M. O’Brien	161,664(8)	*
Michael F. Angelo	86,516(9)	*
Scott C. Taylor	45,000(10)	*
All directors and executive officers as a group (6 persons):	10,974,147 (4)(6)(7)(8) (9) (10)	26.43%

____________

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are exercisable or convertible at or within 60 days of November 30, 2009 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based upon 39,750,927 shares of common stock issued and outstanding on November 30, 2009.

(3)	Consists of (i) 2,260,075 shares directly held by Gregory H. Bailey, and (ii) 68,267 shares held by Palantir Group, Inc., of which Mr. Bailey has voting and investment power.

(4)
Consists of (i) 532,198 shares issuable pursuant to options exercisable as follows: 148,175 options held by Mr. Larsen and 384,023 options held by Mrs. Larsen; (ii) 608,530 shares held by Mrs. Larsen; (iii) 5,572 shares held in brokerage accounts by Mrs. Larsen’s two adult children  (the “Sheehan Children”); (iv) 100,000 shares held in irrevocable trusts for the benefit of the Sheehan Children and (v) 50,000 shares held in an irrevocable trust for the benefit of Mr. Larsen’s son.  Mr. Larsen disclaims beneficial ownership of the 764,102 shares held by Mrs. Larsen, the Sheehan Children and his son.

(5)
Consists of (i) 1,876,521 shares directly held by Robert M. Levande and (ii) 207,580 shares held by the Arthur Brown Trust FBO Carolyn Brown Levande, of which Mr. Levande has voting and investment power.

(6)	Includes (i) 908,161 shares issuable pursuant to vested options and (ii) 35,001 shares issuable pursuant to warrants.

(7)	Includes (i) 191,547 shares issuable pursuant to vested options and (ii) 3,000 shares issuable pursuant to warrants.

(8)	Includes (i) 45,000 shares issuable pursuant to vested options and (ii) 69,999 shares issuable pursuant to warrants.

(9)	Includes 45,000 shares issuable pursuant to vested options.

(10)	Shares issuable pursuant to vested options.

(*)	Less than 1% .

CORPORATE GOVERNANCE
Our Corporate Governance Guidelines

Our Board of Directors has established guidelines that it follows in matters of corporate governance. The following is a summary of those guidelines. A complete copy of the documents underlying our guidelines is available online at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or in paper form upon request to our corporate secretary.

Role of the Board

Our directors are appointed to oversee the actions and results of our management. They were selected for their educational background, professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and ability to represent the best interests of our stockholders. Their responsibilities include:

•	providing general oversight of the business;

•	approving corporate strategy;

•	approving major management initiatives;

•	providing oversight of legal and ethical conduct;

•	overseeing our management of significant business risks;

•	selecting, compensating, and evaluating directors;

•	evaluating Board processes and performance; and

•	reviewing and implementing recommendations and reports of the compensation committee on our compensation practices.

Composition of the Board of Directors

Mix of Independent Directors and Officer-Directors

Our Board has determined that it is beneficial for us and our stockholders to have a Board with a majority of independent directors and for our chief executive officer to also be a Board member. Other officers may, from time to time, be Board members, but no officer other than the chief executive officer should expect to be elected to our Board by virtue of his or her office.

Selection of Director Candidates

Our Board is responsible for selecting candidates for Board membership and for establishing the criteria to be used in identifying potential candidates. Our Board delegates the screening process to the nominating and corporate governance committee.

Independence Determinations

Our Board annually determines the independence of directors based on a review by the directors and the nominating and corporate governance committee. No director is considered independent unless our Board has determined that he or she has no material relationship with the Company, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with the Company.

We have adopted the following standards for director independence in compliance with the NYSE Amex Stock Exchange and Item 407 of Regulation S-K’s corporate governance listing standards:

•
no director qualifies as “independent” if such person has a relationship which, in the determination of at least a majority of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•
a director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries, is not “independent” until three years after the end of such employment relationship;

•
a director who accepts, or whose immediate family member accepts, more than $100,000 in compensation from us or any of our subsidiaries during any period of 12 consecutive months within the three years preceding the determination of independence, other than certain permitted payments such as compensation for Board or Board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan is not considered “independent”;

•
a director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•
a director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our, or any of our subsidiaries’, present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•
a director who is, or who has a family member who is, a current partner of our independent registered public accounting firm, Farber Hass Hurley LLP, or was a partner or employee of Farber Hass Hurley LLP who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

Our Board has determined that Michael F. Angelo, Thomas M. O’Brien and Scott C. Taylor meet the aforementioned independence standards. There are no family relationships among any of our directors or executive officers.

Director Compensation and Equity Ownership

Our compensation committee annually reviews director compensation. Any recommendations for changes are made to our full Board by our compensation committee.

In order to align directors’ incentives with the creation of stockholder value, we believe that directors should hold meaningful equity ownership positions in the Company; accordingly, a significant portion of overall director compensation is in the form of equity of the Company.

Board Meetings and Committees and Annual Meeting Attendance

Our Board held a total of ten meetings and acted by written consent four times during the calendar year ended December 31, 2008. Mr. O’Brien attended nine out of the ten Board meetings; otherwise, every director has attended every Board meeting and the meetings of all committees to which he is a member. Since June 29, 2007, our Board had a standing audit committee, compensation committee and nominating and corporate governance committee. Our audit committee charter, compensation committee charter, and nominating and corporate governance committee charter, each as adopted by the Board, are posted on our website at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab.

We encourage, but do not require, our Board members to attend our annual meetings of stockholders. We expect all Board members to be present at this Annual Meeting.

Stockholders’ Communications Process

Any of our stockholders who wish to communicate with our Board, a committee of our Board, our non-management directors as a group, or any individual member of our Board, may send correspondence to our Corporate Secretary at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066.

Our Corporate Secretary will compile and submit on a periodic basis all stockholder correspondence to our entire Board, or, if and as designated in the communication, to a committee of our Board, our non-management directors as a group, or an individual Board member. The independent directors of our Board review and approve the stockholders’ communications process periodically to ensure effective communication with stockholders.

Code of Ethics

We have adopted a Code of Ethics for all employees and directors to prohibit conflicts of interest between our employees and the Company. A copy of our Code of Ethics is available on our website at http://www.virnetx.com/in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

We intend to post on our website any amendment to, or waiver from, a provision of our Code of Ethics within four (4) business days following the date of such amendment or waiver. We do not anticipate any such amendments or waivers.

Committees of the Board of Directors

Director	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Michael F. Angelo	Chair	X	X
Kendall Larsen
Edmund C. Munger
Thomas M. O’Brien	X	X	Chair
Scott C. Taylor	X	Chair	X

Nominating and Corporate Governance Committee Matters

Membership and Independence

Our nominating and corporate governance committee met once during the fiscal year ended December 31, 2008.

Messrs. Angelo, O’Brien and Taylor, each of whom is a non-employee member of our Board, comprise our nominating and corporate governance committee. Mr. Angelo is the chairman of our nominating and corporate governance committee. Our Board has determined that each of Messrs. Angelo, O’Brien and Taylor meet current SEC and NYSE Amex Stock Exchange requirements for independence. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending to the Board director nominees for each annual meeting of stockholders, vacancy or newly created director position;

•	developing and recommending to our Board governance principles applicable to us, including the Code of Ethics;

•	overseeing the evaluation of our Board and management; and

•	delegating such of its authority and responsibilities as it deems proper to members of the committee or a subcommittee.

A more detailed description of our nominating and corporate governance committee’s functions can be found in our nominating and corporate governance committee charter at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

Stockholder Recommendations and Nominees

The policy of our nominating and corporate governance committee is to consider properly submitted recommendations for candidates to our Board from stockholders. In evaluating such recommendations, our nominating and corporate governance committee seeks to achieve a balance of experience, knowledge, integrity, and capability on our Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by our nominating and corporate governance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and the Company within the last three years, at least three personal references, a statement of recommendation of the candidate from the stockholder, a description of Common Stock beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on our Board, and a written indication to provide such other information as the nominating and corporate governance committee may reasonably request.

Stockholder recommendations to our Board should be sent to our Corporate Secretary at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066.

Director Qualifications

Our nominating and corporate governance committee evaluates and recommends candidates for membership on our Board consistent with criteria established by the committee. Our nominating and corporate governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for our Board or specific qualities or skills that are necessary for one or more of the members of our Board to possess. However, our nominating and corporate governance committee, when considering a potential non-incumbent candidate, will factor into its determination the following qualities of a candidate: educational background, professional experience, including whether the person is a current or former chief executive officer or chief financial officer of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom and ability to represent the best interests of our stockholders.

Identification and Evaluation of Nominees for Directors

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size and composition of our Board, the needs of our Board and the respective committees of our Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominating and corporate governance committee through stockholders, management, current members of our Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate, or other actions the committee deems appropriate, including the use of third parties to review candidates.

Audit Committee Matters

Membership and Independence

Our audit committee met eight times and acted by written consent one time during the fiscal year ended December 31, 2008.

Messrs. Angelo, O’Brien and Taylor, each of whom is a non-employee member of our Board, comprise our audit committee. Mr. O’Brien is the chairman of our audit committee. Our Board has determined that Messrs. Angelo, O’Brien and Taylor each satisfy the requirements for independence under the rules and regulations of the NYSE Amex Stock Exchange and the SEC. Our Board has also determined that Mr. O’Brien qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the NYSE Amex Stock Exchange. Our audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Responsibilities

Our audit committee’s responsibilities include the following:

•	appointment of and approval of compensation for our independent public accounting firm, including oversight of its independence;

•	oversight of our accounting and financial reporting processes;

•	oversight of the audits of our financial statements;

•	oversight of the effectiveness of our internal control over financial reporting; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

A more detailed description of our audit committee’s functions can be found in our audit committee charter at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

Compensation Committee Matters

Membership and Independence

Messrs. Angelo, O’Brien and Taylor, each of whom is a non-employee member of our Board, comprise our compensation committee. Mr. Taylor is the chairman of our compensation committee. Our Board has determined that each member of our compensation committee meets the requirements for independence under the rules of the NYSE Amex Stock Exchange, and is a “non-employee director” within the meaning of the Exchange Act, and is an “outside director,” within the meaning of the Code.

Scope of Authority

Our compensation committee’s responsibilities include the following:

•	exclusive authority for determining our chief executive officer’s compensation;

•
determining for other executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits or compensation arrangement, including delegating its authority on these matters with regard to our non-officer employees and consultants to appropriate supervisory personnel;

•	evaluating and recommending to our Board compensation plans, policies, and programs for our chief executive officer and other executive officers;

•	administering our equity incentive plans; and

•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

Except with respect to determining the chief executive officer’s compensation, the Committee may delegate its authority to a subcommittee of the committee and, to the extent permitted by applicable law, the committee may delegate to officers or appropriate supervisory personnel the authority to grant stock awards to non-executive, non-director employees.

A more detailed description of our compensation committee’s functions can be found in our compensation committee charter at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

Our Compensation Committee’s Processes and Procedures

Our compensation committee’s primary processes for establishing and overseeing executive compensation include:

•	Meetings. Our compensation committee acted by written consent one time during the fiscal year ended December 31, 2008; and

•
Role of executive officers.  Our president and chief executive officer generally attends compensation committee meetings and sometimes makes recommendations to our compensation committee regarding the amount and form of the compensation of the other executive officers and key employees. He is not present for any of the executive sessions or for any discussion of his own compensation.

Directors’ compensation is established by our Board upon the recommendation of our directors and our compensation committee.

Director Compensation

Directors who are also our employees are not paid an annual retainer, nor are they compensated for serving on the board. Information regarding compensation otherwise received by our directors, who are also executive officers, is provided under the heading “Named Executive Officers’ Compensation.”

Cash Compensation

We provide the following cash compensation for non-employee directors:

•	each non-employee director will receive a quarterly cash retainer of $5,000;

•
each non-employee director who serves as a member of our audit committee will receive a quarterly cash retainer of $625; each non-employee director who serves as a member of our compensation or nominating and corporate governance committees will receive a quarterly cash retainer of $500 for each committee;

•
each non-employee director who serves as a chair of our audit committee will receive a quarterly cash retainer of $3,125; each non-employee director who serves as a chair of our compensation or nominating and corporate governance committees will receive a quarterly cash retainer of $1,250; and

•
each non-employee director who attends a board meeting will receive a cash payment of $1,500 ($500 for telephone participation) and each non-employee director who attends a committee meeting will receive a cash payment of $1,000 ($500 for telephone participation).

Stock Compensation

We provide the following stock compensation for non-employee directors, to be granted at the Annual Meeting of Stockholders each year:

•
each new non-employee director will be granted an option to purchase 30,000 shares of common stock with a per-share exercise price equal to the fair market value of that stock on the date of grant and which will vest monthly with respect to 1/36th of the total number of shares subject to the option, conditioned upon continued service as a director; provided that these options automatically become exercisable in full immediately prior to a “Change of Control” as defined in the 2007 Stock Plan; and

•
each existing non-employee director will be granted an option to purchase 10,000 shares of common stock with a per-share exercise price equal to the fair market value of that stock on the date of grant and which will be fully vested on the date of grant.

The following table shows the compensation earned by or paid to each of our independent directors during fiscal year 2008:

	Fees Earned	Option
	or Paid in	Awards
Name	Cash ($)	($)(1)	Total($)
Michael F. Angelo	38,500	85,240	123,740
Thomas M. O’Brien	44,000	85,240	129,240
Scott C. Taylor	38,500	85,240	123,740
______________

(1)
The amounts in this column reflect amounts recognized for financial statement reporting purposes for stock options granted in the fiscal year ended December 31, 2008 and in prior fiscal years, in accordance with Statement of Financial Standards (“ SFAS ”) No. 123R, “Share-Based Payment” (“ SFAS 123R ”). However, these amounts do not include any reduction for risk of forfeiture related to service-based vesting. The option awards included in this expense amount were granted from December 31, 2007 through December 31, 2008. These amounts reflect our accounting expense for these awards and do not represent the actual value that may be realized by our non-executive directors. There can be no assurance that these amounts will ever be realized. The outstanding options held by each director at 2008 year end were as follows: Mr. Angelo (40,000), Mr. O’Brien (40,000) and Mr. Taylor (40,000.)

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling security holders, the number of securities beneficially owned by the selling security holders as of September 11, 2009, and the total number of securities that may be offered pursuant to this prospectus.   The table also provides information regarding the beneficial ownership of our securities by the selling security holders as adjusted to reflect the assumed sale of all of the securities offered under this prospectus.  Percentage of beneficial ownership is based on 39,750,927 shares of our common stock outstanding as of September 11, 2009.  The selling security holders may offer the securities for sale from time to time in whole or in part.  Except where otherwise noted, the selling security holders named in the following table have, to our knowledge, sole voting and investment power with respect to the securities which they beneficially own.  None of the selling security holders is an officer, director or other affiliate of VirnetX Holding Corporation except as indicated below.

	Securities Beneficially Owned Prior to Offering				Beneficial Ownership After the Offering
Name of selling security holder	Shares of Common Stock being registered	Shares of Common Stock Underlying Warrants being registered+	Other Shares and Shares Underlying other Warrants	Total Shares Beneficially Owned+	Number of Total Shares Being Registered	Total Shares Owned After Offering (1)	Percent (2)
Albert James Poliak (26)	-	37,906	-	30,575	37,906	-	*
Anthony Athanas	39,682	129,195	22,500(3)	181,862	168,877	22,500	*
Bret Marc Shapiro (27)	-	15,965	-	12,877	15,965	-	*
Capital Ventures International (4)	496,032	1,614,956	-	1,992,064	2,110,988	-	*
Chad K. Kirby	55,555	180,874	43,945(5)	267,053	236,429	43,945	*
Charles Curtis	39,682	129,195	5,500(6)	164,862	168,877	5,500	*
Dawson James Securities, Inc. (7)	-	57,997	-	46,781	57,997	-	*
Douglas F. Kaiser (28)	-	37,906	-	30,575	37,906	-	*
Drs. Robert F. & Qin C. Ryan	19,841	64,598	18,750(8)	98,431	84,439	18,750	*
Frank Salvatore (29)	-	37,906	-	30,575	37,906	-	*
Gregory A. Harrison	39,682	129,195	36,000(9)	195,362	168,877	36,000	*
Gregory J. Wood (10)	63,492	206,715	1,008,000(11)	1,262,983	270,207	1,008,000	*
Gus Blass II	59,523	193,793	359,900(12)	598,944	253,316	359,900	*
Hudson Bay Fund LP (13)	178,572	581,387	-	717,145	759,959	-	*
Hudson Bay Overseas Fund Ltd. (14)	317,459	1,033,568	-	1,274,915	1,351,027	-	*
Jay R. Angle	95,238	310,072	10,000 (24)	392,475	405,310	10,000	*
Jay R. Kuhne	79,365	258,393	-	318,729	337,758	-	*
John Baleno	11,904	38,757	-	47,806	50,661	-	*
John J. Blum Jr.	59,523	193,793	30,000 (25)	269,044	253,316	30,000	*
John R. Rogers	43,650	142,114	7,500(15)	182,798	185,764	7,500	*
Joseph Thomas Watters, III	39,682	129,195	11,900(16)	171,262	168,877	11,900	*
Kenneth J. Licht	39,682	129,195	100,000(17)	259,362	168,877	100,000	*
Nancy L. Schmid	59,523	193,793	516,574(18)	755,618	253,316	516,574	*
Peter Wardenburg, Trustee, Wardenburg 2009 Family Trust (19)	39,682	129,195	-	159,362	168,877	-	*
Ramius Advisors, LLC (20)	595,237	1,937,943	-	2,390,471	2,533,180	-	*
Ramius Enterprise Master Fund Ltd. (21)	178,571	581,383	-	717,141	759,954	-	*
RCG PB, Ltd. (22)	416,666	1,356,560	-	1,673,330	1,773,226	-	*
Robert D. Keyser, Jr. (30)	-	37,906	-	30,575	37,906	-	*
Scott E. Schalk (31)	-	40,171	-	32,402	40,171	-	*
Thomas Russell Curtis	-	25,705	46,400(32)	67,134	25,705	46,400	*
Thomas W. Hands (33)	-	3,720	-	3,000	3,720	-	*
Vestal Venture Capital (23)	7,936	25,838	-	31,870	33,774	-	*
*           Less than one percent of outstanding shares of common stock.
+             The shares issuable pursuant to the anti-dilution adjustment of the Series I Warrant have been included in the number of shares of common stock underlying the warrants to be registered pursuant to this prospectus but have not been included in the number of shares beneficially owned by each selling security holder as of September 11, 2009.

(1)
The identified selling security holders provided us with information with respect to their securities ownership.  Because the selling security holders may sell all, part or none of their respective shares or other securities, we are unable to estimate the number of shares or other securities that will be held by the selling security holders upon resale of the securities being offered by this prospectus.  We have, therefore, assumed for the purposes of the registration statement related to this prospectus that the selling security holders will sell all of their securities.  See “Plan of Distribution.”

(2)
Calculated based on Rule 13(d)-3(d)(1)(i) of the Exchange Act using 39,750,927 shares of common stock outstanding as of September 11, 2009.  In calculating each respective selling security holder’s percentage, we did not assume the issuance of any other shares issuable upon exercise of outstanding warrants except for those underlying the holder’s own derivative securities.

(3)	Warrants to purchase 22,500 shares of common stock previously acquired by Mr. Athanas.

(4)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is not a registered broker-dealer. CVI is affiliated with one or more registered broker-dealers. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(5)	Shares of common stock previously acquired by Mr. Kirby.

(6)	Includes warrants to purchase 5,500 shares of common stock previously acquired by Mr. Curtis.

(7)
Dawson James is a registered broker-dealer that received a warrant to purchase 238,094 shares of common stock in connection with serving as placement agent for the private placement transaction.  The warrant is initially exercisable for $3.93 per share. Mr. Albert J. Poliak, President of Dawson James, has voting and investment power over these securities.  191,313 of the initial 238,094 warrants have been transferred to registered brokers affiliated with Dawson James who are listed in this table as Selling Security Holders.

(8)	Warrants to purchase 18,750 shares of common stock previously acquired by Drs. Robert F. & Qin C. Ryan.

(9)	Warrants to purchase 36,000 shares of common stock previously acquired by Mr. Harrison.

(10)	Mr. Wood is the Senior Director of Corporate Communications of VirnetX Holding Corporation.

(11)
Includes 908,000 shares of common stock previously acquired by Mr. Wood, 50,000 shares of common stock held in the name of The Dustan D. Sheehan Irrevocable Trust, and 50,000 shares of common stock held in the name of The Joshua D. Sheehan Irrevocable Trust (collectively, the “Trusts”).  Mr. Wood serves as trustee of the Trusts and exercises voting and investment power over the shares of common stock held by the Trusts.

(12)	Includes 269,900 shares of common stock and warrants to purchase 90,000 shares of common stock previously acquired by Mr. Blass.

(13)
Sander Gerber has voting and investment power over these securities.  Sander Gerber disclaims beneficial ownership over the securities held by Hudson Bay Fund LP.  The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(14)
Sander Gerber has voting and investment power over these securities.  Sander Gerber disclaims beneficial ownership over the securities held by Hudson Bay Overseas Fund Ltd.  The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(15)	Warrants to purchase 7,500 shares of common stock previously acquired by Mr. Rogers.

(16)	Shares of common stock previously acquired by Mr. Watters.

(17)	Shares of common stock previously acquired by Mr. Licht.

(18)
Includes 466,574 shares of common stock previously acquired by Ms. Schmid and 50,000 shares of common stock held in the name of The Parker W. Larsen Irrevocable Trust (the “Trust”). Ms. Schmid serves as trustee of the Trust and exercises voting and investment power over the shares of common stock held by the Trust.

(19)	Peter Wardenburg, as Trustee of the Wardenburg 2009 Family Trust, has voting and investment control over the shares of common stock and warrants held by the Wardenburg 2009 Family Trust.

(20)
Ramius Advisors, LLC (“Ramius Advisors”) is the investment manager of Ramius Enterprise Master Fund Ltd (“Ramius Enterprise”) and RCG PB, Ltd. (“RCG PB”) and consequently has voting control and investment discretion over securities held by Ramius Enterprise and RCG PB.

Ramius Advisors did not participate directly as an investor in the Company’s private placement transaction on September 11, 2009 and did not purchase any shares of the Company’s common stock or warrants to purchase shares of the Company’s common stock.    The 2,533,180 shares of the Company’s common stock registered for Ramius Advisors’ account in the selling security holder table reflect the sum of the shares of common stock and shares of common stock underlying the Series I Warrants, Series II Warrants and Series III Warrants held directly by Ramius Enterprise and RCG PB, in the amounts of 759,954 and 1,773,226, respectively.

Ramius Advisors disclaims beneficial ownership of these securities.  Ramius LLC (“Ramius”) is the managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors.  Ramius disclaims beneficial ownership of these securities.  Cowen Group, Inc. (“Cowen”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius.  Cowen disclaims beneficial ownership of these securities.  RCG Holdings LLC (“RCG Holdings”) is the majority shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen.  RCG Holdings disclaims beneficial ownership of these securities.  C4S & Co., L.L.C. (“C4S”) is the managing member of RCG Holdings and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings.  C4S disclaims beneficial ownership of these securities.  Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

Ramius Advisors is not a registered broker-dealer.   The investment adviser to RCG PB, Ltd and Ramius Enterprise Master Fund Ltd is Ramius Advisors, LLC. An affiliate of Ramius Advisors , LLC is a FINRA member and a registered broker-dealer.   However, this affiliate will not sell any shares to be offered by RCG PB or Ramius Enterprise through the prospectus and will receive no compensation whatsoever in connection with the sales of shares by RCG PB or Ramius Enterprise through the prospectus.

(21)
Ramius Advisors is the investment manager of Ramius Enterprise and consequently has voting control and investment discretion over securities held by Ramius Enterprise.  Ramius Advisors disclaims beneficial ownership of these securities.  Ramius is the managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors.  Ramius disclaims beneficial ownership of these securities.  Cowen Group, Inc. (“Cowen”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius.  Cowen disclaims beneficial ownership of these securities.  RCG Holdings LLC (“RCG Holdings”) is the majority shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen.  RCG Holdings disclaims beneficial ownership of these securities.  C4S  is the managing member of RCG Holdings and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings.  C4S disclaims beneficial ownership of these securities.  Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

Ramius Enterprise is not a registered broker-dealer.  Ramius Enterprise is an affiliate of a registered broker-dealer.  The investment adviser to Ramius Enterprise is Ramius Advisors.  An affiliate of Ramius Advisors is a registered broker-dealer.  However, this affiliate will not sell any shares to be offered by Ramius Enterprise through this prospectus and will receive no compensation whatsoever in connection with sales of shares by Ramius Enterprise through this prospectus. Ramius Enterprise purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(22)
Ramius Advisors is the investment manager of RCG PB, Ltd and consequently has voting control and investment discretion over securities held by RCG PB.  Ramius Advisors disclaims beneficial ownership of these securities.  Ramius is the managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors.  Ramius disclaims beneficial ownership of these securities.  Cowen Group, Inc. (“Cowen”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius.  Cowen disclaims beneficial ownership of these securities.  RCG Holdings LLC (“RCG Holdings”) is the majority shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen.  RCG Holdings disclaims beneficial ownership of these securities.  C4S is the managing member of RCG Holdings and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings.  C4S disclaims beneficial ownership of these securities.  Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

RCG PB is not a registered broker-dealer.  RCG PB is an affiliate of a registered broker-dealer.  The investment adviser to RCG PB is Ramius Advisors.  An affiliate of Ramius Advisors is a registered broker-dealer.  However, this affiliate will not sell any shares to be offered by RCG PB through this prospectus and will receive no compensation whatsoever in connection with sales of shares by RCG PB through this prospectus. RCG PB, Ltd purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.
(23)
Allan R. Lyons, as managing member of the managing general partner of Vestal Venture Capital, has voting and investing control over the shares held by Vestal Venture Capital.  Vestal Venture Capital is not a registered broker-dealer.  Vestal Venture Capital is an affiliate of a registered broker-dealer. Vestal Venture Capital purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(24)	Shares of common stock previously acquired by Mr. Angle.

(25)	Includes warrants to purchase 15,000 shares of common stock and 15,000 shares of common stock previously acquired by Mr. Blum.

(26)	Mr. Poliak is a registered broker-dealer and is affiliated with Dawson James Securities, Inc.

(27)	Mr. Shapiro is a registered broker-dealer and is affiliated with Dawson James Securities, Inc.

(28)	Mr. Kaiser is a registered broker-dealer and is affiliated with Dawson James Securities, Inc.

(29)	Mr. Salvatore is a registered broker-dealer and is affiliated with Dawson James Securities, Inc.

(30)	Mr. Keyser is a registered broker-dealer and is affiliated with Dawson James Securities, Inc.

(31)	Mr. Schalk is a registered broker-dealer and is affiliated with Dawson James Securities, Inc.

(32)	Shares of common stock previously acquired by Mr. Curtis. Mr. Curtis is a registered broker-dealer and is affiliated with Dawson James Securities, Inc.

(33)	Mr. Hands is a registered broker-dealer and is affiliated with Dawson James Securities, Inc.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

The selling security holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 and without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person.  We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

We are authorized to issue an aggregate of 110,000,000 shares of capital stock, 100,000,000 of which are shares of common stock, par value $0.0001 per share, and 10,000,000 of which are shares of preferred stock, par value $0.0001 per share. As of November 30 , 2009, 39,750,927 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

All outstanding shares of our common stock are of the same class and have equal rights and attributes.

Voting.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends.  Subject to the preferential dividend rights and consent rights of any series of preferred stock that we may from time to time designate, holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available.

Liquidation and Dissolution.  In the event of our liquidation, dissolution or winding up, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

The descriptions of our common stock and preferred stock above are only summaries and are qualified in their entirety by the provisions of the Company’s Certificate of Incorporation and By-Laws, copies of which are attached hereto.

Warrants Issued in Previous Securities Offerings

Warrants for the issuance of 266,667 shares of our common stock were issued in July 2007 and exercisable at $0.75 per share. All of these warrants were net exercised by the warrant holders on January 21, 2008 and March 26, 2008. The net aggregate shares issued in the amount of 232,771 are issued and outstanding.

In addition, we issued warrants to purchase 300,000 shares of our common stock at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants are first exercisable in 2008 and expire in 2012. These warrants provide for anti-dilution protection in the event of stock splits and dividends.

In January 2009, we issued the following warrants to purchase shares of our common stock: warrants to purchase 1,235,000 shares of our common stock at an exercise price of $2.00 per share, including 135,000 of which were issued pursuant to the underwriter’s over-allotment option; warrants to purchase 1,235,000 shares of our common stock at an exercise price of $3.00 per share, including 135,000 of which were issued pursuant to the underwriter’s over-allotment option; and warrants to purchase 1,235,000 shares of our common stock at an exercise price of $4.00 per share, including 135,000 of which were issued pursuant to the underwriter’s over-allotment option. These warrants were issued in registered form under a warrant agency agreement between Corporate Stock Transfer, Inc., as warrant agent, and us, a copy of which was filed as an exhibit to the registration statement on Form S-1 (File No. 333-153645). We also issued the underwriter of the January 2009 offering a warrant to purchase 220,000 shares of common stock at $1.80 per share.

Description of Warrants Issued in The Private Placement Transaction

The material terms and provisions of the three forms of warrants issued in the transaction are summarized below.  This summary below is subject to, and qualified in its entirety by, the three forms of warrant filed as exhibits to our current report on Form 8-K that we filed with the SEC on September 3, 2009.

There were three forms of warrants exercisable for shares of our common stock issued in the private placement transaction to the investors:  the Series I Warrant, the Series II Warrant and the Series III Warrant.

Series I Warrant

●
The Series I Warrants give the investors in the transaction rights to purchase the same number of shares purchased in the transaction over a 5-year term at an exercise price equal to 125% of the price per share paid in the transaction, subject to anti-dilution protection that could reduce the exercise price; provided however, that in no event shall such exercise price be reduced to less than $3.17 (the closing price per share of our common stock) subject to adjustments for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting the Company’s common stock. The Series I Warrants are not exercisable until March 11, 2010 and expire on March 11, 2015.  Aside from the anti-dilution adjustment associated with the exercise price premium, the Series I Warrants are not subject to any further adjustments with respect to the exercise price or number of shares covered.  The aggregate number of shares of common stock registered by this prospectus includes 627, 923 shares of our common stock issuable pursuant to the anti-dilution protection provisions described above.  We will not receive proceeds from any shares issued pursuant to the anti-dilution protection provisions.

Series II Warrant

●
The Series II Warrants give the investors in the transaction pricing protection for the transaction with a floor price of $1.25 per share.  In the event the market price of our common stock declines between the closing of the transaction and the earlier of (i) 15 business days after the date this registration statement is declared effective and (ii) the date Rule 144 becomes available for resale of the common stock registered pursuant to this prospectus (such date that is the earlier of clause (i) and (ii) is referred to in this registration statement as the “Warrant Exercise Date”), the Series II Warrants will be automatically exercised on a cashless exercise basis and a number of additional shares will be issued to the investors in order to effectively reduce the per share purchase price paid in the private placement transaction to the greater of (i) 80% of the 15-day volume weighted average trading price per share of our common stock immediately prior to the Warrant Exercise Date and (ii) $1.25 per share.  At the Warrant Exercise Date, the Series II Warrants will either be automatically exercised on a cashless exercise basis if our stock price is lower at the Warrant Exercise Date as described above, or they will terminate unexercised.  The adjustment associated with the Series II Warrants does not affect either the exercise price or number of shares covered by either the Series I Warrants or the Series III Warrants.

Series III Warrant

●
At the Warrant Exercise Date, the Series III Warrants give the investors in the transaction a 60-day right to purchase an additional $6.0 million of our common stock at $2.52 per share.  The Series III Warrants are not subject to any adjustments with respect to the exercise price or number of shares covered.

The following table shows the number of shares of common stock that might be issued upon the exercise of each series of warrants, the time frame during which each series of warrants can be exercised, and the effects of the issuance of shares of common stock on existing stockholders’ economic and percentage ownership, calculated on a theoretical basis.

	Series I Warrants	Series II Warrants	Series III Warrants
Number of shares issuable upon exercise of warrants	3,246,959	2,419,045	2,380,942
Time frame during which the warrants can be exercised (1)	The Series I Warrants are exercisable commencing on March 11, 2010 and ending on March 11, 2015.
At the Warrant Exercise Date (as defined above), the Series II Warrants will either be automatically exercised on a cashless exercise basis if our stock price is lower at the Warrant Exercise Date as described above, or they will terminate unexercised.
			At the Warrant Exercise Date, the Series III Warrants give the investors in the transaction a 60-day right to purchase an additional $6.0 million of our common stock at $2.52 per share.
Percentage of shares currently outstanding represented by the shares underlying each series of warrant (1)	8.2%	6.1%	6.0%
Economic effect of exercise of warrants on existing stockholders (2)	n/a (3)	$1.93 (4)	n/a (3)
_________________

(1) Based on  39,750,927 shares outstanding as of September 11, 2009.
(2) Assumes a stock price of $2.05 per share, the closing stock price for VirnetX’s common stock on November 2, 2009.
(3) Assuming a stock price of $2.05, the Series I and Series III Warrants each have an exercise price in excess of the publicly traded stock price.
(4) Assuming a stock price of $2.05 per share and that 39,750,927 shares are outstanding, the total market capitalization would equal approximately $81,489,400.  If the Series II Warrants were fully exercised, the number of shares outstanding would increase by 2,419,045 shares of common stock to bring the total aggregate number shares outstanding to 42,169,972. Such an increase would theoretically reduce the market capitalization on a per share basis to $1.93.

Warrant Accounting

Currently, our outstanding warrants derive from three transactions: (1) the warrants issued to the underwriter of the December 2007 stock offering, (2) the warrants issued to the public and the warrants issued to the underwriter in the January 2009 offering, and (3) the warrants issued to the investors and the placement agent in the private placement transaction covered by this prospectus.

The warrants issued in the September 2009 offering that are covered by this prospectus are accounted for in accordance with the Emerging Issues Task Force 07-05, and are accounted for as equity transactions where the warrants are indexed to the Company's own stock.

The disclosures for the warrants follow the guidance of Accounting Standards Council 505 accounting standards council under the new FASB codification.

Protective Provisions

We have a number of protective provisions that could delay, discourage or prevent a third party from acquiring the company without the approval of our Board of Directors. Our protective provisions include:

•
A staggered Board of Directors:  this means that only one or two directors (since we have a five person Board of Directors) will be up for election at any given annual meeting. This has the effect of delaying the ability of stockholders to effect a change in control of the Board of Directors since it will take two annual meetings to effectively replace at least three directors which represents a majority of the Board of Directors.

•
Blank check preferred stock:  our Board of Directors has the authority to establish the rights, preferences and privileges of our 10,000,000 authorized but unissued shares of preferred stock. Therefore, this stock may be issued at the discretion of our Board of Directors with preferences over your shares of common stock in a manner that is materially dilutive to exiting stockholders. In addition, blank check preferred stock can be used to create a “poison pill” which is designed to deter a hostile bidder from buying a controlling interest in our stock without the approval of our Board of Directors. We have not adopted such a “poison pill,” but our Board of Directors will have the ability to do so in the future very rapidly and without stockholder approval.

•
Advance notice requirements for director nominations and for new business to be brought up at stockholder meetings:  stockholders wishing to submit director nominations or raise matters to a vote of the stockholders must provide notice to us within very specific date windows in order to have the matter voted on at the meeting. This has the effect of giving our Board of Directors and management more time to react to stockholder proposals generally and could also have the effect of delaying a stockholder proposal to a subsequent meeting to the extent such proposal is not raised in a timely manner for an upcoming meeting.

•
Elimination of stockholder actions by written consent:  this has the effect of eliminating the ability of a stockholder or a group of stockholders representing a majority of the outstanding shares to take actions rapidly and without prior notice to our Board of Directors and management or to the minority stockholders. Along with the advance notice requirements described above, this provision also gives our Board of Directors and management more time to react to proposed stockholder actions.

•
Super majority requirement for stockholder amendments to the By-laws:  our By-laws may be altered or amended or new By-laws adopted by the affirmative vote of at least 66-2/3% of the outstanding shares. This has the effect of requiring a substantially greater vote of the stockholders to approve any changes to our By-laws.

•
Elimination of the ability of stockholders to call a special meeting of the stockholders:  only the Board of Directors or management can call special meetings of the stockholders. This could mean that stockholders, even those who represent a significant block of shares, may need to wait for the annual meeting before nominating directors or raising other business proposals to be voted on by the stockholders.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc. of Denver, Colorado.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock currently trades under the symbol “VHC” on the NYSE Amex Stock Exchange. Before the New York Stock Exchange acquired the American Stock Exchange in 2008, our common stock had traded under the “VHC” symbol on the American Stock Exchange since December 26, 2007.  Before then our common stock traded in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbols “VNXH,” and “PASW.”  Our common stock warrants issued in our public offering that closed on January 30, 2009, trade as of March 13, 2009 under the symbols VHCOW, VHCOZ and VHCOL on the OTC Bulletin Board.  The following table shows the price range of our common stock, as reported on the OTC Bulletin Board, the American Stock Exchange, and the NYSE Amex Stock Exchange for each quarter ended during the last two fiscal years and the first three quarters of fiscal 2009 on a post-split basis.

Quarter Ended	High	Low
3/31/07	$5.97	$0.63
6/30/07	$5.10	$3.33
9/30/07	$5.10	$3.96
12/31/07	$6.75	$4.08
3/31/08	$6.95	$4.26
6/30/08	$7.06	$3.50
9/30/08	$4.07	$1.26
12/31/08	$2.98	$0.89
3/31/09	$1.55	$1.06
6/30/09	$2.00	$1.05
9/30/09	$5.00	$1.20

The closing price of our common stock on the NYSE Amex Stock Exchange on December 7, 2009 was $3.90 per share.

Holders

As of November 30, 2009, we had 91 stockholders of record.

Dividends

We have not paid any cash dividends on our common stock, and do not anticipate paying cash dividends in the foreseeable future.  Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business.  Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operation results, capital requirements, applicable contractual restrictions, restrictions in our organizational documents, and any other factors that our Board of Directors deems relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

On April 17, 1998, when we operated under the name PASW, Inc., we adopted an equity incentive program. Under this program, we may grant incentive stock options, non-statutory stock options, stock appreciation rights, stock bonuses and rights to acquire restricted stock to employees, directors and consultants (except for incentive stock options which may only be granted to employees). The number of shares of common stock initially reserved for issuance under this program was 150,580 shares post-split. As of November 30, 2009, there were no outstanding options or rights under this program and we don’t intend to grant any equity incentives in the future under this plan.

In connection with the merger between VirnetX Holding Corporation and VirnetX, our Board of Directors approved our adoption of the VirnetX 2005 Stock Plan, as amended, to cover grants of stock options and restricted stock units to our employees and consultants. Our Board of Directors renamed this stock plan the VirnetX 2007 Stock Plan. The total number of shares of our common stock reserved for issuance under the VirnetX 2007 Stock Plan is 11,624,469, of which as of December 31, 2008, there were 2,651,392 shares remaining available for future grants. Our stockholders approved the VirnetX 2007 Stock Plan at our 2008 annual stockholders’ meeting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders	4,468,595	2.98	2,651,392
Equity compensation plans not approved by security holders	—		—
Total	4,468,595	2.98	2,651,392

LEGAL PROCEEDINGS

We believe Microsoft Corporation is infringing certain of our patents.  Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court of the Eastern District of Texas, Tyler Division.  Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents:  U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.”  On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent:  U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.”  We are seeking both damages, in an amount subject to proof at trial, and injunctive relief.  Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007.  Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable.  Microsoft seeks an award of its attorneys’ fees and costs.  We filed a reply to Microsoft’s counterclaims on May 24, 2007.  We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications.  On March 31, 2008, Microsoft filed a motion to dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008.  Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff.  On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator.  Microsoft was ordered to provide further information regarding its non-infringement contentions and invalidity contentions in light of the amended infringement contentions.  Microsoft was also ordered to provide additional e-mail discovery to us.  Discovery has begun; a Markman hearing on claim construction was conducted on February 17, 2009.

On June 9, 2009, we entered into a fixed fee engagement with McKool Smith, a professional corporation, which confirmed McKool as our lead counsel in the litigation against Microsoft. On June 26, 2009, we filed an unopposed motion with the court for an order granting an approximate ninety day continuance of the trial and to enter a new docket control in order to, among other things, allow our new lead counsel to complete the transition from the previous trial counsel as well as adequately prepare for all the upcoming submissions of the expert reports and the subsequent jury trial.  Subsequently, with our permission, McDermott Will & Emery filed a motion to withdraw from this case as our counsel, which was granted by the court on July 8, 2009.  This order was granted on June 30, 2009 and the new trial date has been set for March 8, 2010.

On July 30, 2009, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in the Microsoft litigation and adopted certain interpretations that we believe are favorable to us on many of the claim terms that were in dispute in the litigation.

Because we have determined that Microsoft’s alleged unauthorized use of our patents would cause us severe economic harm and the failure to cause Microsoft to discontinue its use of such patents could result in the termination of our business, we have dedicated a significant portion of our economic resources, to date, to the prosecution of the Microsoft litigation and expect to continue to do so for the foreseeable future.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty.  Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief.  Should the District Court issue a judgment in favor of Microsoft, such judgment could be adverse to us.

In the near term, we will dedicate significant time and resources to the Microsoft litigation.  The risks associated with such dedication of time and resources are set forth in the “Risk Factors” section of this prospectus.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California. Lowell D. Ness, a partner of Orrick, Herrington & Sutcliffe LLP, is our Secretary.  Orrick, Herrington & Sutcliffe LLP and partners in that firm beneficially own an aggregate of 41,516 shares of our common stock.

EXPERTS

The consolidated financial statements of VirnetX Holding Corporation as of and for the periods therein indicated included in the prospectus have been audited by the independent registered public accounting firm of Farber Hass Hurley LLP, to the extent and for the periods set forth in their report appearing in this prospectus , and are included in reliance upon such report given upon the authority of Farber Hass Hurley LLP as experts in auditing and accounting .

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act.  In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information filed by us are available free of charge on our website, http://www.virnetx.com, and may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and their respective controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROVISION FOR INDEMNIFICATION

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation

Our Certificate of Incorporation provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Our Certificate of Incorporation provides that the company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

FINANCIAL STATEMENTS

Financial Statements Index

Page
Report of Farber Hass Hurley LLP, Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements
Consolidated Balance Sheets of VirnetX Holding Corporation for the years ended December 31, 2008 and December 31, 2007	F-3
Consolidated Statements of Operations of VirnetX Holding Corporation for the years ended December 31, 2008 and December 31, 2007 and for the period from August 2, 2005 (date of inception) to December 31, 2008
F-4
Consolidated Statements of Stockholders’ Equity (Deficit) of VirnetX Holding Corporation for the years ended December 31, 2008 and December 31, 2007 and for the period from August 2, 2005 (date of inception) to December 31, 2008
F-5
Consolidated Statements of Cash Flows of VirnetX Holding Corporation for the years ended December 31, 2008 and December 31, 2007 and for the period from August 2, 2005 (date of inception) to December 31, 2008
F-6
Notes to Financial Statements of VirnetX Holding Corporation	F-7
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets at September 30, 2009 and December 31, 2008	F-17
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2009 and 2008	F-18
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2009 and 2008	F-19
Notes to Condensed Consolidated Financial Statements	F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
VirnetX Holding Corporation

We have audited the accompanying consolidated balance sheets of VirnetX Holding Corporation (the “Company”; a development stage enterprise) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and their cash flows for the years ended December 31, 2008 and 2007 and the period from August 2, 2005 (date of inception) to December 31, 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance  with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of VirnetX Holding Corporation, Inc. as of December 31, 2008 and 2007, and the consolidated results of their operations, and cash flows for the years then ended and the period from August 2, 2005 (date of inception) to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

Rhe accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in the notes to the Consolidated Financial Statements, the Company has not been able to generate significant revenues and has a working capital deficiency of approximately $1,065,000 at December 31, 2008. These conditions raise substantial doubt about the Company's ability to continue as a going concern  without raising additional equity, debt or other financing to fund  operations.  Management's  plans in regard to these  matters  are  described  in  the  notes  to  the  Consolidated  Financial Statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Farber Hass Hurley LLP

Granada Hills, California
March 31, 2009

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2008	As of December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$457,155	$8,589,447
Accounts receivable	1,154	5,860
Prepaid expenses and other current assets	189,847	399,201
Total current assets	648,156	8,994,508
Property and equipment, net	32,565	32,658
Intangible and other assets	204,000	252,000
Deferred offering costs	94,261	---
Total assets	$978,982	$9,279,166
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$1,669,333	$531,790
Current portion of long-term obligation	44,000	48,000
Total current liabilities	1,713,333	579,790
Long-term obligation, net of current portion	160,000	204,000
Commitments and contingencies:	—	—
Stockholders’ equity (deficit):
Preferred stock, par value $0.0001 per share
Authorized: 10,000,000 shares at December 31, 2008 and December 31, 2007, respectively
Issued and outstanding: 0 shares at December 31, 2008 and December 31, 2007, respectively
Common stock, par value $0.0001 per share
Authorized: 100,000,000 shares at December 31, 2008 and December 31, 2007, respectively
Issued and outstanding: 34,899,985 shares and 34,667,214 shares, at December 31, 2008 and December 31, 2007, respectively	3,489	3,467
Additional paid-in capital	22,150,321	19,467,890
Deficit accumulated during the development stage	(23,048,161)	(10,975,981)
Total stockholders’ equity (deficit)	(894,351)	8,495,376
Total liabilities and stockholders’ equity (deficit)	$978,982	$9,279,166

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Cumulative from August 2, 2005 (Date of Inception) to December 31, 2008
Revenue — Royalties	$133,744	$74,866	$208,610
Operating expenses:
Research and development	845,324	684,316	2,139,827
General and administrative	11,510,008	8,040,894	21,230,868
Total operating expenses	12,355,332	8,725,210	23,370,695
Loss from operations	(12,221,588)	(8,650,344)	(23,162,085)

Interest and other income (expense), net	149,408	(41,820)	113,924
Net loss	$(12,072,180)	$(8,692,164)	$(23,048,161)
Basic and diluted loss per share	$(.35)	$(.36)
Weighted average shares outstanding	34,875,471	24,312,287

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

							Deficit
							Accumulated	Total
					Additional	Due from	During	Stockholders’
	Series A Preferred Stock		Common Stock		Paid-in	Stock-	Development	Equity
	Shares	Amount	Shares	Amount	Capital	holder	Stage	(Deficit)
Balance at inception (August 2, 2005)	—	—	—	—	—	—	—	—
Common stock issued to founders	—	—	13,285,107	1,329	(1,129)	—	—	200
Proceeds from issuance of restricted stock units to employees at $0.0001 per share in October 2005	—	—	3,321,277	332	(252)	—	—	80
Stock-based compensation from restricted stock units	—	—	—	—	799,920	—	—	799,920
Net loss	—	—	—	—	—	—	(882,478)	(882,478)

Balance at December 31, 2005	—	—	16,606,384	1,661	798,539	0	(882,478)	(82,278)
Proceeds from issuance of preferred stock at $1.00 per share in February 2006, net of issuance cost of $26,375	1,404,000	1,377,625	—	—	—	—	—	1,377,625
Proceeds from issuance of restricted stock units to employees at $0.01 per share in March and October 2006	—	—	975,625	97	1,953	(150)	—	1,900
Stock-based compensation: restricted stock units	—	—	—	—	130,210	—	—	130,210
Stock-based compensation: employee stock options	—	—	—	—	81,619	—	—	81,619
Net loss	—	—	—	—	—	—	(1,401,339)	(1,401,339)

Balance at December 31, 2006	1,404,000	1,377,625	17,582,009	1,758	1,012,321	(150)	(2,283,817)	107,737
Proceeds from exercise of options	—	—	124,548	12	29,988	—	—	30,000
Shares issued for merger	—	—	1,665,800	167	—	—	—	167
Debt converted to stock, net	—	—	2,016,016	202	1,499,648	150	—	1,500,000
Stock issued for cash at $.75 per share, net	—	—	4,000,000	400	2,953,249	—	—	2,953,649
Stock issued for cash at $4.00 per share, net	—	—	3,450,000	345	11,776,773	—	—	11,777,118
Stock-based compensation	—	—	—	—	818,869	—	—	818,869
Preferred stock converted to common stock	(1,404,000)	(1,377,625)	5,828,841	583	1,377,042	—	—	—
Net loss	—	—	—	—	—	—	(8,692,164)	(8,692,164)

Balance at December 31, 2007	—	—	34,667,214	3,467	19,467,890	—	(10,975,981)	8,495,376
Cashless exercise of warrants	—	—	232,771	22	—	—	—	22
Stock-based compensation	—	—	—	—	2,682,431	—	—	2,682,431
Net loss	—	—	—	—	—	—	(12,072,180)	(12,072,180)

Balance at December 31, 2008	—	—	34,899,985	$3,489	$22,150,321	—	$(23,048,161)	$(894,351)

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Cumulative Period from August 2, 2005 (Date of Inception) to December 31, 2008
Cash flows from operating activities:
Net loss	$(12,072,180)	$(8,692,164)	$(23,048,161)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,682,431	818,869	4,513,049
Depreciation and amortization	68,623	18,609	94,921
Changes in assets and liabilities:
Prepaid expenses and other assets	119,799	(392,256)	(300,496)
Accounts payable and accrued liabilities	1,137,751	444,404	1,669,541
Net cash used in operating activities	(8,063,576)	(7,802,538)	(17,071,146)
Cash flows from investing activities:
Purchase of property and equipment	(20,716)	(22,955)	(78,447)
Cash acquired in acquisition	—	14,009	14,009
Net cash used in investing activities	(20,716)	(8,946)	(64,438)
Cash flows from financing activities:
Issuance of notes payable	—	250,000	250,000
Repayment of notes payable	—	(250,000)	(250,000)
Proceeds from issuance of preferred stock, net of issuance costs	—	—	1,147,625
Proceeds from issuance of restricted stock units	—	—	2,180
Proceeds from advance from preferred stockholders	—	—	230,000
Proceeds from exercise of options	—	30,000	30,000
Proceeds from convertible debt	—	1,500,000	1,500,000
Payment of royalty obligation less imputed interest	(48,000)	—	(48,000)
Proceeds from sale of common stock	—	14,730,934	14,730,934
Net cash provided by (used in) financing activities	(48,000)	16,260,934	17,592,739
Net increase in cash and cash equivalents	(8,132,292)	8,449,450	457,155
Cash and cash equivalents, beginning of period	8,589,447	139,997	—
Cash and cash equivalents, end of period	$457,155	$8,589,447	$457,155
Supplemental disclosure of cash flow information:
Cash paid during the year for taxes	$9,201	$800	$10,801
Cash paid during the year for interest	$5,622	$41,630	$47,252
Supplemental disclosure of noncash investing and financing activities:
Conversion of advance into preferred stock	$—	$—	$230,000
Royalty obligation assumed to obtain intangible assets	$—	$252,000	$252,000

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
_______________

Note 1  Formation and Business of the Company

VirnetX Holding Corporation (“we,” “us,” “our” or the “Company”) are a development stage company focused on commercializing a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or “IM,” and voice over internet protocol, or “VoIP.”

In July 2007 we effected a merger between PASW, Inc., a company which had at the time of the merger, publicly traded common stock with limited operations, and VirnetX, Inc., which became our principal operating subsidiary. As a result of this merger, the former securityholders of VirnetX, Inc. came to own a majority of our outstanding common stock.

Under generally accepted accounting principles in the United States, the accompanying financial statements have been prepared as if VirnetX, Inc., a company whose inception date was August 2, 2005, who is our predecessor for accounting purposes, had acquired PASW, Inc. on July 5, 2007.  Accordingly, the accompanying statement of operations include the operations of VirnetX, Inc. from August 2, 2005 to December 31, 2008 and the operations of PASW, Inc. from July 5, 2007 to December 31, 2008.  The historical share activity of VirnetX, Inc. has been retroactively restated to account for the 12.454788 to one exchange rate which was applicable to certain convertible instruments as explained in Note 10 and Note 11 and for our one for three reverse stock split which was implemented on October 29, 2007.

Our principal business activities to date are our efforts to commercialize our patent portfolio.  We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain internet-based communications by a wholly owned Japanese subsidiary of PASW pursuant to the terms of a single license agreement.  The revenue generated by this agreement is not significant.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date.  As such, we are in the development stage and consequently are subject to the risks associated with development stage companies, including the need for additional financings, the uncertainty that our licensing program development efforts will produce revenue-bearing licenses for us, the uncertainty that our development initiatives will produce successful commercial products as well as the uncertainty of marketing and customer acceptance of such products.

These financial statements are prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities in the normal course of business.  We have incurred net operating losses and negative cash flows from operations.  At December 31, 2008, we had a deficit accumulated in the development stage of $23,048,161. Management believes that the first half of 2009 average monthly cash requirement to fund our business is unlikely to change materially from 2008 levels and, as a result, anticipates that our cash balance at December 31, 2008 as supplemented by our completed common equity and warrants offering in January 2009 which raised approximately $3,300,000 of net proceeds, will be insufficient to fund our operations for longer than through the end of our second quarter of 2009. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the VirnetX Holding Company, a development stage enterprise, and its wholly owned subsidiaries.  All intercompany transactions have been eliminated.

These financial statements reflect the historical results of VirnetX, Inc. and subsequent to the merger date of July 5, 2007, the historical consolidated results of VirnetX Holding Corporation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin 104.  We are a licensor of software and generate revenue primarily from the one-time sales of licensed software.  Generally, revenue is recognized upon shipment of the licensed software.  For multiple element license arrangements, the license fee is allocated to the various elements based on fair value.  When a multiple element arrangement includes rights to a post-contract customer support, the portion of the license fee allocated to each function is recognized ratably over the term of the arrangement.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the accelerated and straight line methods over the estimated useful lives of the assets, which range from five to seven years. Repair and maintenance costs are charged to expense as incurred.

Concentration of Credit Risk and Other Risks and Uncertainties

Our cash and cash equivalents are primarily maintained at one financial institution in the United States. Deposits held with this financial institution may exceed the amount of insurance provided on such deposits.  The balances are insured by the Federal Deposit Insurance Corporation as of the date of this report up to $250,000.  During the year ended December 31, 2008 we had, at times, funds that were uninsured.  The uninsured balance at December 31, 2008 was in excess of $200,000.  We have not experienced any losses on our deposits of cash and cash equivalents.

Intangible Assets

We record intangible assets at cost, less accumulated amortization.  Amortization of intangible assets is provided over their estimated useful lives, which can range from 3 to 15 years, on either a straight line basis or as revenue is generated by the assets.

Impairment of Long-Lived Assets

We identify and record impairment losses on intangible and other long-lived assets used in operations when events and changes in circumstances indicate that the carrying amount of an asset might not be recoverable.  Recoverability is measured by comparison of the anticipated future net undiscounted cash flows to the related assets’ carrying value.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

Research and Development

Research and development costs include expenses paid to outside development consultants and compensation related expenses for our engineering staff.  Research and development costs are expensed as incurred.

Income Taxes

We account for income taxes under the asset and liability method.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Effective January 1, 2007, we have adopted FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes using the prospective method allowed by FIN 48.  The adoption of FIN 48 did not have a material impact on our financial statements.

Fair Value of Financial Instruments

Carrying amounts of our financial instruments, including cash and cash equivalents, accounts payable, notes payable, and accrued liabilities approximate their fair values due to their short maturities.  The carrying amount of our minimum royalty payment obligation approximates fair value because it is recorded at a discounted calculation.

Stock-Based Compensation

Our accounting for share-based compensation is in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock-options based on estimated fair values.  Using the modified retrospective transition method of adopting SFAS 123(R), the herein financial statements presented reflect compensation expense for stock-based awards as if the provisions of SFAS 123(R) had been applied from the date of inception.

In addition, as required by Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” we record stock and options granted to non-employees at fair value of the consideration received or the fair value of the equity instruments issued as they vest over the performance period.

Earnings Per Share

SFAS No. 128, “Earnings Per Share” requires presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”).  Basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period.  Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding including potentially dilutive securities such as options, warrants and convertible debt.  Since we incurred a loss for the period, any common stock equivalents have been excluded because their effect would be anti-dilutive.

Recent Accounting Pronouncements

On March 19, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”, an amendment of FASB Statement No. 133, or SFAS No. 161.  SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  We have not determined the impact, if any SFAS No. 161 will have on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51.”  These Standards will significantly change the accounting and reporting for business combination transactions and noncontrolling (minority) interests in consolidated financial statements, including capitalizing at the acquisition date the fair value of acquired in-process research and development, and, remeasuring and writing down these assets, if necessary, in subsequent periods during their development.  These new standards will be applied prospectively for business combinations that occur on or after January 1, 2009, except that presentation and disclosure requirements of SFAS 160 regarding noncontrolling interests shall be applied retroactively.  The implementation of these standards is not expected to have a material impact on the consolidated statements of operations or financial position.

In December 2007, the FASB ratified EITF No. 07-1, “Accounting for Collaborative Agreements.”  This standard provides guidance regarding financial statement presentation and disclosure of collaborative agreements, as defined, which includes arrangements regarding the developing and commercialization of products and product candidates.  EITF 07-01 is effective as of January 1, 2009.  Implementation of this standard is not expected to have a material impact on our consolidated statements of operations or financial position.

In June 2007, the FASB ratified EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to be used in Future Research and Development Activities.”  This standard requires that nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities pursuant to executory contractual arrangements be deferred and recognized as an expense in the period the related goods are delivered or services are performed.  EITF No. 07-3 became effective as of January 1, 2008 and it did not have a material impact on our consolidated statements of operations or financial position upon adoption.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, or SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 provides guidance for using fair value to measure assets and liabilities.  It also responds to investors’ request for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair valued measurements on earnings.  SFAS No. 157 applies whenever standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted, except for the impact of FASB Staff Position (FSP) 157-2.  FSP 157-2 deferred the adoption of SFAS 157 for non financial assets and liabilities until years ended after November 15, 2008.  Adoption of these SFAS No. 157 requirements did not have a material impact on our consolidated statement of operations or financial position.

Note 3  Property

Our major classes of property and equipment were as follows:

	December 31
	2008	2007
Office furniture	$17,239	$10,129
Computer equipment	61,209	48,827
Total	78,448	58,956
Less accumulated depreciation	(45,883)	(26,298)
	$32,565	$32,658

Depreciation expense for the years ended December 31, 2008 and 2007 was $20,623 and $18,609, respectively.

Note 4  Patent Portfolio

As of March 11, 2009, we had 12 issued U.S. and eight issued foreign technology related patents, in addition to pending U.S. and foreign patent applications.  The term of our issued U.S. and foreign patents runs through the period 2019 to 2024.  Most of our issued patents were acquired by our principal operating subsidiary, VirnetX, Inc., from Science Applications International Corporation, or SAIC, pursuant to an Assignment Agreement dated December 21, 2006, and a Patent License and Assignment Agreement dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008.  We are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC.  Minimum annual royalty payments of $50,000 are due beginning in 2008.  Royalty amounts vary depending upon the type of revenue generating activities, and certain royalty categories are subject to maximums and other limitations.  SAIC is entitled to receive a portion of the proceed revenues, monies or any form of consideration paid for the acquisition of VirnetX or from the settlement of certain patent infringement claims of ours.  We have granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure these payment obligations.

Generally upon our default of our agreement with SAIC and certain other events, we are required to convey to SAIC our interests in the patents and patent applications acquired from SAIC without consideration.

At December 31, 2007, in accordance with SFAS 142, “Accounting for Goodwill and Other Intangible Assets”, we recorded the fair value of the $50,000 annual guaranteed payments we have agreed to pay to SAIC in 2008 through 2012 as a liability, calculated using a discount rate of 8%.  This liability will accrue interest at the 8% rate during the period it is outstanding.  We recorded a related asset equal in amount to the liability as an intangible asset which will be amortized over the expected revenue generating period of our agreement with SAIC. Amortization expense was $48,000 in 2008 and $0 in 2007.

As of December 31, 2008, the expected amortization of the intangible assets is as follows:

2009	$48,000
2010	48,000
2011	48,000
2012	48,000
Thereafter	12,000
Total	$204,000

As of December 31, 2008, the obligation matures as follows:

2009	$44,000
2010	40,000
2011	36,000
2012	32,000
Thereafter	52,000
Total	$204,000

Note 5  Commitments

We lease our office facility under a non-cancelable operating lease that was amended in 2008 and ends in 2012.  We recognize rent expense on a straight-line basis over the term of the lease. Rent expense for the years ended December 31, 2008 and 2007 was $25,037 and $14,925, respectively.

For the Year	Minimum Required Lease Payments in Period

2009	$44,373
2010	54,595
2011	59,242
2012	30,202
$188,412

Note 6  Stock Plan

In 2005, VirnetX, Inc. adopted the 2005 Stock Plan (the “Plan”), which was assumed by us upon the closing of the transaction between VirnetX Holding Corporation and VirnetX, Inc. on July 5, 2007.  Our Board of Directors renamed this Plan the VirnetX 2007 Stock Plan and our stockholders approved the Plan at our 2008 annual stockholders’ meeting. The Plan provides for the granting of stock options and restricted stock units to employees and consultants of ours.  Stock options granted under the Plan may be incentive stock options or nonqualified stock options.  Incentive stock options (“ISO”) may only be granted to our employees (including officers and directors).  Nonqualified stock options (“NSO”) may be granted to our employees and consultants.

Options under the Plan may be granted for period up to ten years and at prices no less than 85% of the estimated fair market value of the shares on the date of grant as determined by the board of directors, provided, however, that the exercise price of an ISO and NSO shall not be less than 100% or 85% of the estimated fair market value of the shares at the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant.

Activity under the Plan is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Shares reserved for the Plan at inception	11,624,469	—	—
Restricted stock units granted	(3,321,277)	—	—
Options granted	—	—	—
Options exercised	—	—	—
Options cancelled	—	—	—
Balance at December 31, 2005	8,303,192	—	—
Restricted stock units granted	(1,058,657)	—	—
Options granted	(1,868,218)	1,868,218	$.24
Options exercised	—	—	—
Options cancelled	—	—	—
Balance at December 31, 2006	5,376,317	1,868,218	$.24
Restricted stock units granted	—	—	—
Options granted	(2,324,925)	2,324,925	4.96
Options exercised		(124,548)	.24
Options cancelled	—	—	—
Balance at December 31, 2007	3,051,392	4,068,595	$2.94
Restricted stock units granted	—	—	—
Options granted	(420,000)	420,000	3.42
Options exercised	---	---	---
Options cancelled	20,000	(20,000)	4.20
Balance at December 31, 2008	2,651,392	4,468,595	$2.98

Note 7  Stock-Based Compensation

We account for equity instruments issued to employees in accordance with the provision of SFAS 123(R) which requires that such issuances be recorded at their fair value on the grant date.  The recognition of the expense is subject to periodic adjustment as the underlying equity instrument vests.

We have elected to adopt the modified retrospective application method as provided by SFAS 123(R) and, accordingly, financial statement amounts for the periods presented herein reflect results as if the fair value method of expensing equity awards had been applied from inception.

Stock-based compensation expense is included in general and administrative expense for each period as follows:

Stock-Based Compensation by Type of Award	Year Ended December 31, 2008	Year Ended December 31, 2007	Cumulative Period from August 2, 2005 (Date of Inception) to December 31, 2008
Restricted stock units	$-	$-	$930,130
Employee stock options	2,682,431	818,869	3,582,919
Total stock-based compensation	$2,682,431	$818,869	$4,513,049

As of December 31, 2008, the unrecorded deferred stock-based compensation balance related to stock options was $7,376,829, which will be amortized as expense over an estimate weighted average vesting amortization period of approximately 3.1 years.

The fair value of each option grant was estimated on the date of grant using the following weighted average assumptions:

	Year Ended December 31, 2008	Year Ended December 31, 2007
Volatility	190%	100%
Risk-free interest rate	4.21%	3.32%
Expected life	6.7 years	6.5 years
Expected dividends	0%	0%

Based on the Black-Scholes option pricing model, the weighted average estimated fair value of employee stock options granted was $3.09 and $4.02 during the year ended December 31, 2008 and 2007, respectively.

The expected life was determined using the simplified method outlined in Staff Accounting Bulletin No. 107 (“SAB 107”), taking the average of the vesting term and the contractual term of the option.  Expected volatility of the stock options was based upon historical data and other relevant factors, such as the volatility of comparable publicly-traded companies at a similar stage of life cycle.  We have not provided an estimate for forfeitures because we have no history of forfeited options and believe that all outstanding options at December 31, 2008 will vest.  In the future, the Company may change this estimate based on actual and expected future forfeiture rates.

The following table summarizes activity under the equity incentive plans for the indicated periods:

			Weighted
			Average
		Weighted	Remaining	Aggregate
	Number of Shares	Average Exercise	Contractual Life (Years)	Intrinsic Value
Outstanding at December 31, 2005	-	-
Options granted	1,868,218	0.24
Options exercised	-	-
Options cancelled	-	-
Outstanding at December 31, 2006	1,868,218	0.24
Options granted	2,324,925	4.96
Options exercised	(124,548)	0.24
Options cancelled	-	-
Outstanding at December 31, 2007	4,068,595	2.94
Options granted	420,000	3.42
Options exercised	-	-
Options cancelled	(20,000)	4.20
Outstanding at December 31, 2008	4,468,595	$2.98	8.7	$2,160,633

Intrinsic value is calculated at the difference between the market price of the Company’s stock on the last trading day of the year ($1.48) and the exercise price of the options.  For options exercised, the intrinsic value is the difference between market price and the exercise price on the date of exercise.

The following table summarizes information about stock options outstanding at December 31, 2008:
Options Outstanding				Options Vested and Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.24	1,743,670	7.4	$0.24	1,138,230	7.4	$0.24
4.20	1,327,899	8.6	4.20	513,543	8.6	4.20
5.88-6.47	977,026	9.0	6.00	264,257	9.0	6.00
1.74-6.20	420,000	9.6	3.42	47,500	9.6	5.06
	4,468,595	8.7	$2.98	1,963,530	8.7	$2.17

Note 8  Warrants

During 2007, we issued warrants to purchase 266,667 shares of our common stock at $0.75 per share. The warrants expire in 2012. In 2008, these warrants were exercised in cashless exercise transactions, as a result of which a total of 232,771 shares of our common stock were issued.

During 2007, we issued warrants to purchase 300,000 shares of our common stock at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants expire in 2012.

Note 9  Earnings Per Share

Basic earnings per share is based on the weighted average number of shares outstanding for a period.  Diluted earnings per share is based upon the weighted average number of shares and potentially dilutive common shares outstanding.  Potential common shares outstanding principally include stock options, warrants, restricted stock units and other equity awards under our stock plan.  Since the Company has incurred losses, the effect of any common stock equivalent would be anti-dilutive.

The table below sets forth the basic loss per share calculations (in 000s, except per share information). Because we incurred net losses for each period presented, no diluted per share amounts have been presented.

	Period Ended December 31,
	2008	2007
Net loss	$(12,072)	$(8,692)
Weighted average number of shares outstanding	34,875	24,312
Basic earnings (loss) per share	$(0.35)	$(0.36)

For the years ended December 31, 2008 and 2007, there were the following stock equivalents:

	2008	2007
Options	4,468,595	4,068,595
Warrants	300,000	566,667

Note 10  Preferred Stock

Our Amended and Restated Certificate of Incorporation, as amended in October 2007, authorizes us to issue 10,000,000 shares of $0.0003 par value per share preferred stock having rights, preferences and privileges to be designated by our Board of Directors.  There were no shares of preferred stock outstanding at December 31, 2008.  All of the VirnetX, Inc. preferred stock converted into VirnetX, Inc. common stock on a 1-for-1 basis immediately prior to the merger between us and VirnetX, Inc, so at the date of the merger in 2007, each preferred share of VirnetX, Inc. converted to 12.454788 shares of our common stock.

At December 31, 2008, the Series A preferred stock was not mandatorily redeemable.

Note 11  Common Stock

Each share of common stock has the right to one vote.  The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends.  No dividends have been declared from inception through December 31, 2008.  Our restated articles of incorporation authorizes us to issue up to 100,000,000 shares of $.0001 par value common stock.

We have issued Restricted Stock Units (“RSUs”) to employees and consultants as discussed in Note 7.

All share amounts have been retroactively restated to reflect the conversion rate of 12.454788/1 used to effect the merger between VirnetX, Inc. and VirnetX Holding Corporation in 2007 and the reverse stock split of 1-for-3 effective in 2007.

Note 12  Employee Benefit Plan

We sponsor a defined contribution, 401K plan, covering substantially all our employees.  The Company’s matching contribution to the plan in 2008 was approximately $34,000 and $5,600 in 2007.  There was no plan in 2006 or 2005.

Note 13  Convertible Debt

In February 2007 we borrowed $500,000 from a group of existing shareholders.  The note accrued interest at 6% and was converted into our common stock at $.75 per share upon the completion of the transaction in which VirnetX, Inc. came to be our wholly owned subsidiary, or the “Transaction”.  Also in February 2007, we borrowed $1,000,000 from a third party.  That note accrued interest at 10% and was converted into our common stock at $.75 per share upon the completion of the Transaction.

Note 14  Short Term Borrowings

During 2007 we borrowed funds on a short-term basis.  In June 2007 we borrowed $50,000 at 10% interest.  These funds were repaid in July 2007.  In December 2007, we borrowed $200,000 in the aggregate from two investors.  These funds were repaid, with an aggregate of $2,000 interest, in December 2007.

Note 15  Income Taxes

We have Federal and state net operating loss carryforwards of approximately $9,100,000 available to offset future taxable income.  The Federal and state loss carryforwards expire beginning in 2025 and 2015 respectively.  There are restrictions on our ability to utilize these benefits in any one year.  As a result, we have fully reserved any deferred tax benefit from these net operating loss carryforwards.

We have Federal and state tax credit carryforwards of approximately $300,000 to reduce future income tax expense.  The Federal tax credits expire beginning in 2025.  The state tax credits currently do not have an expiration date.

The components of the income tax provision are as follows:

	Period Ended December 31,
	2008	2007
Provision for income taxes at the federal & state statutory rate	$(4,100,000)	$(3,200,000)
Stock-based compensation	900,000	300,000
Research and development credits	(100,000)	(100,000)
Valuation allowance	3,300,000	3,000,000
Tax provision	$0	$0

The elements of deferred taxes are as follows:

	Period Ended December 31,
	2008	2007
Tax benefit of net operating loss carryforwards	$7,000,000	$3,400,000
Research and development credits	400,000	300,000
Subtotal	7,400,000	3,700,000
Less valuation allowance	(7,400,000)	(3,700,000)
	$0	$0

The change in the deferred tax valuation allowance was an increase of $3,700,000 and $3,000,000 in the periods ended 2008 and 2007,  respectively.

Note 16  Merger of VirnetX, Inc. and VirnetX Holding Corporation

In July 2007, VirnetX Holding Corporation consummated a reverse triangular merger in which the Company’s wholly-owned subsidiary merged with and into VirnetX, Inc. with VirnetX, Inc. as the surviving Corporation to the merger.  As a result of the merger VirnetX, Inc. became a wholly-owned subsidiary of the Company, and the pre-merger shareholders of VirnetX Inc. exchanged their shares in VirnetX, Inc. for shares of the common stock of the Company.  As a result, the VirnetX, Inc. is considered the acquiror of VirnetX Holding Corporation for accounting purposes.

The key terms of the merger include the following:

Our officers and directors, except for the chief financial officer, were replaced upon completion of the transaction so that the officers and directors of VirnetX, Inc. became our officers and directors.

VirnetX, Inc.’s convertible notes payable for $1,000,000 and $500,000 were converted into our common stock in July 2007.

An escrow account containing proceeds of $3,000,000 was released from escrow in exchange for our issuance of common stock in July 2007.

We issued 29,551,398 shares of our common stock and options to purchase 1,785,186 shares of common stock to the pre-merger shareholders, convertible note holders and option holders of VirnetX, Inc. in exchange for 100% of the issued and outstanding capital stock and securities of VirnetX, Inc.  Additionally, we issued to MDB Capital Group LLC and its affiliates, warrants to purchase an aggregate of 266,667 shares of our common stock of the Company pursuant to the provisions of the MDB Service Agreement, which we assumed from VirnetX, Inc. in connection with the merger.

Note 17  Subsequent Event

In January 2009, we closed an offering of 2,470,000 shares of our common stock plus warrants to purchase 1,235,000 shares of common stock at $1.50 per share, warrants to purchase 1,235,000 shares of common stock at $3.00 per share and warrants to purchase 1,235,000 shares of common stock at $4.00 per share.  The offering at $1.50 per unit raised gross proceeds of approximately $3,700,000 before deducting the underwriter’s fees and other costs of the offering.  The deferred offering costs at December 31, 2008 were charged against the funds raised. The net cash raised was approximately $3,300,000.

Note 18  Litigation

We believe Microsoft Corporation is infringing certain of our patents.  Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court for the Eastern District of Texas, Tyler Division.  Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents:  U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent:  U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief.  Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007.  Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable.  Microsoft seeks an award of its attorneys’ fees and costs.  We filed a reply to Microsoft’s counterclaims on May 24, 2007.  Discovery has begun and the trial is scheduled to begin on October 12, 2009.  We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications.  On March 31, 2008, Microsoft filed a Motion to Dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008.  Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff.  On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator.  Microsoft was ordered to provide further information regarding its non-infringement contentions and invalidity contentions in light of the amended infringement contentions.  Microsoft was also ordered to provide additional e-mail discovery to VirnetX.  Microsoft was not required to search disaster recovery tapes for additional information. On February 17, 2009, a Markman hearing on claim construction was conducted.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty.  Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief.  Should the District Court issue a judgment in favor of Microsoft, and in connection with such judgment determine that we had acted in bad faith or with fraudulent intent, or we were otherwise found to have exhibited inequitable conduct, the Court could award attorney fees to Microsoft, which would be payable by us.

Because the outcome of this litigation cannot be estimated at this time, we have made no provision for gain or expenses in the accompanying financial statements.

Note 19  Quarterly Financial Information (unaudited)

	First	Second	Third	Fourth
	(amounts in thousands except per share)
2008
Revenue	$33	$51	$24	$26
Loss from operations	(3,102)	(3,096)	(2,947)	(3,077)
Net loss	(3,032)	(3,049)	(2,923)	(3,068)
Net loss per common share	$(0.09)	$(0.09)	$(0.08)	$(0.08)
2007
Revenue	$0	$0	$47	$28
Loss from operations	(766)	(1,233)	(2,589)	(4,137)
Net loss	(781)	(1,231)	(2,566)	(4,114)
Net loss per common share	$(0.04)	$(0.07)	$(0.08)	$(0.15)

VIRNETX HOLDING CORPORATION
(a development stage enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,016,248	$457,155
Accounts receivable, net	—	1,154
Prepaid expense and other current assets	90,008	189,847
Total current assets	4,106,256	648,156

Property and equipment, net	23,994	32,565
Intangibles	168,000	204,000
Deferred offering costs	—	94,261
Total assets	$4,298,250	$978,982

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$4,203,919	$1,669,333
Current portion of long-term obligation	40,000	44,000
Total current liabilities	4,243,919	1,713,333

Long-term obligation, net of current portion	120,000	160,000

Commitments and contingencies

Stockholders’ equity (deficit)
Preferred stock, par value $0.0001 per share, authorized 10,000,000 shares; issued and outstanding: 0 shares at September 30, 2009 and December 31, 2008, respectively	—	—
Common stock, par value $0.0001 per share, authorized 100,000,000 shares, issued and outstanding: 39,750,927 shares at September 30, 2009 and 34,899,985 at December 31, 2008, respectively	3,975	3,489
Additional paid-in capital	32,931,376	22,150,321
Deficit accumulated during the development stage	(33,001,020)	(23,048,161)
Total stockholders’ equity (deficit)	(65,669)	(894,351)
Total liabilities and stockholders’ equity (deficit)	$4,298,250	$978,982

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30, 2009	Three months ended September 30, 2008
Revenue — royalties	$3,233	$23,905
Operating expense
Research and development	215,243	215,513
General and administrative	2,412,101	2,755,568
Total operating expense	(2,627,344)	(2,971,081)
Loss from operations	(2,624,111)	(2,947,176)
Interest and other income, net	1,360	24,301
Net loss	$(2,622,751)	$(2,922,875)
Basic and diluted loss per share	$(0.07)	$(0.08)
Weighted average shares outstanding	37,264,263	34,899,985

	Nine months ended September 30, 2009	Nine months ended September 30, 2008	For the period August 2, 2005 (Date of Inception) to September 30, 2009
Revenue — royalties	$13,594	$107,955	$222,204
Operating expense
Research and development	657,499	633,335	2,797,326
General and administrative	9,313,786	8,620,276	30,544,654
Total operating expense	(9,971,285)	(9,253,611)	(33,341,980)
Loss from operations	(9,957,691)	(9,145,656)	(33,119,776)
Interest and other income, net	4,832	142,454	118,756
Net loss	$(9,952,859)	$(9,003,202)	$(33,001,020)
Basic and diluted loss per share	$(0.27)	$(0.26)
Weighted average shares outstanding	37,264,263	34,866,480

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30, 2009	Nine months ended September 30, 2008	Cumulative Period from August 2, 2005 (Date of Inception) to September 30, 2009
Cash flows from operating activities:
Net loss	$(9,952,859)	(9,003,202)	(33,001,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,232,876	1,915,544	6,745,925
Depreciation and amortization	47,999	13,470	142,920
Changes in assets and liabilities:
Prepaid expenses and other assets	100,993	(128,614)	(199,503)
Accounts payable and accrued liabilities	2,534,586	937,644	4,204,127
Net cash used in operating activities	(5,036,405)	(6,265,158)	(22,107,551)
Cash flows from investing activities:
Purchase of property and equipment	(3,430)	(16,119)	(81,877)
Cash acquired in acquisition	—	—	14,009
Net cash used in investing activities	(3,430)	(16,119)	(67,868)
Cash flows from financing activities:
Issuance of notes payable	—	—	250,000
Repayment of notes payable	—	—	(250,000)
Proceeds from issuance of preferred stock, net of issuance costs	—	—	1,147,625
Proceeds from issuance of restricted stock units	—	—	2,180
Proceeds from advance from preferred stockholders	—	—	230,000
Proceeds from exercise of options	—	—	30,000
Proceeds from convertible debt	—	—	1,500,000
Payment of royalty obligation less imputed interest	(44,000)	(48,000)	(92,000)
Proceeds from sale of common stock and warrants, net	8,642,928	—	23,373,862

Net cash provided by (used in) financing activities	8,598,928	(48,000)	26,191,667

Net increase (decrease) in cash and cash equivalents	3,559,093	(6,329,277)	4,016,248
Cash and cash equivalents, beginning of period	457,155	8,589,447	—
Cash and cash equivalents, end of period	$4,016,248	$2,260,170	$4,016,248

Supplemental disclosure of cash flow information:
Cash paid during the period for taxes	$5,373	$—	$15,374
Cash paid during the period for interest	$6,000	$—	53,252

Supplemental disclosure of noncash investing and financing activities:
Conversion of advance into preferred stock	$—	$—	$230,000
Royalty obligation assumed to obtain intangible assets	$—	$—	$252,000

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION
(a development stage enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Basis of Presentation

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted.  Results of operations for the interim periods presented are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.  The accompanying unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation.  The information contained in this prospectus should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2008.

These financial statements are prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities in the normal course of business.  We have incurred net operating losses and negative cash flows from operations.  At September 30, 2009, we had a deficit accumulated in the development stage of $33,001,020.  Management believes that the second half 2009 average monthly cash requirement to fund our business is unlikely to change materially from our 2009 first half cash flow rate.  Although our average monthly cash requirement has been consistent for the past nine months, we anticipate that our lawsuit against Microsoft, with its related trial, will increase our monthly cash out flow. As a result, we anticipate that our existing cash and cash equivalents will be insufficient to fund our operations through April 2010.  The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Subsequent Events Evaluation

Management has reviewed and evaluated material subsequent events from the balance sheet date of September 30, 2009, through the financial statements issue date of November 9, 2009.  All appropriate subsequent event disclosures have been made in the notes to our unaudited condensed consolidated financial statements.

Note 2 — Formation and Business of the Company

VirnetX Holding Corporation, a Delaware corporation (“we,” “us,” “our” or the “Company”) is a development stage company focused on commercializing a patent portfolio for providing solutions for secure real-time communications such as instant messaging (“IM”) and voice over internet protocol (“VoIP”.)

In July 2007, we effected a merger between PASW, Inc., a company which had at the time of the merger, publicly traded common stock with limited operations, and VirnetX Inc., which became our principal operating subsidiary.  As a result of this merger, the former security holders of VirnetX Inc. came to own a majority of our outstanding common stock.

Under generally accepted accounting principles in the United States, the accompanying financial statements have been prepared as if VirnetX Inc., a company whose inception date was August 2, 2005 and who is our predecessor for accounting purposes, had acquired PASW, Inc. on July 5, 2007.  Accordingly, the accompanying statements of operations include the operations of VirnetX Inc. from August 2, 2005 to September 30, 2009 and the operations of PASW, Inc. from July 5, 2007 to September 30, 2009.  The historical share activity of VirnetX Inc. has been retroactively restated to account for the 12.454788-to-one exchange rate which was applicable to certain convertible instruments as explained in Note 10 and Note 11 to our Annual Report on Form 10-K for the year ended December 31, 2008 and for our one-for-three reverse stock split which was implemented on October 29, 2007.

Our principal business activities to date are our efforts to commercialize our patent portfolio.  We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain internet-based communications through our wholly-owned Japanese subsidiary pursuant to the terms of a single license agreement.  The revenue generated by this agreement is not significant.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date.  As such, we are in the development stage and consequently are subject to the risks associated with development stage companies, including the need for additional financings, the uncertainty that our licensing program development efforts will produce revenue-bearing licenses for us, the uncertainty that our development initiatives will produce successful commercial products as well as the uncertainty of marketing and customer acceptance of such products.

Note 3 — Earnings Per Share

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period.  Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding including potentially dilutive securities such as options, warrants and convertible debt.  Because we incurred a loss for each period presented, all such potentially dilutive securities have been excluded because their effect would be anti-dilutive.

Note 4 — Patent Portfolio

As of September 30, 2009, we had 12 issued U.S. technology related patents and eight issued foreign technology related patents.  In addition, we have several pending U.S. and foreign patent applications.  The expiration dates of our issued U.S. and foreign patents run from 2019 to 2024.  Most of our issued patents were acquired by our principal operating subsidiary, VirnetX Inc., from Science Applications International Corporation (“SAIC”). We are required to make payments to SAIC based on the revenue generated from our ownership or use of these patents.  Minimum annual royalty payments of $50,000 began to be payable starting in 2008, and we have made payments of $50,000 in each of February 2008 and January 2009.  Royalty amounts vary depending upon the type of revenue generating activities, and certain royalty categories are subject to maximums and other limitations.  SAIC is entitled to receive a portion of the proceed revenues, monies or any form of consideration paid for the acquisition of VirnetX or from the settlement of certain patent infringement claims of ours.  We have granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure these payment obligations.

Generally upon our default of our agreement with SAIC and certain other events, we are required to convey to SAIC our interests in the patents and patent applications acquired from SAIC without consideration.

Note 5 — Commitments

We lease our office facility under a non-cancelable operating lease that was amended in 2008 and ends in 2012.  We recognize rent expense on a straight-line basis over the term of the lease.

For the Period	Minimum Required Lease Payments in Period
October 1 through December 31, 2009	$12,778
2010	54,595
2011	59,242
2012	30,202
$156,817

Note 6 — Stock Plan

In 2005, VirnetX Inc. adopted the 2005 Stock Plan (the “Plan”), which was assumed by us upon the closing of the transaction between VirnetX Holding Corporation and VirnetX Inc. on July 5, 2007.  Our Board of Directors renamed this Plan the VirnetX 2007 Stock Plan and our stockholders approved the Plan at our 2008 annual stockholders’ meeting.  The Plan provides for the granting of stock options and restricted stock units to employees and consultants of ours.  Stock options granted under the Plan may be incentive stock options or nonqualified stock options.  Incentive stock options (“ISO”) may only be granted to our employees (including officers and directors).  Nonqualified stock options (“NSO”) may be granted to our employees and consultants.

Options under the Plan may be granted for a period of up to ten years and at prices no less than 85% of the estimated fair market value of the shares on the date of grant as determined by the board of directors, provided, however, that the exercise price of an ISO and NSO shall not be less than 100% or 85% of the estimated fair market value of the shares at the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant.

There were 5,785,790 options outstanding at September 30, 2009 and 4,468,595 at December 31, 2008 with a weighted average exercise price of $2.58 at September 30, 2009 and $2.98 at December 31, 2008.  As of September 30, 2009, there were 1,334,197 shares available to be granted under the Plan.

During the period January 1, 2009 through September 30, 2009, no options were exercised.

Note 7 — Stock-Based Compensation

We account for equity instruments issued to employees at their fair value on the grant date.  The recognition of the expense is subject to periodic adjustment as the underlying equity instruments vest.

The following table summarizes the stock option activity for the nine months ended September 30, 2009:

		Options Outstanding
	Shares Available	Number	Weighted Average
	for Grant	of Shares	Exercise Price

Balance at December 31, 2008	2,651,392	4,468,595	$2.98

Restricted stock units granted	—	—	—
Options granted	(1,317,195)	1,317,195	1.18
Options exercised	—	—	—
Options cancelled	—	—	—

Balance at September 30, 2009	1,334,197	5,785,790	$2.58

Stock-based compensation expense is included in general and administrative expense for each period ended September 30, 2009.  Total stock-based compensation expense was $2,232,876 and $1,915,544 for the nine months ended September 30, 2009 and 2008, respectively.

As of September 30, 2009, the deferred stock-based compensation related to unvested stock options was $6,539,829, which will be amortized as an expense over the related vesting period.  As of September 30, 2009, the weighted average vesting period was approximately 2.28 years.

The fair value of option grants was estimated on the date of grant using the following assumptions:

	Nine months ended September 30, 2009	Year Ended December 31, 2008
Volatility	120.00%	190.00%
Risk-free interest rate	2.93%	4.21%
Expected life	6.1 years	6.7 years
Expected dividends	0.00%	0.00%
Weighted-average grant date fair value of stock options granted	$1.18	$3.09

The expected life determined the average of the vesting term and the contractual term of the option.  Expected volatility of the stock options was based upon historical data and other relevant factors, such as the volatility of comparable publicly-traded companies at a similar stage of life cycle.  We have not provided an estimate for forfeitures because we have no history of forfeited options and believes that all outstanding options at September 30, 2009 will vest.  In the future, we may change this estimate based on actual and expected future forfeiture rates.

Note 8 — Warrants

During 2007, we issued warrants to purchase 266,667 shares of our common stock at $0.75 per share.  In 2008, these warrants were exercised in cashless exercise transactions, as a result of which a total of 232,771 shares of our common stock were issued.

During 2007, we issued warrants to purchase 300,000 shares of our common stock at $4.80 per share to the underwriter of our December 2007 Stock issuance.  The warrants issued to the underwriter in 2007 will expire in 2012.

In January 2009, we closed an underwritten public offering of 2,470,000 shares of our common stock.  In addition to shares of common stock sold, we also issued warrants to the purchasers in the public offering to purchase 1,235,000 shares of our common stock at $2.00 per share, warrants to purchase 1,235,000 shares of our common stock at $3.00 per share, and warrants to purchase 1,235,000 shares of our common stock at $4.00 per share.  The warrants issued to the purchasers in January 2009 will expire on July 30, 2010, the 18-month anniversary of the closing date of the January offering.

Also in connection with the January 2009 offering, we issued warrants to purchase 220,000 shares of our common stock at $1.80 per share to the underwriter of that offering.  The warrants issued to the underwriter in January 2009 will expire on January 30, 2014.

Copies of the forms of warrants issued to the purchasers and the underwriter of the January 2009 offering were filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

In September 2009, we closed a private placement of 2,380,942 shares of our common stock at a purchase price of $3.17 per share.  In addition to shares of common stock, we also issued (i) Series I warrants to purchase an additional 3,246,959 shares of our common stock with an exercise price of $3.93 (subject to adjustment and including (x) 627,923 shares of our common stock issuable pursuant to the anti-dilution protections in the Series I Warrants, and (y) 238,094 shares of our common stock issuable to the placement agent of the September 2009 transaction) (the “Series I Warrants”), (ii) Series II warrants to purchase up to an additional 2,419,045 shares of our common stock, subject to adjustment as described below, on an automatic cashless exercise basis with an exercise price of $0.01 per share (the “Series II Warrants”) and (iii) Series III warrants to purchase approximately an additional 2,380,942 shares of common stock with an exercise price of $2.52 per share (the “Series III Warrants” and together with the Series I Warrants and the Series II Warrants, the “Warrants”).   We filed this registration statement on Form S-1 (File No. 333-162145) to cover the common stock issued and the shares of common stock issuable upon exercise of the Warrants.

The Series I Warrants issued in connection with the September 2009 issuance are rights to purchase an aggregate of approximately 3,246,959 shares of the Company’s common stock over a 5-year term at an exercise price equal to 125% of the price per share paid in the private placement  (i.e., $3.93 per share), subject to anti-dilution protection that could reduce the exercise price to 100% of the closing price of our common stock on September 2, 2009 (i.e., $3.17 per share) if the Company completes other financings while the Series I Warrants are outstanding at a price per share less than the exercise price per share of the Series I Warrants.  The Series I Warrants are not exercisable until six months following the closing of the private placement and expire on fifth anniversary of the closing of the private placement.  Aside from the anti-dilution adjustment associated with the exercise price premium, the Series I Warrants are not subject to any further adjustments with respect to the exercise price or number of shares covered. In connection with the September 2009 private placement, we issued one of the Series I Warrants to purchase 238,094 shares of our common stock with an exercise price of $3.93 per share to the placement agent in the private placement.  The warrant issued to the placement agent in September 2009 will expire 5 years after issuance.

The Series II Warrants provide the investors pricing protection for the private placement with a floor price of $1.25 per share.  In the event the market price of our common stock declines between the closing of the private placement and the earlier of (i) the date the registration statement is declared effective and (ii) the date Rule 144 becomes available for resale of the Shares (i.e., generally 6 months after the closing of the private placement) (such date that is the earlier of clause (i) and (ii) above is referred to in this prospectus as the “Warrant Exercise Date”), the Series II warrants will be automatically exercised on a cashless exercise basis and a number of additional shares will be issued to the investors who participated in the private placement in order to effectively reduce the per share purchase price paid in the private placement to the greater of (i) 80% of the 15-day volume weighted average trading price per share of the Company’s common stock immediately following the Warrant Exercise Date and (ii) $1.25 per share.  As such, the greatest number of shares that could be issued pursuant to the Series II Warrants would be approximately 2,419,045 shares.  At the Warrant Exercise Date, the Series II Warrants will either be automatically exercised on a cashless exercise basis if the Company’s stock price is lower at the Warrant Exercise Date as described above, or they will expire unexercised.  The adjustment associated with the Series II Warrants does not affect either the exercise price or number of shares covered by either the Series I Warrants or the Series III Warrants.

At the Warrant Exercise Date, the Series III Warrants provide the investors a 60-day right to purchase an additional $6.0 million of common stock from the Company at $2.52 per share.  The Series III Warrants are not subject to any adjustments with respect to the exercise price or number of shares covered.

The descriptions of the Series I Warrant, the Series II Warrant, the Series III Warrant, and the placement agent warrant in this Quarterly Report on Form 10-Q are summaries only and are qualified in their entirety by reference to Exhibits 4.1, 4.2, and 4.3 filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2009.

Note 9 — Litigation

We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court of the Eastern District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications. On March 31, 2008, Microsoft filed a motion to dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008. Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff. On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator. Microsoft was ordered to provide further information regarding its non-infringement contentions and invalidity contentions in light of the amended infringement contentions. Microsoft was also ordered to provide additional e-mail discovery to us. A Markman hearing on claim construction was conducted on February 17, 2009.

On June 9, 2009, we entered into a fixed fee engagement with McKool Smith which confirmed McKool as our lead counsel in the litigation against Microsoft. McKool agreed to represent us in our litigation against Microsoft for a fixed fee of $3 million and a contingency fee of 8% of the litigation proceeds. In the event of a judgment or settlement below an agreed upon amount (designed to approximate the total legal fees associated with the matter), McKool’s fixed fee will be limited to the actual time spent by McKool, up to a maximum of $3 million, plus the contingency fee of 8% of the litigation proceeds. On June 26, 2009, we filed an unopposed motion with the court for an order granting an approximate ninety day continuance of the trial and to enter a new docket control in order to, among other things, allow our new lead counsel to complete the transition from the previous trial counsel as well as adequately prepare for all the upcoming submissions of the expert reports and the subsequent jury trial. This order was granted on June 30, 2009 and the new trial date has been set for March 8, 2010. With our permission, McDermott Will & Emery filed a motion to withdraw as our counsel from this case, which was granted by the court on July 8, 2009.

On July 30, 2009, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in the Microsoft litigation and adopted certain interpretations that we believe are favorable to us on many of the claim terms that were in dispute in the litigation.  The trial in connection with the Microsoft litigation is scheduled to start on March 8, 2010.

Because we have determined that Microsoft’s alleged unauthorized use of our patents would cause us severe economic harm and the failure to cause Microsoft to discontinue its use of such patents could result in the termination of our business, we have dedicated a significant portion of our economic resources, to date, to the prosecution of the Microsoft litigation and expect to continue to do so for the foreseeable future.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, such judgment could be adverse to us.

In the near term, we will dedicate significant time and resources to the Microsoft litigation. The risks associated with such dedication of time and resources are set forth in the “Risk Factors” section of this prospectus.

One or more potential intellectual property infringement claims may also be available to us against certain other companies who have the resources to defend against any such claims. Although we believe these potential claims are worth pursuing, commencing a lawsuit can be expensive and time-consuming, and there is no assurance that we will prevail on such potential claims. In addition, bringing a lawsuit may lead to potential counterclaims which may preclude our ability to commercialize our initial products, which are currently in development.

Currently, we are not a party to any other pending legal proceedings, and are not aware of any proceeding threatened or contemplated against us by any governmental authority or other party.

Note 10 — Subsequent Event

On October 9, 2009, we received a letter from the NYSE Amex LLC (the “Exchange”) stating that, based upon a review of publicly available information, we have now resolved the continued listing deficiencies referenced in the Exchange’s letter dated April 30, 2009.  The Exchange noted that our continued listing eligibility will continue to be assessed on an ongoing basis.  We are now subject to the provisions of Section 1009(h) of the Exchange’s Company Guide that states that if we, within 12 months of October 30, 2009, are again determined to be below the continued listing standards, the Exchange staff may take appropriate action, which, depending upon the circumstances, may include providing us with an opportunity to submit a plan to the Exchange advising the Exchange of action we have taken, or will take, that would bring us into compliance with the continued listing standards, or the Exchange may immediately initiate delisting proceedings.  Failure to maintain compliance with the continued listing standards during the 12 months beginning October 30, 2009 could result in our common stock being delisted from the Exchange.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13 . Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us in connection with the offering of our securities being registered hereby. All amounts shown are estimates other than the registration fee.

Amount to be Paid
SEC registration fee	$1,550.70 **
Legal fees and expenses	$20,000
Accounting fees and expenses	$12,000
Miscellaneous	$10,000
Total	$43,550.70
**Previously paid.

Item 14 . Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation

Our Certificate of Incorporation provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Our Certificate of Incorporation provides that the company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 15 .   Recent Sales of Unregistered Securities .

In September 2009, we closed a private placement of 2,380,942 shares of our common stock at a purchase price of $3.17 per share.  In addition to shares of common stock, we also issued (i) Series I warrants to purchase an additional 3,246,959 shares of our common stock with an exercise price of $3.93 per share (subject to adjustment and including (x) 627,923 shares of our common stock issuable pursuant to the anti-dilution protections in the Series I Warrants, and (y) 238,094 shares of our common stock issuable to the placement agent of the September 2009 transaction) (the “Series I Warrants”), (ii) Series II warrants to purchase up to an additional 2,419,045 shares of our common stock, subject to adjustment as described below, on an automatic cashless exercise basis with an exercise price of $0.01 per share (the “Series II Warrants”) and (iii) Series III warrants to purchase approximately an additional 2,380,942 shares of common stock with an exercise price of $2.52 per share (the “Series III Warrants” and together with the Series I Warrants and the Series II Warrants, the “Warrants”).    We filed this registration statement on Form S-1 (File No. 333-162145) to cover the common stock issued and the shares of common stock issuable upon exercise of the Warrants.

The Series I Warrants are rights to purchase an aggregate of approximately 3,246,959 shares of the Company’s common stock over a 5-year term at an exercise price equal to 125% of the price per share paid in the private placement  (i.e., $3.93 per share), subject to antidilution protection that could reduce the exercise price to 100% of the closing price on September 2, 2009 (i.e., $3.17 per share) if the Company completes other financings while the Series I Warrants are outstanding at a price per share less than the exercise price per share of the Series I Warrants.  The Series I Warrants are not exercisable until six months following the closing of the private placement and expire on fifth anniversary of the closing of the private placement.  Aside from the antidilution adjustment associated with the exercise price premium, the Series I Warrants are not subject to any further adjustments with respect to the exercise price or number of shares covered. In connection with the September 2009 private placement, we issued one of the Series I Warrants to purchase 238,094 shares of our common stock with an exercise price of $3.93 per share to the placement agent in the private placement.  The warrant issued to the placement agent in September 2009 will expire 5 years after issuance.

The Series II Warrants provide the investors pricing protection for the private placement with a floor price of $1.25 per share.  In the event the market price of our common stock declines between the closing of the private placement and the earlier of (i) the date the registration statement is declared effective and (ii) the date Rule 144 becomes available for resale of the Shares (i.e., generally 6 months after the closing of the private placement) (such date that is the earlier of clause (i) and (ii) above is referred to in this registration statement as the “Warrant Exercise Date”), the Series II warrants will be automatically exercised on a cashless exercise basis and a number of additional shares will be issued to the investors who participated in the private placement in order to effectively reduce the per share purchase price paid in the private placement to the greater of (i) 80% of the 15-day volume weighted average trading price per share of the Company’s common stock immediately following the Warrant Exercise Date and (ii) $1.25 per share.  As such, the greatest number of shares that could be issued pursuant to the Series II Warrants would be approximately 2,419,045 shares.  At the Warrant Exercise Date, the Series II Warrants will either be automatically exercised on a cashless exercise basis if the Company’s stock price is lower at the Warrant Exercise Date as described above, or they will expire unexercised.  The adjustment associated with the Series II Warrants does not affect either the exercise price or number of shares covered by either the Series I Warrants or the Series III Warrants.

At the Warrant Exercise Date, the Series III Warrants provide the investors a 60-day right to purchase an additional $6.0 million of common stock from the Company at $2.52 per share.  The Series III Warrants are not subject to any adjustments with respect to the exercise price or number of shares covered.

The descriptions of the Series I Warrant, the Series II Warrant, the Series III Warrant, and the placement agent warrant in this registration statement are summaries only and are qualified in their entirety by reference to Exhibits 4.1, 4.2, and 4.3 filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2009.

Item 16 .   Exhibits and Financial Statement Schedules .

 A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser , if the registrant is subject to 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses field in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scotts Valley, State of California, on December 9 , 2009.

VIRNETX HOLDING CORPORATION

By:	/s/ Kendall Larsen
Name: Kendall Larsen
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 , this registration statement was signed by the following persons in the capacities and on the dates indicated :

Signature and Name	Capacity	Date

/s/ Kendall Larsen Kendall Larsen	President, Chief Executive Officer (Principal Executive Officer), Director, and Attorney-in-Fact	December 9, 2009

/s/ William E. Sliney* William E. Sliney	Chief Financial Officer (Principal Accounting and Financial Officer)	December 9, 2009

/s/ Edmund C. Munger* Edmund C. Munger	Director	December 9, 2009

/s/ Scott C. Taylor* Scott C. Taylor	Director	December 9, 2009

/s/ Michael F. Angelo* Michael F. Angelo	Director	December 9, 2009

/s/ Thomas M. O’Brien* Thomas M. O’Brien	Director	December 9, 2009

*Pursuant to Attorney-In-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger of PASW, Inc., a Delaware corporation, and PASW, Inc., a California corporation dated May 25, 2007.(1)

2.2	Certificate of Merger filed with the Secretary of State of the State of Delaware on May 30, 2007.(1)

2.3	Agreement and Plan of Merger and Reorganization among PASW, Inc., VirnetX Acquisition, Inc. and VirnetX, Inc. dated as of June 12, 2007.(1)

3.1	Amended and Restated Certificate of Incorporation of the Company. (1)

3.2	Amended and Restated Bylaws of the Company. (2)

4.1	Form of Series I Warrant attached as Exhibit C-I to the Securities Purchase Agreement dated September 2, 2009. (3)

4.2	Form of Series II Warrant attached as Exhibit C-II to the Securities Purchase Agreement dated September 2, 2009. (3)

4.3	Form of Series III Warrant attached as Exhibit C-III to the Securities Purchase Agreement dated September 2, 2009. (3)

4.4	Registration Rights Agreement dated as of September 2, 2009 by and between VirnetX Holding Corporation and each of the several purchasers signatory thereto. (3)

4.5	Securities Purchase Agreement, dated September 2, 2009, by and between VirnetX Holding Corporation and each purchaser identified on the signature pages thereto. (3)

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

10.1
Form of Indemnification Agreement, dated as of July 5, 2007, by and between the Company and each of Kendall Larsen, Edmund C. Munger, Scott C. Taylor, Michael F. Angelo, Thomas M. O’Brien and William E. Sliney.(1)

10.2	Patent License and Assignment Agreement by and between the Company and Science Applications International Corporation, dated as of August 12, 2005.(1)

10.3	Security Agreement by and between the Company and Science Applications International Corporation, dated as of August 12, 2005.(1)

10.4	Amendment No. 1 to Patent License and Assignment Agreement by and between the Company and Science Applications International Corporation, dated as of November 2, 2006.(1)

10.5	Assignment Agreement between the Company and Science Applications International Corporation, dated as of December 21, 2006.(1)

10.6	Professional Services Agreement by and between the Company and Science Applications International Corporation, dated as of August 12, 2005.(1)

10.7	Voting Agreement among the Company and certain of its stockholders, dated as of December 12, 2007.(4)

10.8	Amendment No. 2 to Patent License and Assignment Agreement by and between VirnetX, Inc. and Science Applications International Corporation, dated as of March 12, 2008. (5)

10.9	IP Brokerage Agreement by and between ipCapital Group, Inc. and VirnetX, Inc., effective as of March 13, 2008. (5)

10.10	Engagement Letter by and between VirnetX Holding Corporation and ipCapital Group, Inc. dated March 12, 2008. (5)

10.11	2007 Stock Plan and related agreements. (6)

10.12	Lease Agreement by and between the Company and Granite Creek Business Center, dated as of March 15, 2006, as amended in April 2007 and April 2008. (7)

10.13	Engagement Letter dated June 9, 2009, by and between McKool Smith, a professional corporation, and the Company. (8)

21.1	Subsidiaries of VirnetX Holding Corporation. (7)

23.2	Consent of Farber Hass Hurley & McEwen, LLP, Independent Auditors.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP. (contained in Exhibit 5.1)

24.1	Power of Attorney. *

*	Previously filed.

(1)	Incorporated by reference to the Company’s Form 8-K (Commission File No. 001-33852) filed with the Securities and Exchange Commission on November 1, 2007.

(2)	Incorporated by reference to the Company’s Form 8-K (Commission File No. 001-33852) filed with the Securities and Exchange Commission on November 1, 2007.

(3)	Incorporated by reference to the Company’s Form 8-K (Commission File No. 001-33852) filed with the Securities and Exchange Commission on September 3, 2009.

(4)	Incorporated herein by reference to the Company’s Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on December 17, 2007.

(5)	Incorporated by reference to the Company’s Form 8-K (Commission File No. 001-33852) filed with the Securities and Exchange Commission on March 18, 2008.

(6)	Incorporated herein by reference to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 25, 2008.

(7)	Incorporated by reference to the Company’s Form 10-K (Commission File No. 001-33852) filed with the Securities and Exchange Commission on March 31, 2009.

(8)	Incorporated by reference to the Company’s Form 10-Q (Commission File No. 001-33852) filed with the Securities and Exchange Commission on August 10, 2009.